As filed with the Securities and Exchange Commission on November 7, 2018

Registration No. 333-221058

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

AMENDMENT NO. 5 TO
FORM F-1
REGISTRATION STATEMENT
UNDER
 THE SECURITIES ACT OF 1933
Seanergy Maritime Holdings Corp.
 (Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	N.A.
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
Seanergy Maritime Holdings Corp.
154 Vouliagmenis Avenue
166 74 Glyfada
Athens, Greece
Tel: +30 210 8913507
 (Address and telephone number of Registrant's principal executive offices)

With copies to:

Gary J. Wolfe, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480- 8421 (facsimile number)	Todd E. Mason Thompson Hine LLP 335 Madison Avenue New York, New York 10017 (212) 344-5680 (telephone number)
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common shares, $0.0001 par value per share

Total	$5,750,000	$696.90	(3)
(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(2)	Includes the offering price of common shares that may be sold pursuant to the underwriters' option to purchase additional common shares.

(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 7, 2018

PRELIMINARY PROSPECTUS

5,600,000

Common Shares

Seanergy Maritime Holdings Corp.

We are offering 5,600,000 of our common shares in this offering.  On November 6, 2018, the last reported sale price per share of our common shares on the Nasdaq Capital Market was $0.89.

Our common shares are listed on the Nasdaq Capital Market under the symbol "SHIP".

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 15 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

	Per Common Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds to the Company, before expenses	$	$

We have granted the underwriters an option for a period of up to 45 days to purchase up to 840,000 additional common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares to purchasers in the offering on or about     , 2018.

Fearnley Securities

The date of this prospectus is                 , 2018.

ABOUT THIS PROSPECTUS

You should rely only on the information contained and incorporated by reference into this prospectus and in any free writing prospectus filed with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized anyone to provide you with different information or to make representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted.

We obtained certain statistical data, market data and other industry data and forecasts used or incorporated by reference into this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipate", "believe", "continue", "could", "estimate", "expect", "intend", "may", "might", "plan", "possible", "potential", "predict", "project", "should", "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements in this prospectus and the documents incorporated by reference into this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. As a result, you are cautioned not to rely on any forward-looking statements.

In addition to these important factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:

•	changes in shipping industry trends, including charter rates, vessel values and factors affecting vessel supply and demand;

•	changes in seaborne and other transportation patterns;

•	changes in the supply of or demand for drybulk commodities, including drybulk commodities carried by sea, generally or in particular regions;

•	changes in the number of newbuildings under construction in the drybulk shipping industry;

•	changes in the useful lives and the value of our vessels and the related impact on our compliance with loan covenants;

•	the aging of our fleet and increases in operating costs;

•	changes in our ability to complete future, pending or recent acquisitions or dispositions;

•	our ability to achieve successful utilization of our expanded fleet;

•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion or expected capital spending or operating expenses;

•	changes in the availability of crew, number of off-hire days, classification survey requirements and insurance costs for the vessels in our fleet;

•	changes in our ability to leverage the relationships and reputation in the drybulk shipping industry of V.Ships Limited, or V.Ships, and Fidelity Marine Inc., or Fidelity;

•	changes in our relationships with our contract counterparties, including the failure of any of our contract counterparties to comply with their agreements with us;

•	loss of our customers, charters or vessels;

•	damage to our vessels;

•	potential liability from future litigation and incidents involving our vessels;

•	our future operating or financial results;

•	our ability to continue as a going concern;

•	acts of terrorism and other hostilities;

•	changes in global and regional economic and political conditions;

•	changes in governmental rules and regulations or actions taken by regulatory authorities, particularly with respect to the drybulk shipping industry; and

•
other factors listed from time to time in registration statements, reports or other materials that we have filed with or furnished to the U.S. Securities and Exchange Commission, or the Commission, including our most recent annual report on Form 20-F, which is incorporated by reference into this prospectus.

These factors could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results or developments. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Republic of the Marshall Islands and our principal executive offices are located outside the United States. Certain of our directors and officers reside outside the United States. In addition, substantially all of our assets and the assets of certain of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that courts in jurisdictions outside the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.

PROSPECTUS SUMMARY

This summary highlights certain information that appears elsewhere in this prospectus or in documents incorporated by reference herein, and this summary is qualified in its entirety by that more detailed information. This summary may not contain all of the information that may be important to you. We urge you to carefully read this entire prospectus and the documents incorporated by reference herein. As an investor or prospective investor, you should also review carefully the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2017.

Unless the context otherwise requires, as used in this prospectus, the terms "Company", "Seanergy", "we", "us" and "our" refer to Seanergy Maritime Holdings Corp. and all of its subsidiaries, and "Seanergy Maritime Holdings Corp." refers only to Seanergy Maritime Holdings Corp. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of our vessels. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars, and financial information presented in this prospectus is derived from the financial statements incorporated by reference in this prospectus that were prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

Overview

We are Seanergy Maritime Holdings Corp., an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities, primarily iron ore and coal. We believe we have established a reputation in the international drybulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. Our management team is comprised of executives with extensive experience operating large and diversified fleets, and who have strong relationships to a growing number of international charterers.

Our fleet was acquired at a historically low point in the shipping cycle. In 2015, we acquired eight modern drybulk vessels (six Capesize and two Supramax vessels). In 2016 and 2017 we acquired a further three Capesize drybulk vessels. We refer to the ten vessels that we presently operate as our Fleet. Since March 2015, we have invested $275 million to acquire our Fleet, excluding the modern secondhand Capesize that we have agreed to acquire in September 2018. Capesize vessels range in size between 165,000 to 190,000 dwt. Supramax vessels range in size between 40,000 to 65,000 dwt.

In September 2018, we entered into agreements to sell our remaining Supramax vessel and purchase an additional Capesize vessel. Following the aforementioned Capesize vessel acquisition and the Supramax vessel disposal, our Company will be the only pure-play Capesize owner publicly listed in the U.S.

Our Fleet

As of the date of this prospectus, we operate a fleet of ten dry bulk carriers, comprised of nine Capesize vessels and one Supramax vessel, with a combined cargo-carrying capacity of approximately 1,625,763 dwt and an average age of approximately 9.6 years. The following table lists the vessels in our fleet as of the date of this prospectus:

Fleet

Vessel Name	Year Built	Dwt	Flag	Yard	Type of Employment
Championship	2011	179,238	LIB	Sungdong	Spot
Partnership	2012	179,213	MI	Hyundai	Time Charter(2)
Knightship(3)	2010	178,978	LIB	Hyundai	Spot
Lordship	2010	178,838	LIB	Hyundai	Time Charter(4)
Gloriuship	2004	171,314	MI	Hyundai	Spot
Leadership	2001	171,199	BA	Koyo-Imabari	Spot
Geniuship	2010	170,057	MI	Sungdong	Spot
Premiership	2010	170,024	IoM	Sungdong	Spot
Squireship	2010	170,018	LIB	Sungdong	Spot
Guardianship (5)	2011	56,884	MI	CSC Jinling	Spot
Average Age/Total dwt:	9.6 years	1,625,763

Vessel to be Delivered	Year Built	Dwt	Flag	Yard	Type of Employment
Fellowship (5)	2010	179,701	MI	Daewoo	Time Charter (6)
Average Age/Total dwt (7)	9.6 years	1,748,580

(1)
This vessel is being chartered by Uniper Global Commodities Se and was delivered to the charterer on June 13, 2017 for a period of employment of about 12 months to about 18 months at a gross daily rate of $16,200.

(2)
On June 29, 2018 we entered into a financing arrangement according to which this vessel was sold to and leased back on a bareboat basis from a major Chinese leasing institution for an eight year period. We have a purchase obligation at the end of the eight year period and we further have the option to repurchase the vessel at any time following the second anniversary of the bareboat charter.

(3)
This vessel is being chartered by Oldendorff Carriers GmbH & Co. KG and was delivered to the charterer on June 28, 2017, in direct continuation of the vessel's previous time charter, for a period of about 18 months to about 22 months. The net daily charter hire is calculated at an index linked rate based on the five time charter routes rate of the Baltic Capesize Index. In addition, the time charter provides us an option for any period of time during the hire to be converted into a fixed rate time charter, between three months and 12 months, with a rate corresponding to the prevailing value of the respective Capesize forward freight agreement.

(4)	The Company has entered in September 2018 into a definitive agreement with unaffiliated third party for the sale of the Guardianship.

(5)	This vessel is expected to be delivered to Seanergy in November 2018. Please see "Prospectus Summary - Recent Developments".

(6)
This vessel is being chartered by Swissmarine S.A. and was delivered to the charterer on February 6, 2017 for a period of employment of about 10 months to about 13 months at a gross daily rate of $17,250

(7)	Pro-forma fleet, following the delivery of the Fellowship to Seanergy and the Guardianship to its new owners.

Key to Flags:
BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands

Competitive Strengths

We believe that we possess a number of strengths that provide us with a competitive advantage in the drybulk shipping market, including the following:

•
Focus on Capesize Vessels. Our fleet currently consists of nine Capesize vessels and one Supramax vessel. Following the completion of the aforementioned Capesize vessel acquisition and Supramax vessel disposal, our fleet will consist of ten Capesize vessels. Therefore, on a pro-forma basis, our Company will be the only pure-play Capesize publicly-listed shipping company worldwide. We believe our focus on just one asset class (Capesize vessels) in the drybulk space provide us with operational and commercial expertise in this market. We believe, further, that our focus on the Capesize market will attract a broader and deeper shareholder base to benefit from the transport of iron ore and coal, to gain exposure to the industries and economies directly affected by the trade of iron ore and coal (including China and Brazil), and to minimize their exposure to the segments of the drybulk market that may be influenced from a much wider range of variables than the trades of iron ore and coal. According to Karatzas Marine Advisors & Co., seaborne transportation for iron ore and coal has increased by 1.6% in 2016, 4.0% in 2017 and is expected to increase by 3.8% in 2018. In addition, the newbuilding orderbook for Capesize vessels currently represents approximately 3% of the current fleet, a significant reduction from 35.4%, the average size of the newbuilding orderbook of the fleet for the last 10 years. As seen in the graph below, relative to our publicly traded drybulk owner peers, the Company has distinguished itself in the market as a dedicated provider of Capesize tonnage.

DWT/per Vessel
200,000
180,000
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
7
7.5
8
8.5
9
9.5
10
10.5
11
11.5
12
Fleet Age
Company 1
Company 2
Company 3
Company 4
Company 5
Company 6
Company 7
Company 8
Company 9
Seanergy
Company 10
Company 11

Bubble size represents cargo carrying capacity in dwt. Companies in sample: Diana Shipping Inc, Eagle Bulk Shipping Inc, Genco Shipping & Trading Ltd, Pangaea Logistics Solutions, Scorpio Bulkers Inc, Golden Ocean Group, Navios Holdings Inc., Navios Maritime Partners L.P., Eurodry Ltd., Globus Maritime Limited, Safe Bulkers Inc, Star Bulk Carriers Corp.

•
Focus on Quality and Commercially Competitive Tonnage.  Our fleet consists of modern-design Capesize vessels with large cargo carrying capacity that are expected to be fully compliant with existing and expected regulations. We believe our modern-design vessels built at reputable Korean and Japanese shipyards are preferred by charterers, as they require lower maintenance and typically have lower operating expenses than older vessels.

•
Experienced Management. Our Company's leadership has considerable depth of shipping industry expertise. Mr. Tsantanis, our Chairman, Chief Executive Officer, brings more than 20 years of experience in shipping and finance and has held senior management positions in prominent shipping companies prior to leading our Company. Mr. Gyftakis, our Chief Financial Officer, has more than 12 years of experience in senior positions in the shipping finance industry. The Company's Chief Operations Officer, Chief Technical Officer and General Counsel have a combined experience of 53 years in senior positions.

•
Access to off market sale and purchase opportunities and ability of prompt execution.  Our past track record, the strength and expertise of our management team, our commercial expertise and reputation in the marketplace, and our transparent and public structure may allow us to source off-market secondhand vessels and to build on our strong track record of executing such transactions.

•
Access to Attractive Chartering Opportunities. The Company's senior management in combination with Fidelity, our commercial manager, has established strong global relationships with international miners, charterers and brokers. We believe that our relationships with these counterparties should provide us with access to attractive chartering opportunities. Furthermore, we aim to maintain our fleet at a level that meets or exceeds stringent industry standards as we believe that owning a modern and well-maintained fleet provides us with a competitive advantage in securing favorable time and spot charters. However, it is possible that the daily rates we receive on future time and spot charters may be lower depending on market fluctuations. As a demonstration of our ability to source attractive employment opportunities two of our vessels have recently entered into long-term time charters with a duration of five years. As part of the agreements, the charterers have agreed to cover the costs for the installation of exhaust gas systems, or scrubbers, on our vessels in order to ensure compliance with the International Maritime Organization's Sulphur limit rules that will be in effect after January 1, 2020. We believe that the willingness of our charterers to invest in our vessels is a testament to the superior employment opportunities enjoyed by our fleet.

BUSINESS STRATEGY

Our strategy is centered on managing our fleet to world-class standards to produce strong cash flows and to further expand our fleet to build our position as a reliable provider of international seaborne transportation services for drybulk commodities. The key elements of our business strategy include:

•
Expanding Our Fleet Through Accretive Acquisitions. We aim to acquire high quality Capesize dry bulk carriers through timely acquisitions at prices that are attractive when compared to the vessels' future earnings potential. We currently view the Capesize vessel class as providing the most attractive returns in the dry bulk space given existing vessel price levels. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the drybulk shipping industry sector, the level of liquidity in the resale and charter market, vessel condition and technical specifications, expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and duration and terms of the contracts in place.

•
Positioned to Capitalize on an Improving Rate Environment via Spot Market Exposure. We believe our current fleet is optimized to capture increasing vessel revenues because of an upward trend in spot rates. Currently our entire fleet with the exception of two vessels is employed in the spot market under agreements that allow Seanergy to benefit from market improvements. The average of the five time charter routes for the Baltic Capesize Index, or the BCI TCE, the generally agreed upon proxy for spot Capesize shipping rates, has recently increased significantly by 5,154% from the record low level of $485 per day on March 17, 2016 to $14,959 per day on November 7, 2018. The average daily BCI TCE of the last fifteen years from November 2008 until October 2018 is $38,174. As spot charter rates revert to long-term average levels, we expect our chartering strategy to shift towards employing a greater proportion of our fleet under long term fixed-rate contracts in order to minimize downside risk. Because the spot market is volatile, there can be no assurance that the recent increases in the drybulk charter market will continue.

•
Building a Modern-design Capesize Fleet with Critical Mass.  In today's competitive world, shipping companies with larger fleets can benefit from economies of scale by reducing operating expenses per vessel due to volume price discounting; larger fleets also command the preference of the charterers as they can also benefit from the economies of scale themselves.  More importantly, shipping companies with larger fleets have greater access to financing on competitive terms from shipping banks and lessors, as well as from institutional investors and the capital markets. The graph shown above under "Competitive Strengths", illustrates our Company's distinct position in the marketplace now as it has gained critical mass in terms of deadweight tonnage.

Management of Our Fleet

We manage our vessels' operations, insurances, claims and bunkering and have the general supervision of our third-party technical and commercial managers. Pursuant to technical management agreements with our vessel owning subsidiaries, V. Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Fidelity, an independent third party, provides commercial management services for all of the vessels in our fleet pursuant to a commercial management agreement with Seanergy Management Corp., our wholly-owned ship managing subsidiary.

Loan Facilities and Other Financial Liabilities Update

We currently have six senior secured loan facilities with commercial lenders with an aggregate outstanding balance of $173.3 million, two junior secured and one unsecured loan facility with Jelco Delta Holdings Corp., or Jelco, a company affiliated with Claudia Restis, who is our principal shareholder, or Sponsor with an outstanding balance of $19.4 million and a sale and leaseback financing agreement with an outstanding balance of $19.4 million.

The senior secured loan facility with Alpha Bank AE, originally entered into in March 2015 and amended in December 2015, July 2016 and June 2018, currently has an outstanding balance of $6.0 million and amortization payments for this facility commenced on June 17, 2015. The senior secured loan facility with HSH Nordbank AG, originally entered into in September 2015 and amended in May 2016, February 2017 and March 2018, currently has an outstanding balance of $36.2 million and amortization payments for this facility commenced on September 30, 2017. The senior secured loan facility with UniCredit Bank AG, originally entered into in September 2015 and amended in June 2016, July 2016, March 2017, September 2017, April 2018 and October 2018 currently has an outstanding balance of $43.4 million and amortization payments for this facility commenced on June 26, 2017. The senior secured loan facility with Alpha Bank AE, originally entered into in November 2015 and amended in July 2016 and June 2018, currently has an outstanding balance of $31.2 million and amortization payments for this facility commenced on February 12, 2018. The senior secured loan facility with ATB, which was originally entered into in May 2017 and was amended and restated in September 2017, in order to partially fund the refinancing of our previous loan facility with Natixis, and further amended in May 2018, currently has an outstanding balance of $32.3 million and amortization payments for this facility commenced on August 28, 2017 and November 27, 2017, respectively. Lastly, the senior secured loan facility provided by Blue Ocean maritime lending funds managed by EnTrustPermal, originally entered into in June 2018 for the purpose of refinancing the outstanding indebtedness under the previous loan facility with NSF, currently has an outstanding balance of $24.3 million and amortization payments for this facility commenced on September 13, 2018.

Additionally, the junior secured loan facility with Jelco, originally entered into in October 2016 and amended and restated in November 2016, currently has an outstanding balance of $5.9 million. The junior secured loan facility with Jelco, originally entered into in May 2017 and amended in June 2017, in August 2017 and further amended and restated in September 2017, currently has an outstanding balance of $11.5 million. Lastly, the junior unsecured loan facility with Jelco, originally entered into in April 2018, which was amended and restated in June 2018 and further amended in August 2018, currently has an outstanding balance of $2.0 million.

Finally, in June 2018, we entered into a sale and leaseback agreement with Hanchen Limited, or Hanchen, an affiliate of AVIC International Leasing Co., Ltd., for the purpose of refinancing the outstanding indebtedness under the previous loan facility with NSF. Under U.S. GAAP, the transaction was accounted for as a failed sale and leaseback transaction and resulted in a financial liability. Under the terms of the agreement the Knightship was sold for an amount of $26.5 million and was leased back on a bareboat basis for a period of 8 years. Seanergy has an obligation to purchase the vessel at the end of the 8-year period. As of the date of this prospectus, the amount outstanding is $19.4 million.

As of the date of this prospectus, we are in compliance with all applicable financial covenants under our loan facilities, subject to reduced thresholds for certain financial covenants which will expire or adjust in 2019. In the absence of a significant deterioration in market conditions, we expect to remain in compliance with all applicable financial covenants following such expiration or adjustment of the currently reduced thresholds in 2019. For more information regarding our current loan facilities, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Description of Indebtedness" in our unaudited interim consolidated financial statements for the six months ended June 30, 2018 in our Report on Form 6-K filed with the Commission on August 10, 2018, which is incorporated by reference herein.

Drybulk Shipping Industry Trends

Based on information provided by Karatzas Marine Advisors & Co., we believe that the following industry trends create growth opportunities for us as an owner and operator of drybulk vessels:

•
dry bulk fleet growth has declined every year from 2011 to 2016, while 2017 fleet growth of 2.20% was the lowest of the past 17 years. Given that the vessel orderbook is currently at a low level and the long lead-time involved in new vessel orders, fleet growth is expected to remain below 3% until 2020;

•	global economic activity and industrial production continues to rely on raw materials and commodity consumption. World dry bulk trade is expected to increase by 2.5% in 2018 and 2.4% in 2019;

•
strong steel profit margins support high demand for high-grade iron ore concentrates, which are mainly exported out of Brazil, Australia and South Africa. Mining capacity expansion by the world's largest mining companies to fulfill this demand has supported increasing demand for Capesize dry bulk vessels over the past years, a trend which is expected to continue; Vale's, BHP Billiton's and Rio Tinto's production growth for the first 9 months of 2018 was 3.8%, 6.3% and 4.8%, respectively;

•
in 2017 and 2018, there has been a significant rise in vessel prices compared to the levels seen in 2016. Prices for 5-year and 10-year old 180,000 dwt Capesize vessels averaged approximately $24.5 and $13.8 million, respectively, in 2016, while prices in October 2018 stood at $36 million and $25 million, respectively. As a matter of comparison, the fifteen year average for 5-year and 10-year old Capesize vessels stand at $43 million and $31 million respectively, even when excluding years 2006-2008, considered years of a super cycle. Despite the significant increase of 80%, we believe there is upside potential since current asset prices are materially below the fifteen-year historical average;

•
as of October 24, 2018, the average of the BCI TCE was $19,025 per day, 157% higher than the average level in 2016; the fifteen-year average for short-term Capesize vessel time-charters was approximately $38,000 per day, or $26,000 per day when the years of the 2006-2008 supercycle are excluded. The present Capesize freight market is materially lower than the historical average and we believe further upside potential for the market "reverting to the mean";

•
the regulations enacted by the International Maritime Organization, mandating higher maintenance standards of vessels, installation of ballast water management systems, and gradually lower emissions will require material capital investments that will render older drybulk vessels uneconomical for retrofitting and will expedite their demolition;

•	charterers' concerns about environmental and safety standards shifting their preference toward modern vessels that are owned and operated by reputable and financially stable shipowners.

The details on the industry trends set forth in this section have been prepared by Karatzas Marine Advisors & Co. We and Karatzas Marine Advisors & Co. can provide no assurance, however, that the industry trends described above will continue, we will be successful in capitalizing on any such opportunities or we will be able to expand our business. For further discussion of the risks that we face, see "Risk Factors" beginning on page 15 of this prospectus. Please read "The Drybulk Shipping Industry" for more information on the drybulk shipping industry.

Recent Developments

Scrubber Installations in Cooperation with Leading Dry-Bulk Charterers

During September and October 2018, we entered into commercial agreements for the installation of exhaust gas systems, or scrubbers, on five of our Capesize bulk carriers before the January 1, 2020 implementation date of the IMO sulfur emission cap regulations. The Company has secured the scrubber equipment from Hyundai Materials, a Korean manufacturer, and has reserved retrofitting slots at an experienced dry-dock facility in China. In connection to the installation of scrubbers, the Company has entered into the following agreements:

Partnership and Lordship. The Company has entered into two time charter agreements with a major European utility company, for the Partnership and Lordship, for a firm period of 33 to 37 months plus one additional period of 11 to 13 months at charterer's option.

Premiership and Squireship. The Company has entered into two time charter agreements with a leading multinational commodity trading and mining company, for the Premiership and Squireship, for a firm period of 36 to 42 months plus two additional periods of 11 to 13 months at charterer's option.

Championship. The Company has entered into an agreement for the sale and leaseback and a five-year time charter with a large international commodity trading company for the Championship, for a firm time-charter period of 60 months plus an additional 18 month period at charterer's option.

The above time charters will commence in the fourth quarter of 2019, with charter hire calculated at an index-linked rate. As part of the time charter agreements, the charterer will cover 100% of the equipment and installation cost for the vessels' retrofitting with the scrubbers. In addition to the daily hire, the Company will be receiving an additional compensation based on the spread between the price of High Sulphur Fuel Oil and the price of Marine Gas Oil or other IMO-compliant and ISO certified Low Sulphur Fuel Oil throughout the course of the time charters.

Vessel Acquisitions and Disposals

  Acquisition of a Capesize Vessel. In August 2018, we agreed to acquire a modern secondhand Capesize vessel from an unaffiliated third party, built in 2010 at Daewoo Shipbuilding in South Korea with a cargo-carrying capacity of approximately 180,000 dwt for a gross purchase price of $28.7 million. The delivery of the new vessel is scheduled to take place during November 2018. The vessel is currently on time charter to a major European drybulk operator at a gross daily rate of $17,150 with latest redelivery date in January 2019.

Disposal of the Supramax Vessels. In September 2018, we entered into two separate definitive agreements with unaffiliated third parties for the sale of our only two Supramax vessels, the 2010-built Gladiatorship and the 2011-built Guardianship. The aggregate gross sale price is $22.7 million. The vessels will be classified as "Vessels held for sale" in the Company's balance sheet as of September 30, 2018 and an estimated impairment loss of approximately $3.4 million, per vessel, will be recognized for the nine-month period ended September 30, 2018. The Gladiatorship was delivered to its new owner on October 11, 2018 and we expect the delivery of the Guardianship to take place during the first half of November 2018. Following these transactions, Seanergy will be the only pure-play Capesize vessel owner listed in the U.S. public markets. As of the date of this prospectus the loan outstanding under the Unicredit facility is $43.4 million.

Finally, we have reached an agreement with the existing lender of the two Supramax vessels pursuant to which the loan secured by these vessels will not be prepaid following the respective sales but instead, will remain available to fund the majority of the acquisition cost of the new Capesize vessel under substantially the same terms. The balance of the purchase price will be funded using cash on hand. The sale proceeds of the first Supramax have been maintained by the bank as cash collateral for the underlying loan and will be made available to fund the acquisition of the Capesize vessel at the time of her delivery.

Receipt of Nasdaq Notice

On April 23, 2018, the Company received written notification from the NASDAQ Stock Market, indicating that because the closing bid price of the Company's common stock for 30 consecutive business days, from March 8, 2018 to April 20, 2018, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Capital Market, the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), the applicable grace period to regain compliance was until October 22, 2018. : Since the Company failed to regain compliance until  October 22, 2018 but met all other listing standards and requirements, the Company was granted an additional 180-day grace period, until April 22, 2019. The Company can cure this deficiency if the closing bid price of its common stock is $1.00 per share or higher for at least ten consecutive business days during the grace period. The Company intends to cure the deficiency within the prescribed grace period. During this time, the Company's common stock will continue to be listed and trade on the Nasdaq Capital Market. The Company's business operations are not affected by the receipt of the notification.

Corporate Information

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Our principal executive office is located at 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece. Our telephone number at that address is +30 2108913507. Our corporate website address is www.seanergymaritime.com. The information contained on our website does not constitute part of this prospectus.

THE OFFERING

Common shares presently outstanding	38,193,348 common shares(1)

Securities offered by us	5,600,000 common shares (6,440,000 common shares if the underwriters exercise their option to purchase additional shares in full)

Common shares to be outstanding immediately after this offering	43,793,348 common shares (44,633,348 common shares if the underwriters exercise their option to purchase additional shares in full

Use of proceeds
We estimate that we will receive net proceeds of approximately $             million, and approximately $ million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use all of the net proceeds of this offering for general corporate purposes which may include, among other things, prepaying debt or partially funding the acquisition of modern Capesize drybulk vessels in accordance with our growth strategy. However, we do not currently have definitive plans for any debt prepayments nor have we identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify. See "Use of Proceeds."

Risk factors
Investing in our securities involves a high degree of risk. See "Risk Factors" below on page 15 and in our Annual Report on Form 20-F for the year ended December 31, 2017, which is incorporated by reference herein, to read about the risks you should consider before investing in our common shares.

Listing	Our common shares and class A warrants are listed on the Nasdaq Capital Market under the symbols "SHIP" and "SHIPW", respectively.

Lock-up Agreements
Subject to certain exceptions, we, all of our executive officers and directors, and certain affiliates have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives to the underwriters, offer, sell, contract to sell or otherwise dispose of or hedge common shares or securities convertible into or exchangeable for common shares. These restrictions will be in effect for a period of       days after the date of the closing of this offering.

(1)          Excludes 43,016,668 shares issuable upon exercise of convertible promissory notes comprised of (i) 4,222,223 common shares issuable upon exercise of a conversion option pursuant to the convertible promissory note dated March 12, 2015, as amended, that we issued to Jelco, (ii) 23,516,667 common shares issuable upon exercise of a conversion option pursuant to the revolving convertible promissory note dated September 7, 2015, as amended, that we issued to Jelco, and (iii) 15,277,778 common shares issuable upon exercise of a conversion option pursuant to the convertible promissory note dated September 27, 2017 that we issued to Jelco.  Under each of the convertible promissory notes, Jelco may, at its option, convert the whole or any part of the principal amount under each note at any time into common shares at a conversion price of $0.90 per share. As of November 6, 2018, $38.8 million was outstanding of convertible promissory notes comprised of (i) $3.8 million was outstanding under the convertible promissory note dated March 12, 2015, (ii) $21.2 million was outstanding under the revolving convertible promissory note dated September 7, 2015 and (iii) $13.8 million was outstanding under the convertible promissory note dated September 27, 2017. As of November 6, 2018, an amount of $3.5 million was available but undrawn under the revolving convertible promissory note dated September 7, 2015.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The information set forth below should be read in conjunction with "Capitalization" and our audited and unaudited consolidated financial statements and related notes incorporated by reference herein.

We derived the following consolidated financial data for the years ended as of December 31, 2017, 2016, 2015, 2014 and 2013 from our audited consolidated financial statements, as presented in our most recent annual report on Form 20-F, which is incorporated by reference in this prospectus. We derived the following consolidated financial data for the six months ended June 30, 2018 and 2017 and as of June 30, 2018 from our unaudited interim consolidated financial statements that are incorporated by reference in this prospectus. Operating results for the six months ended June 30, 2018 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2018.

On January 8, 2016, we effected a 1-for-5 reverse split of our common shares. The reverse stock split became effective and the common shares began trading on a split-adjusted basis on the NASDAQ Capital Market at the opening of trading on January 8, 2016. There was no change in the number of authorized shares or the par value of our common stock. All share and per share amounts disclosed herein give effect to this reverse stock split retroactively, for all periods presented.

Based on our audited consolidated financial statements:
(Amounts in the tables below are in thousands of U.S. dollars, except for share and per share data.)
	Year Ended December 31,
	2017	2016	2015	2014	2013
Statement of Income Data:
Vessel revenue, net	$74,834	$34,662	$11,223	$2,010	$23,079
Voyage expenses	(34,949)	(21,008)	(7,496)	(1,274)	(8,035)
Vessel operating expenses	(19,598)	(14,251)	(5,639)	(1,006)	(11,086)
Voyage expenses - related party	-	-	-	(24)	(313)
Management fees - related party	-	-	-	(122)	(743)
Management fees	(1,016)	(895)	(336)	-	(194)
General and administration expenses	(5,081)	(4,134)	(2,804)	(2,987)	(3,966)
General and administration expenses - related party	-	-	(70)	(309)	(412)
Loss on bad debts	-	-	(30)	(38)	-
Amortization of deferred dry-docking costs	(870)	(556)	(38)	-	(232)
Depreciation	(10,518)	(8,531)	(1,865)	(3)	(982)
Impairment loss for vessels and deferred charges	-	-	-	-	(3,564)
Gain on disposal of subsidiaries	-	-	-	-	25,719
Gain on restructuring	-	-	-	85,563	-
Operating income / (loss)	2,802	(14,713)	(7,055)	81,810	19,271
Interest and finance costs	(12,277)	(7,235)	(1,460)	(1,463)	(8,389)
Interest and finance costs - related party	(5,122)	(2,616)	(399)	-	-
Gain on debt refinancing	11,392	-	-	-	-
Interest and other income	47	20	-	14	13
Loss on interest rate swaps	-	-	-	-	(8)
Foreign currency exchange (losses) / gains, net	(77)	(45)	(42)	(13)	19
Total other expenses, net	(6,037)	(9,876)	(1,901)	(1,462)	(8,365)
Net (loss) / income before taxes	(3,235)	(24,589)	(8,956)	80,348	10,906
Income (taxes) / benefit	-	(34)	-	-	1
Net (loss) / income	$(3,235)	$(24,623)	$(8,956)	$80,348	$10,907
Net (loss) / income per common share
Basic	$(0.09)	$(1.20)	$(0.83)	$30.06	$4.56
Weighted average common shares outstanding
Basic	35,845,890	20,553,007	10,773,404	2,672,945	2,391,628

	As of December 31,
	2017	2016	2015	2014	2013
Balance Sheet Data:
Cash and cash equivalents and restricted cash	$11,039	$15,908	$3,354	$2,873	$3,075
Total current assets	19,498	22,329	8,278	3,207	66,350
Vessels, net	254,730	232,109	199,840	-	-
Total assets	275,705	257,534	209,352	3,268	66,350
Total current liabilities	34,460	21,230	9,250	592	157,045
Long-term debt, net of current portion and deferred finance costs	175,805	198,497	176,787	-	-
Due to related parties, noncurrent	17,342	5,878	-	-	-
Long-term portion of convertible promissory notes	6,785	1,097	31	-	-
Total Stockholders' equity / (deficit)	$41,313	$30,832	$23,284	$2,676	$(90,695)

	Year Ended December 31,
	2017	2016	2015	2014	2013
Cash Flow Data:
Net cash provided by / (used in) operating activities	$2,782	$(15,339)	$(4,737)	$(14,858)	$1,030
Net cash (used in) / provided by investing activities	(32,992)	(40,779)	(201,684)	105,895	993
Net cash provided by / (used in) financing activities	25,341	68,672	206,902	(91,239)	(5,246)
Net increase / (decrease) in cash and cash equivalents and restricted cash	(4,869)	12,554	481	(202)	(3,223)

Based on our unaudited interim consolidated financial statements:

	Six-months period ended June 30,
(Amounts in thousands of U.S. dollars, except for share and per share data.)	2018	2017
Statement of Income Data:
Vessel revenue, net	38,142	31,694
Voyage expenses	(17,732)	(16,629)
Vessel operating expenses	(10,310)	(8,796)
Management fees	(528)	(488)
General and administration expenses	(3,003)	(2,269)
Amortization of deferred dry-docking costs	(401)	(430)
Depreciation	(5,499)	(4,952)
Operating income / (loss)	669	(1,870)
Other expenses, net:
Interest and finance costs	(8,688)	(5,801)
Interest and finance costs - related party	(4,241)	(1,900)
Other, net	(60)	(19)
Total other expenses, net	(12,989)	(7,720)
Net loss before income taxes	(12,320)	(9,590)
Income taxes	11	-
Net loss	(12,309)	(9,590)
Net loss per common share
Basic	(0.33)	(0.27)
Weighted average common shares outstanding
Basic	36,949,832	35,217,339

	Six-months period ended June 30,
	2018	2017
Fleet Data:
Ownership days(1)	1,991	1,840
Available days(2)	1,991	1,827
Operating days(3)	1,987	1,825
Fleet utilization(4)	99.8%	99.2%
Average Daily Results:
TCE rate(5)	$10,272	$8,255
Daily vessel operating expenses(6)	$5,178	$4,605

(1)
Ownership days are the total number of calendar days in a period during which we owned or chartered-in on bareboat basis each vessel in our fleet. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses recorded during a period.

(2)
Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, drydockings, lay-up or special or intermediate surveys. The shipping industry uses available days to measure the aggregate number of days in a period during which vessels should be capable of generating revenues. During the six months ended June 30, 2018, we incurred zero off-hire days for vessel surveys. During the six months ended June 30, 2017, we incurred 13 off-hire days for one vessel survey.

(3)
Operating days are the number of available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. Operating days include the days that our vessels are in ballast voyages without having fixed their next employment. The shipping industry uses operating days to measure the aggregate number of days in a period during which the vessels could actually generate revenues. During the six months ended June 30, 2018, we incurred four off-hire days due to other unforeseen circumstances. During the six months ended June 30, 2017, we incurred two off-hire days due to other unforeseen circumstances.

(4)	Fleet utilization is the percentage of time that our vessels were generating revenues, and is determined by dividing operating days by ownership days for the relevant period.

(5)
Time Charter Equivalent (TCE) rate is defined as our net revenue less voyage expenses during a period divided by the number of our operating days during the period. Voyage expenses include port charges, bunker expenses, canal charges and other commissions. We include the TCE rate, a non-GAAP measure, as we believe it provides additional meaningful information in conjunction with net revenues from vessels, the most directly comparable U.S. GAAP measure, and because it assists our management in making decisions regarding the deployment and use of our vessels and in evaluating their financial performance. Our calculation of TCE rate may not be comparable to that reported by other companies. The following table reconciles the Company's net revenues from vessels to the TCE rate.

	Six months ended June 30,
(In thousands of US Dollars, except operating days and TCE rate)	2018	2017

Net revenues from vessels	$38,142	$31,694
Voyage expenses	(17,732)	(16,629)
Net operating revenues	20,410	15,065
Operating days	1,987	1,825
Daily time charter equivalent rate	$10,272	$8,255

(6)
Vessel operating expenses include crew costs, provisions, deck and engine stores, lubricants, insurance, maintenance and repairs. Daily Vessel Operating Expenses are calculated by dividing vessel operating expenses by ownership days for the relevant time periods. The following table reconciles our vessel operating expenses to daily vessel operating expenses.

(In thousands of US Dollars, except ownership days and Daily Vessel Operating Expenses)	Six months ended June 30,
	2018	2017

Vessel operating expenses	$10,310	$8,796
Less: Pre-delivery expenses	-	322
Vessel operating expenses before pre-delivery expenses	10,310	8,474
Ownership days	1,991	1,840
Daily vessel operating expenses	$5,178	$4,605

	Six months ended June 30,
	2018	2017
EBITDA reconciliation:
Net loss	$(12,309)	$(9,590)

Add: Net interest expense	12,929	7,693
Add: Depreciation and amortization	5,900	5,382
Add: Taxes	(11)	-
EBITDA(1)	$6,509	$3,485

(1)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") represents the sum of net income/(loss), interest and finance costs, interest income, depreciation and amortization and, if any, income taxes during a period. EBITDA is not a recognized measurement under U.S. GAAP. EBITDA is presented as we believe that this measure is useful to investors as a widely-used means of evaluating operating profitability. EBITDA as presented here may not be comparable to similarly-titled measures presented by other companies. This non-GAAP measure should not be considered in isolation from, as a substitute for, or superior to, financial measures prepared in accordance with U.S. GAAP.

As of June 30, 2018
Balance Sheet Data:
Cash and cash equivalents and restricted cash	$12,998
Total current assets	22,251
Vessels, net	249,344
Total assets	275,292
Total current liabilities	48,705
Long-term debt, and other financial liabilities, net of current portion and deferred finance costs	177,244
Due to related parties, non-current	11,450
Long-term portion of convertible promissory notes	8,669
Lease liability, non-current	590
Total Stockholders' equity	28,634

	Six months ended June 30,
	2018	2017
Cash Flow Data:
Net cash used in operating activities	(1,579)	(4,747)
Net cash used in investing activities	(617)	(32,729)
Net cash provided by financing activities	4,155	30,765
Net increase / (decrease) in cash and cash equivalents and restricted cash	1,959	(6,711)

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding to invest in our securities, you should carefully consider the risks described below. These risks and uncertainties are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occurs, our business, financial condition and results of operations could be materially adversely affected. In that case, you may lose all or part of your investment in the securities.

Risks Relating to Our Industry

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our loan agreements, and we may incur an impairment or, if we sell vessels following a decline in their market value, a loss.

The fair market values of our vessels are related to prevailing freight charter rates. While the fair market value of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary. A decrease in the market value of our vessels could require us to raise additional capital in order to remain compliant with our loan covenants, and could result in the loss of our vessels and adversely affect our earnings and financial condition.

The fair market value of our vessels may increase or decrease, and we expect the market values to fluctuate depending on a number of factors including:

•	prevailing level of charter rates;

•	general economic and market conditions affecting the shipping industry;

•	types and sizes of vessels;

•	supply and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental and other regulations; and

•	technological advances.

In addition, as vessels grow older, they generally decline in value. If the fair market value of our vessels declines, we may not be in compliance with certain covenants in our loan agreements, and our lenders could accelerate our indebtedness or require us to pay down our indebtedness to a level where we are again in compliance with our loan covenants. If any of our loans are accelerated, we may not be able to refinance our debt or obtain additional funding. We expect that we will enter into more loan agreements in connection with our future acquisitions of vessels. For more information regarding our current loan facilities, please see "Prospectus Summary—Recent Developments" herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations–Description of Indebtedness" in our unaudited interim consolidated financial statements for the six months ended June 30, 2018 in our Report on Form 6-K filed with the Commission on August 10, 2018, which is incorporated by reference herein.

In addition, if vessel values decline, we may have to record an impairment adjustment in our financial statements, which could adversely affect our financial results. Furthermore, if we sell vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our financial statements, the sale may be at less than the vessel's carrying amount in our financial statements, resulting in a loss and a reduction in earnings.

Charter hire rates for drybulk vessels are highly volatile and remain significantly below the highs of 2008, which had and may continue to have an adverse effect on our revenues, earnings and profitability.

The dramatic downturn in the drybulk charter market, from which we derive substantially all of our revenues, has severely affected the drybulk shipping industry and has harmed our business. The Baltic Dry Index, or BDI, declined from a high of 11,793 on May 20, 2008 to a low of 290 on February 10, 2016, which represents a decline of 98%. In 2017, the BDI ranged from a low of 685 on February 14, 2017, to a high of 1,588 on October 24, 2017, and to date in 2018, has ranged from a low of 948 on April 6, 2018 to a high of 1,774 on July 24, 2018. The decline and volatility in charter rates has been due to various factors, including the over-supply of drybulk vessels, the lack of trade financing for purchases of commodities carried by sea, which resulted in a significant decline in cargo shipments, and trade disruptions caused by natural disasters. Drybulk charter rates are at depressed levels and may decline further. These circumstances have had a number of adverse consequences from time to time for drybulk shipping, including, among other developments:

•	decrease in available financing for vessels;

•	no active secondhand market for the sale of vessels;

•	charterers seeking to renegotiate the rates for existing time charters;

•	widespread loan covenant defaults in the drybulk shipping industry due to the substantial decrease in vessel values; and

•	declaration of bankruptcy by some operators, charterers and vessel owners.

The degree of charter hire rate volatility among different types of drybulk vessels has varied widely. If we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected and we may not be able to successfully charter our vessels at rates sufficient to allow us to operate our business profitably or meet our obligations. Further, if low charter rates in the drybulk market continue or decline further for any significant period, this could have an adverse effect on our vessel values and ability to comply with the financial covenants in our loan agreements. In such a situation, unless our lenders were willing to provide waivers of covenant compliance or modifications to our covenants, our lenders could accelerate our debt and we could face the loss of our vessels.

We are dependent on spot charters and any decrease in spot charter rates in the future may adversely affect our earnings.

We currently operate the majority of our vessels in the spot market, exposing us to fluctuations in spot market charter rates. Further, we may employ any additional vessels that we may acquire in the spot market.

Although the number of vessels in our fleet that participate in the spot market will vary from time to time, we anticipate that a significant portion of our fleet will participate in this market. As a result, our financial performance will be significantly affected by conditions in the drybulk spot market and only our vessels that operate under fixed-rate time charters may, during the period such vessels operate under such time charters, provide a fixed source of revenue to us.

Historically, the drybulk markets have been volatile as a result of the many conditions and factors that can affect the price, supply of and demand for drybulk capacity. The weak global economic trends may further reduce demand for transportation of drybulk cargoes over longer distances, which may materially affect our revenues, profitability and cash flows. The spot charter market may fluctuate significantly based upon supply of and demand for vessels and cargoes. The successful operation of our vessels in the competitive spot charter market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is very volatile, and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, then we may be unable to operate our vessels trading in the spot market profitably or to meet our obligations, including payments on indebtedness. Furthermore, as charter rates for spot charters are fixed for a single voyage, which may last up to several weeks, during periods in which spot charter rates are rising, we will generally experience delays in realizing the benefits from such increases.

An over-supply of drybulk tonnage capacity may depress drybulk charter rates and vessel values or lead to reductions in charter rates, vessel values and profitability.

The market supply of drybulk vessels is affected by a number of factors such as demand for energy resources, raw materials, and commodities, as well as strong overall economic growth in parts of the world economy including Asia. If the capacity of new ships delivered exceeds the capacity of drybulk vessels being sold for demolition and withdrawn from the market, drybulk tonnage capacity will increase. In addition, the overall drybulk newbuilding orderbook, which extends to 2020, equaled to approximately 12.7% of the existing world drybulk fleet as of the middle of October 2018, according to Karatzas Marine Advisors & Co., and the orderbook may increase further in proportion to the existing fleet. If the supply of drybulk tonnage capacity increases and if the demand for drybulk tonnage capacity does not increase correspondingly, charter rates could remain at relatively low rates or even decline. A reduction in charter rates and the value of our vessels may have a material adverse effect on our results of operations and available cash.

If economic conditions throughout the world decline, it will impede our results of operations, financial condition and cash flows, and could cause the market price of our common shares to decline.

The world economy is facing a number of new challenges, including recent turmoil and hostilities in the Middle East, North Africa and other geographic areas and countries. These may eventually cause a decrease in worldwide demand for certain goods and, thus, shipping. We cannot predict how long the current market conditions will last.

The EU and other parts of the world have recently been or are currently in a recession and continue to exhibit weak economic trends. Moreover, there is uncertainty related to certain countries' ability to refinance their sovereign debt, such as Greece, Spain, Portugal, and Italy. As a result, the credit markets in the United States and Europe have experienced significant contraction, deleveraging and reduced liquidity, and the U.S. federal and state governments and European authorities have implemented a broad variety of governmental action and new regulation of the financial markets and may implement additional regulations in the future. As a result, global economic conditions and global financial markets have been, and continue to be, volatile. Further, credit markets and the debt and equity capital markets have been distressed and the uncertainty surrounding the future of the global credit markets has resulted in reduced access to credit worldwide.

In addition, recent economic slowdown in the Asia Pacific region, particularly in China, may exacerbate the effect of the weak economic trends in the rest of the world. Before the global economic financial crisis that began in 2008, China had one of the world's fastest growing economies in terms of gross domestic product, or GDP, which had a significant impact on shipping demand. The quarterly year-over-year growth rate of China's GDP was approximately 6.9% for the year ended December 31, 2017, and despite slightly increasing from approximately 6.7% for the year ended December 31, 2016, continues to remain below pre-2008 levels. It is possible that China and other countries in the Asia Pacific region will continue to experience slowed or even negative economic growth in the near future. Moreover, the current economic slowdown in the economies of the EU and in certain Asian countries may further adversely affect economic growth in China and elsewhere. Our results of operations and ability to grow our fleet could be impeded by a continuing or worsening economic downturn in any of these countries or geographic regions.

Further, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. In particular, as indicated, the United States is seeking to implement more protective trade measures. The new U.S. president was elected on a platform promoting trade protectionism. The results of the 2016 presidential election has thus created significant uncertainty about the future relationship between the United States and China and other exporting countries, including with respect to trade policies, treaties, government regulations and tariffs. On January 23, 2017, the U.S. President signed an executive order withdrawing the United States from the Trans-Pacific Partnership, a global trade agreement intended to include the United States, Canada, Mexico, Peru and a number of Asian countries. Protectionist developments, or the perception they may occur, may have a material adverse effect on global economic conditions, and may significantly reduce global trade. Moreover, increasing trade protectionism may cause an increase in (i) the cost of goods exported from regions globally, particularly the Asia-Pacific region, (ii) the length of time required to transport goods and (iii) the risks associated with exporting goods. Such increases may further reduce the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs.

We face risks attendant to the trends in the global economy, such as changes in interest rates, instability in the banking and securities markets around the world, the risk of sovereign defaults, reduced levels of growth, and trade protectionism among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate worldwide may adversely affect our business or impair our ability to borrow under our loan agreements or any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors, together with depressed charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows and the trading price of our common stock. In the absence of available financing, we also may be unable to complete vessel acquisitions, take advantage of business opportunities or respond to competitive pressures.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and expenses.

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

•	crew strikes and/or boycotts;

•	marine disaster;

•	piracy;

•	environmental accidents;

•	cargo and property losses or damage; and

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues.

Rising fuel prices may adversely affect our profits.

The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

Upon redelivery of vessels at the end of a period time or voyage time charter, we may be obligated to repurchase bunkers on board at prevailing market prices, which could be materially higher than fuel prices at the inception of the charter period. In addition, fuel is a significant, if not the largest, expense that we would incur with respect to vessels operating on voyage charter.

The majority of our vessels are chartered on the spot charter market, either through trip charter contracts or voyage charter contracts. Voyage charter contracts generally provide that the vessel owner bears the cost of fuel in the form of bunkers, which is a material operating expense. We do not intend to hedge our fuel costs, thus an increase in the price of fuel may affect in a negative way our profitability and our cash flows.

Our revenues are subject to seasonal fluctuations, which could affect our operating results and ability to service our debt or pay dividends.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter-to-quarter volatility in our operating results. The drybulk shipping market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel schedule and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ending June 30 and September 30, and, conversely, our revenues may be stronger in fiscal quarters ending December 31 and March 31. This seasonality should not affect our operating results if our vessels are employed on period time charters, but since the majority of our vessels are employed in the spot market, seasonality may materially affect our operating results.

Our vessels may call on ports located in or may operate in countries that are subject to restrictions imposed by the United States, the European Union or other governments that could adversely affect our reputation and the market price of our common shares.

During the year ended December 31, 2017, none of our vessels called on ports located in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries or regions identified by the U.S. government or other authorities as state sponsors of terrorism, such as North Korea, Iran, Syria, Cuba and Crimea; however our vessels may call on ports in these countries or regions from time to time in the future on our charterers' instructions.  The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time.

We believe that we are currently in compliance with all applicable sanctions and embargo laws and regulations.  In order to maintain compliance, we monitor and review the movement of our vessels on a frequent basis.

All or most of our future charters shall include provisions and trade exclusion clauses prohibiting the vessels from calling on ports where there is an existing U.S embargo.  Furthermore as of the date hereof, neither the Company nor its subsidiaries have ever entered into or have any future plans to enter into, directly or indirectly, any contracts, agreements or other arrangements with the governments of North Korea, Iran, Syria, Cuba or Crimea or any entities controlled by the governments of these countries or regions, including any entities organized in these countries or regions.

Due to the nature of our business and the evolving nature of the foregoing sanctions and embargo laws and regulations, there can be no assurance that we will be in compliance at all times in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations.  Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us.  In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism.  The determination by these investors not to invest in, or to divest from, our common stock may adversely affect the price at which our common stock trades.  Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation.  In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments.  Investor perception of the value of our common stock may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those governing oil spills, discharges to air and water, ballast water management, and the handling and disposal of hazardous substances and wastes.  These requirements include, but are not limited to, EU regulations, the U.S. Oil Pollution Act of 1990, or OPA, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, the U.S. Clean Air Act, including its amendments of 1977 and 1990, or the CAA, the U.S. Clean Water Act, or the CWA, the U.S. Maritime Transportation Security Act of 2002, or the MTSA, and regulations of the International Maritime Organization, or the IMO, including but not limited to the International Convention on Civil Liability for Oil Pollution Damage of 1969, as from time to time amended and generally referred to as CLC, the IMO International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL, including the designation of emission control areas, or ECAs, thereunder, the IMO International Convention for the Safety of Life at Sea of 1974, as from time to time amended and generally referred to as SOLAS, the IMO International Convention on Load Lines of 1966, as from time to time amended and generally referred to as the LL Convention, the International Convention on Civil Liability for Bunker Oil Pollution Damage, generally referred to as the Bunker Convention, the IMO's International Management Code for the Safe Operation of Ships and for Pollution Prevention, generally referred to as the ISM Code, the International Convention for the Control and Management of Ships' Ballast Water and Sediments, generally referred to as the BWM Convention, and the International Ship and Port Facility Security Code, or ISPS.  We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast water, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our available cash.  Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of vessels we may acquire in the future.  Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations.

Increased inspection procedures, tighter import and export controls and new security regulations could increase costs and disrupt our business.

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security, such as the MTSA. These security procedures can result in delays in the loading, discharging or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, vessels. Future changes to the existing security procedures may be implemented that could affect the drybulk sector. These changes have the potential to impose additional financial and legal obligations on vessels and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative effect on our business, revenues and customer relations.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, Strait of Malacca, Arabian Sea, Red Sea, Gulf of Aden off the coast of Somalia, Indian Ocean and Gulf of Guinea. Sea piracy incidents continue to occur, particularly in the South China Sea, the Indian Ocean, and increasingly in the Gulf of Guinea and Strait of Malacca, with drybulk vessels particularly vulnerable to such attacks. If piracy attacks result in regions in which our vessels are deployed being characterized as "war risk" zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee "war and strikes" listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew and security equipment costs, including costs which may be incurred to employ onboard security armed guards, could increase in such circumstances. Furthermore, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not "on-hire" for a certain number of days and is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels could have a material adverse impact on our business, financial condition and results of operations.

The operation of drybulk vessels has particular operational risks.

The operation of drybulk vessels has certain unique risks. With a drybulk vessel, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk vessels are often subjected to battering treatment during discharging operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during discharging procedures may affect a vessel's seaworthiness while at sea. Hull fractures in drybulk vessels may lead to the flooding of the vessels' holds. If a drybulk vessel suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, and results of operations.

If any of our vessels fails to maintain its class certification or fails any annual survey, intermediate survey, or special survey, or if any scheduled class survey takes longer or is more expensive than anticipated, this could have a material adverse impact on our financial condition and results of operations.

The hull and machinery of every commercial vessel must be certified by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the International Convention for the Safety of Life at Sea.

A vessel must undergo annual, intermediate and special surveys. The vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. At the beginning, in between and in the end of this cycle, every vessel is required to undergo inspection of her underwater parts that usually includes dry-docking. These surveys and dry-dockings can be costly and can result in delays in returning a vessel to operation.

If any vessel does not maintain its class, the vessel will not be allowed to carry cargo between ports and cannot be employed or insured. Any such inability to carry cargo or be employed, or any related violation of our loan covenants, could have a material adverse impact on our financial condition and results of operations.

Because seafaring employees we employ are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.

We employ a large number of seafarers. All of the seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will be renewed as necessary or will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

Maritime claimants could arrest or attach one or more of our vessels, which could interrupt our cash flows.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted, which would have a material adverse effect on our financial condition and results of operations.

In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert "sister ship" liability against one of our vessels for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, which could negatively impact our business, financial condition, results of operations, and available cash.

A government could requisition for title or hire one or more of our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition a vessel for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance.  Further, because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance, freight, demurrage and defense insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We do not expect to maintain for all of our vessels insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs. If our insurance is not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.  We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us.

Risks Relating to Our Company

We are a recently restructured company with a limited history of recent operations on which investors may assess our performance.

In March 2014, we completed a financial restructuring, following which we did not own any vessels. During 2015 we acquired eight vessels and during November 2016, December 2016 and May 2017, we acquired the remaining vessels in our current fleet. As a result, we have a limited operating history since our financial restructuring, and therefore limited historical financial results upon which you can evaluate our restructured operations. We cannot assure you that we will be successful in operating our fleet in the future.

We have depended on an entity affiliated with our principal shareholder for financing.

We have relied on Jelco for funding during 2015, 2016, 2017 and 2018 for vessel acquisitions and general corporate purposes.  We cannot assure you that in the future we will be able to rely on Jelco for financing on similar terms or at all.  Any inability to secure financing in the future from Jelco could negatively affect our liquidity position and ability to fund our ongoing operations.

If we fail to manage our planned growth properly, we may not be able to successfully expand our market share.

We acquired three vessels between November 2016 and May 2017 and in September 2018 we entered into an agreement to acquire a further dry bulk vessel. We may acquire additional vessels in the future and our ability to manage our growth will primarily depend on our ability to:

•	generate excess cash flow so that we can invest without jeopardizing our ability to cover current and foreseeable working capital needs, including debt service;

•	raise equity and obtain required financing for our existing and new operations;

•	locate and acquire suitable vessels;

•	identify and consummate acquisitions or joint ventures;

•	integrate any acquired businesses or vessels successfully with our existing operations;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

•	expand our customer base; and

•	manage our expansion.

Growing any business by acquisitions presents numerous risks such as obtaining acquisition financing on acceptable terms or at all, undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel, managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We may not be successful in executing our growth plans and we may incur significant additional expenses and losses in connection therewith.

Purchasing and operating secondhand vessels, such as our current fleet, may result in increased operating costs and vessel off-hire, which could adversely affect our financial condition and results of operations.

All ten of the vessels in our fleet are secondhand vessels. Our inspection of these or other secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and the cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. We have not received in the past, and do not expect to receive in the future, the benefit of warranties on any secondhand vessels we acquire.

As the vessels in our fleet or other secondhand vessels we may acquire age, they may become less fuel efficient and more costly to maintain and will not be as advanced as recently constructed vessels due to improvements in design, technology and engineering. Rates for cargo insurance, paid by charterers, also increase with the age of a vessel, making older vessels less desirable to charterers.

Rightship, the ship vetting service founded by Rio Tinto and BHP-Billiton, has become a major vetting service in the drybulk shipping industry, which ranks the suitability of vessels based on a scale of one to five stars. Eight and two of the vessels in our fleet have five and three star risk ratings from Rightship, respectively. There are carriers that may not charter a vessel that Rightship has vetted with fewer than three stars. Therefore, a potentially deteriorated star rating system for our vessels may affect their commercial operation and profitability and vessels in our fleet with lower ratings may experience challenges in securing charters.

Governmental regulations, safety or other equipment standards related to the age or condition of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

In addition, unless we maintain cash reserves for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our vessels to be 25 years from the date of initial delivery from the shipyard. Our cash flows and income are dependent on the revenues we earn by chartering our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, financial condition and results of operations will be materially adversely affected. Any reserves set aside for vessel replacement would not be available for other cash needs or dividends.

Newbuilding projects are subject to risks that could cause delays.

We may enter into newbuilding contracts in connection with our vessel acquisition strategy. Newbuilding construction projects are subject to risks of delay inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions or any other events of force majeure. A shipyard's failure to deliver a vessel on time may result in the delay of revenue from the vessel. Any such failure or delay could have a material adverse effect on our operating results.

We may acquire additional vessels, and if those vessels are not delivered on time or are delivered with significant defects, our earnings and financial condition could suffer.

We have agreed to acquire an additional drybulk vessel and we may acquire further vessels in the future. The delivery of these vessels could be delayed or certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. A delay in the delivery of any vessels to us, the failure of the contract counterparty to deliver a vessel at all, or us not taking delivery of a vessel could cause us to breach our obligations under a related time charter or could otherwise adversely affect our financial condition and results of operations. In addition, the delivery of any vessel with substantial defects could have similar consequences.

Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities.

As of June 30, 2018, we had $220 million of outstanding bank debt and financial liabilities, excluding unamortized financing fees and the convertible promissory notes issued to Jelco. Moreover, we anticipate that we will incur significant future indebtedness in connection with the acquisition of additional vessels, although there can be no assurance that we will be successful in identifying further vessels or securing such financing. Significant levels of debt could have important consequences to us, including the following:

•
our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may be unavailable on favorable terms;

•
we may need to use a substantial portion of our cash from operations to make principal and interest payments on our bank debt and financing liabilities, reducing the funds that would otherwise be available for operations, future business opportunities and any future dividends to our shareholders;

•	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our indebtedness will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control, as well as the interest rates applicable to our outstanding indebtedness. If our operating income is not sufficient to service our indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our bank debt and financial liabilities or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance our bank debt  and financial liabilities or obtain additional financing on favorable terms in the future. For more information regarding our current loan facilities, please see "Prospectus Summary – Recent Developments" herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations – Description of Indebtedness" in our unaudited interim consolidated financial statements for the six months ended June 30, 2018 in our Report on Form 6-K filed with the Commission on August 10, 2018, which is incorporated by reference herein.

If LIBOR is volatile, it could affect our profitability, earnings and cash flow.

LIBOR has been volatile in the past, with the spread between LIBOR and the prime lending rate widening significantly at times. Because the interest rates borne by most of our outstanding indebtedness fluctuates with changes in LIBOR, significant changes in LIBOR would have a material effect on the amount of interest payable on our bank debt and financial liabilities , which in turn, could have an adverse effect on our financial condition.

Furthermore, historically interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. Due to current market practices, we have agreed to such a provision and may be required to do so in future loan agreements. In case our lenders elect to replace LIBOR with their higher cost of funds rate, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.

Our loan agreements contain, and we expect that other future loan agreements will contain, restrictive covenants that may limit our liquidity and corporate activities, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations. In addition, because of the presence of cross-default provisions in our loan agreements, a default by us under one loan could lead to defaults under multiple loans.

Our loan agreements contain, and we expect that other future loan agreements will contain, customary covenants and event of default clauses, financial covenants, restrictive covenants and performance requirements, which may affect operational and financial flexibility. Such restrictions could affect, and in many respects limit or prohibit, among other things, our ability to pay dividends, incur additional indebtedness, create liens, sell assets, or engage in mergers or acquisitions. These restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs or otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect our ability to finance our future operations or capital needs.

As a result of these restrictions, we may need to seek permission from our lenders and other financing counterparties in order to engage in some corporate actions. Our lenders' and other financing counterparties' interests may be different from ours and we may not be able to obtain their permission when needed. This may prevent us from taking actions that we believe are in our best interests, which may adversely impact our revenues, results of operations and financial condition.

A failure by us to meet our payment and other obligations, including our financial covenants and any security coverage requirements, could lead to defaults under our financing arrangements. Likewise, a decrease in vessel values or adverse market conditions could cause us to breach our financial covenants or security requirements (the market values of drybulk vessels have generally experienced high volatility). In the event of a default that we cannot remedy, our lenders and other financing counterparties could then accelerate their indebtedness and foreclose on the respective vessels in our fleet. The loss of any of our vessels could have a material adverse effect on our business, results of operations and financial condition.

As of the date of this prospectus we comply with all applicable financial covenants under our loan facilities. For more information regarding our current loan facilities, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Description of Indebtedness"    in our unaudited interim consolidated financial statements for the six months ended June 30, 2018 in our Report on Form 6-K filed with the Commission on August 10, 2018, which is incorporated by reference herein. However, there can be no assurance that we will obtain similar waivers and deferrals from our lenders in the future if needed.

Because of the presence of cross-default provisions in our loan agreements, a default by us under a loan and the refusal of any one lender to grant or extend a waiver could result in the acceleration of our indebtedness under our other loans. A cross-default provision means that if we default on one loan, we would then default on our other loans containing a cross-default provision.

The failure of our counterparties to meet their obligations under our charter agreements could cause us to suffer losses or otherwise adversely affect our business.

The ability and willingness of each of our counterparties to perform its obligations under charter agreements with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the drybulk shipping industry and the industries in which our counterparties operate and the overall financial condition of the counterparties. From time to time, those counterparties may account for a significant amount of our chartering activity and revenues. In addition, in challenging market conditions, there have been reports of charterers renegotiating their charters or defaulting on their obligations under charter agreements, and so our customers may fail to pay charter hire or attempt to renegotiate charter rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters could be at lower rates. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could suffer significant losses, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Rising crew costs may adversely affect our profits.

Crew costs are expected to be a significant expense for us. Recently, the limited supply of and increased demand for qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs. Increases in crew costs may adversely affect our profitability.

We may not be able to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

Our success will depend to a significant extent upon the abilities and efforts of our management team, including our ability to retain key members of our management team and the ability of our management to recruit and hire suitable employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations.

Our vessels may suffer damage, and we may face unexpected repair costs, which could adversely affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a shipyard facility. The costs of repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of any dividends in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay repair costs not covered by our insurance.

We are exposed to U.S. dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.

We generate all of our revenues and incur the majority of our operating expenses in U.S. dollars, but we currently incur many of our general and administrative expenses in currencies other than the U.S. dollar, primarily the euro. Because such portion of our expenses is incurred in currencies other than the U.S. dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, particularly between the U.S. dollar and the euro, which could affect the amount of net income that we report in future periods. We may use financial derivatives to operationally hedge some of our currency exposure. Our use of financial derivatives involves certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

We maintain cash with a limited number of financial institutions including financial institutions that may be located in Greece, which will subject us to credit risk.

We maintain all of our cash with a limited number of financial institutions, including institutions that are located in Greece. These financial institutions located in Greece may be subsidiaries of international banks or Greek financial institutions. Economic conditions in Greece have been, and continue to be, severely disrupted and volatile, and as a result of sovereign weakness, Moody's Investor Services Inc. has downgraded the bank financial strength ratings, as well as the deposit and debt ratings, of several Greek banks to reflect their weakening stand-alone financial strength and the anticipated additional pressures stemming from the country's challenged economic prospects.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy financial obligations or to pay dividends.

We are a holding company and our subsidiaries, which are all wholly-owned by us either directly or indirectly, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by the covenants in our loan agreements, a claim or other action by a third party, including a creditor, and the laws of Bermuda, the British Virgin Islands, Hong Kong, Liberia, Malta and the Republic of the Marshall Islands, where our vessel-owning subsidiaries are incorporated, which regulate the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, we may not be able to satisfy our financial obligations.

In the highly competitive international shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.

We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargoes by sea is intense and depends on price, location, size, age, condition and the acceptability of the vessel and its operators to the charterers. Due in part to the highly fragmented market, competitors with greater resources could enter the drybulk shipping industry and operate larger fleets through consolidations or acquisitions and may be able to offer lower charter rates and higher quality vessels than we are able to offer. Although we believe that no single competitor has a dominant position in the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us. We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.

Due to our limited fleet diversification, adverse developments in the maritime drybulk shipping industry would adversely affect our business, financial condition, and operating results.

We depend primarily on the transportation of drybulk commodities. Our relative lack of diversification could make us vulnerable to adverse developments in the maritime drybulk shipping industry, which would have a significantly greater impact on our business, financial condition and operating results than it would if we maintained more diverse assets or lines of business.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases or insurers may not remain solvent, which may have a material adverse effect on our financial condition.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls or premiums in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.

We may be subject to calls, or premiums, in amounts based not only on our claim records but also on the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability.  Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends in the future.

Failure to comply with the U.S. Foreign Corrupt Practices Act of 1977, or FCPA, could result in fines, criminal penalties, and an adverse effect on our business.

We operate throughout the world, including countries known to have a reputation for corruption.  We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the FCPA.  We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the FCPA.  Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition.  In addition, actual or alleged violations could damage our reputation and ability to do business.  Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

We depend on our commercial and technical managers to operate our business and our business could be harmed if our managers fail to perform their services satisfactorily.

Pursuant to our management agreements, V.Ships provides us with technical, general administrative and support services (including vessel maintenance, crewing, purchasing, shipyard supervision, assistance with regulatory compliance, accounting related to vessels and provisions).   Fidelity provides us with commercial management services for our vessels and Seanergy Management Corp., or Seanergy Management, our wholly owned subsidiary, provides us with certain other management services. Our operational success depends significantly upon V.Ships', Fidelity's and Seanergy Management's satisfactory performance of these services. Our business would be harmed if V.Ships, Fidelity or Seanergy Management failed to perform these services satisfactorily. In addition, if our management agreements with either V.Ships, Fidelity or Seanergy Management were to be terminated or if their terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under our management agreements..

Our ability to compete for and enter into new period time and spot charters and to expand our relationships with our existing charterers will depend largely on our relationship with our commercial manager, Fidelity, and its reputation and relationships in the shipping industry. If Fidelity suffers material damage to its reputation or relationships, it may harm our ability to:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	obtain financing on commercially acceptable terms;

•	maintain satisfactory relationships with our charterers and suppliers; and

•	successfully execute our business strategies.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, financial condition and results of operations.

Our managers are each privately held companies and there is little or no publicly available information about them.

The ability of V.Ships and Fidelity to render management services will depend in part on their own financial strength. Circumstances beyond our control could impair their financial strength, and because each is a privately held company, information about their financial strength is not available. As a result, we and our shareholders might have little advance warning of financial or other problems affecting them even though their financial or other problems could have a material adverse effect on us.

Management fees will be payable to our technical manager regardless of our profitability, which could have a material adverse effect on our business, financial condition and results of operations.

Pursuant to our technical management agreements with V.Ships, we paid a monthly fee of $8,000 per vessel in 2017 and we pay a monthly fee of $8,000 per vessel starting January 1, 2018 in exchange for V.Ships providing technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses and crewing costs, which are reimbursed by us to the technical manager. The management fees are payable whether or not our vessels are employed and regardless of our profitability, and we have no ability to require our technical managers to reduce the management fees if our profitability decreases, which could have a material adverse effect on our business, financial condition and results of operations.

The majority of the members of our shipping committee are appointees nominated by Jelco, which could create conflicts of interest detrimental to us.

Our board of directors has created a shipping committee, which has been delegated exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Jelco has the right to appoint two of the three members of the shipping committee and as a result effectively controls all decisions with respect to our shipping operations that do not involve a transaction with our Sponsor. Mr. Stamatios Tsantanis, Ms. Christina Anagnostara and Mr. Elias Culucundis currently serve on our shipping committee.

We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common stock.

A foreign corporation will be treated as a "passive foreign investment company", or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income". For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income". U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based upon our current and anticipated method of operations, we do not believe that we should be a PFIC with respect to any taxable year. In this regard, we intend to treat our gross income from time charters as active services income, rather than rental income. Accordingly, our income from our time chartering activities should not constitute "passive income", and the assets that we own and operate in connection with the production of that income should not constitute passive asset. There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations change.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 as amended, or the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their shares of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of the shares of our common stock. Similar consequences would apply to holders of our warrants. See "Tax Considerations – U.S. Federal Income Tax Consequences – U.S. Federal Income Taxation of U.S. Holders - Passive Foreign Investment Company Rules" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

We may have to pay tax on U.S. source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, ("U.S. source gross shipping income") may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder.

We do not expect to qualify for exemption from the 4% tax under Section 883 for our 2018 taxable year as we did not satisfy one of the ownership tests described in "Tax Considerations – U.S. Federal Income Tax Consequences – U.S. Federal Income Taxation of U.S. Holders - Passive Foreign Investment Company Rules" for such taxable year. The ownership tests require us, inter alia, to establish or substantiate sufficient ownership of our common shares by one or more "qualified" shareholders.  For our 2017 taxable year, we had U.S. source gross shipping income, on which we were subject to a U.S federal tax of $42,369. Some of our charterparties contain clauses that permit us to seek reimbursement from charterers of any U.S. tax paid, and we have sought reimbursement and we have secured payment from all of our charterers for the 2017 taxable year.

We do not expect to satisfy the requirements for exemption from United States federal income taxation under Code Section 883 for the 2018 taxable year, and have made estimated tax payments of $66,160 as of the date hereof.  Due to the factual nature of the issues involved, we can give no assurances on the tax-exempt status of ourselves or that of any of our subsidiaries for any subsequent taxable year. If we or our subsidiaries are not entitled to exemption under Section 883 for any such taxable year, we or our subsidiaries could be subject for those years to a 4% U.S. federal income tax on any shipping income such companies derived during the year that is attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

We are a "foreign private issuer", which could make our common stock less attractive to some investors or otherwise harm our stock price.

We are a "foreign private issuer", as such term is defined in Rule 405 under the Securities Act. As a "foreign private issuer" the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common stock by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly there may be less publicly available information concerning us than there is for other U.S. public companies. These factors could make our common stock less attractive to some investors or otherwise harm our stock price.

The Public Company Accounting Oversight Board inspection of our independent accounting firm, could lead to findings in our auditors' reports and challenge the accuracy of our published audited consolidated financial statements.

Auditors of U.S. public companies are required by law to undergo periodic Public Company Accounting Oversight Board, or PCAOB, inspections that assess their compliance with U.S. law and professional standards in connection with performance of audits of financial statements filed with the SEC. For several years certain European Union countries, including Greece, did not permit the PCAOB to conduct inspections of accounting firms established and operating in such European Union countries, even if they were part of major international firms. Accordingly, unlike for most U.S. public companies, the PCAOB was prevented from evaluating our auditor's performance of audits and its quality control procedures, and, unlike stockholders of most U.S. public companies, we and our stockholders were deprived of the possible benefits of such inspections. During 2015, Greece agreed to allow the PCAOB to conduct inspections of accounting firms operating in Greece. In the future, such PCAOB inspections could result in findings in our auditors' quality control procedures, question the validity of the auditor's reports on our published consolidated financial statements and the effectiveness of our internal control over financial reporting, and cast doubt upon the accuracy of our published audited financial statements.

We conduct business in China, where the legal system is not fully developed and has inherent uncertainties that could limit the legal protections available to us.

Some of our vessels may be chartered to Chinese customers and from time to time on our charterers' instructions, our vessels may call on Chinese ports.  Such charters and voyages may be subject to regulations in China that may require us to incur new or additional compliance or other administrative costs and may require that we pay to the Chinese government new taxes or other fees.  Applicable laws and regulations in China may not be well publicized and may not be known to us or our charterers in advance of us or our charterers becoming subject to them, and the implementation of such laws and regulations may be inconsistent.  Changes in Chinese laws and regulations, including with regards to tax matters, or charges in their implementation by local authorities could affect our vessels if chartered to Chinese customers as well as our vessels calling to Chinese ports and could have a material adverse impact on our business, financial conditions and results of operations.

Changing laws and evolving reporting requirements could have an adverse effect on our business.

Changing laws, regulations and standards relating to reporting requirements, including the European Union General Data Protection Regulation, or GDPR, may create additional compliance requirements for us. To maintain high standards of corporate governance and public disclosure, we have invested in, and continue to invest in, reasonably necessary resources to comply with evolving standards.

GDPR broadens the scope of personal privacy laws to protect the rights of European Union citizens and requires organizations to report on data breaches within 72 hours and be bound by more stringent rules for obtaining the consent of individuals on how their data can be used. GDPR became enforceable on May 25, 2018 and non-compliance may expose entities to significant fines or other regulatory claims which could have an adverse effect on our business, and results of operations.

A cyber-attack could materially disrupt our business.

We rely on information technology systems and networks in our operations and administration of our business. Our business operations could be targeted by individuals or groups seeking to sabotage or disrupt our information technology systems and networks, or to steal data. A successful cyber-attack could materially disrupt our operations, including the safety of our operations, or lead to unauthorized release of information or alteration of information in our systems. Any such attack or other breach of our information technology systems could have a material adverse effect on our business and results of operations.

Risks Relating to Our Common Shares and to the Offering

The market price of our common shares has been and may in the future be subject to significant fluctuations. Further, there is no guarantee of a continuing public market for you to resell our common shares.

Our common shares commenced trading on the Nasdaq Global Market on October 15, 2008. Since December 21, 2012, our common shares have traded on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.

The market price of our common shares has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

•	quarterly variations in our results of operations;

•	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

•	changes in earnings estimates or the publication of research reports by analysts;

•	speculation in the press or investment community about our business or the shipping industry generally;

•	strategic actions by us or our competitors such as acquisitions or restructurings;

•	the thin trading market for our common shares, which makes it somewhat illiquid;

•	regulatory developments;

•	additions or departures of key personnel;

•	general market conditions; and

•	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for drybulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Additionally, there is no guarantee of a continuing public market for you to resell our common shares. Our common shares now trade on the Nasdaq Capital Market. We cannot assure you that an active and liquid public market for our common shares will continue.

The declaration and payment of dividends will always be subject to the discretion of our board of directors and will depend on a number of factors. Our board of directors may not declare dividends in the future.

The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. Our board of directors may not declare dividends in the future.

Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend, and dividends may be declared and paid out of our operating surplus. Dividends may also be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. We may be unable to pay dividends in the anticipated amounts or at all.

Anti-takeover provisions in our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions:

•	authorize our board of directors to issue "blank check" preferred stock without shareholder approval;

•	provide for a classified board of directors with staggered, three-year terms;

•	require a super-majority vote in order to amend the provisions regarding our classified board of directors with staggered, three-year terms;

•	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director; and

•
prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.

These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

Issuance of preferred stock may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares.

Our amended and restated articles of incorporation currently authorize our board of directors to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series without shareholders' approval. If our board of directors determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

Jelco and Comet Shipholding Inc., are able to control the outcome of all matters requiring a shareholder vote, and their interests could conflict with the interests of our other shareholders.

Based on documents publicly filed with the Commission, Jelco and Comet Shipholding Inc., or Comet, both companies affiliated with our Sponsor, currently collectively own approximately 16,763,774, or approximately 43.9%, of our outstanding common shares.  Jelco may also acquire up to 43,016,668 additional common shares upon conversion of the convertible promissory notes issued to it by the Company, in which case our Sponsor would own approximately 73.6% of our outstanding common shares, based on our current number of common shares outstanding. As a result, they may be able to control the outcome of all matters requiring a shareholder vote. This concentration of ownership may delay, deter or prevent acts that would be favored by our other shareholders or deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of our business, and it is possible that the interests of our Sponsor may in some cases conflict with our interests and the interests of our other holders of shares. For example, conflicts of interest may arise between us, on one hand, and our Sponsor or affiliated entities, on the other hand, which may result in the transactions on terms not determined by market forces. Any such conflicts of interest could adversely affect our business, financial condition and results of operations, and the trading price of our common shares. In addition, this concentration of share ownership may adversely affect the trading price of our shares because investors may perceive disadvantages in owning shares in a company with controlling shareholders.

We may issue additional common shares or other equity securities without shareholder approval, which would dilute our existing shareholders' ownership interests and may depress the market price of our common stock.

We may issue additional common shares or other equity securities of equal or senior rank in the future without shareholder approval in connection with, among other things, future vessel acquisitions, the repayment of outstanding indebtedness, and the conversion of convertible financial instruments.

Our issuance of additional common shares or other equity securities of equal or senior rank in these situations would have the following effects:

•	our existing shareholders' proportionate ownership interest in us would decrease;

•	the proportionate amount of cash available for dividends payable on our common shares could decrease;

•	the relative voting strength of each previously outstanding common share could be diminished; and

•	the market price of our common shares could decline.

In addition, we may issue additional common shares upon any conversion of our outstanding convertible promissory notes issued to Jelco. As of November 6, 2018, Jelco had the right to acquire 4,222,223 common shares upon exercise of a conversion option pursuant to the convertible promissory note dated March 12, 2015, as amended issued by the Company to Jelco, 23,516,667 common shares upon exercise of a conversion option pursuant to the revolving convertible promissory note dated September 7, 2015, as amended, issued by the Company to Jelco and 15,277,778 common shares upon exercise of a conversion option pursuant to the convertible promissory note dated September 27, 2017, issued by the Company to Jelco. Under each of the convertible promissory notes, Jelco may, at its option, convert the principal amount under the note at any time into common shares at a conversion price of $0.90 per share. Our issuance of additional common shares in such instance would cause the proportionate ownership interest in us of our existing shareholders, other than Jelco, to decrease; the relative voting strength of each previously outstanding common share held by our existing shareholders, other than the converting noteholder, to decrease; and the market price of our common shares could decline. In addition, the conversion price may be reduced leading to the issuance of additional common shares.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.

Our corporate affairs are governed by our amended and restated articles of incorporation, our amended and restated by-laws and by the Marshall Islands Business Corporations Act, or the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $     million, and approximately $     million if the underwriters exercise their option to purchase additional shares in full, after deducting underwriting discounts and commissions and estimated expenses payable by us.

We intend to use all of the net proceeds of this offering for general corporate purposes which may include, among other things, prepaying debt or partially funding the acquisition of modern Capesize drybulk vessels in accordance with our growth strategy. However, we do not currently have definitive plans for any debt prepayments nor have we identified any potential acquisitions, and we can provide no assurance that we will be able to complete any debt prepayment or the acquisition of any vessel that we are able to identify.

DIVIDEND POLICY

The declaration, timing and amount of any dividend is subject to the discretion of our board of directors and will be dependent upon our earnings, financial condition, market prospects, capital expenditure requirements, investment opportunities, restrictions in our loan agreements, the provisions of the Marshall Islands law affecting the payment of dividends to shareholders, overall market conditions and other factors. We have not declared any dividends since our inception. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors. In addition, since we are a holding company with no material assets other than the shares of our subsidiaries and affiliates through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries and affiliates distributing to us their earnings and cash flow. Some of our loan agreements limit our ability to pay dividends and our subsidiaries' ability to make distributions to us. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations–Description of Indebtedness." and in our unaudited interim consolidated financial statements for the six months ended June 30, 2018 in our Report on Form 6-K, filed with the Commission on August 10, 2018, which is incorporated by reference herein.

PRICE RANGE OF OUR COMMON SHARES

Our common shares are traded on the Nasdaq Capital Market, under the symbol "SHIP". The following table sets forth the high and low closing prices for each of the periods indicated for our common shares as adjusted for the one-for-fifteen reverse stock split effective June 24, 2011 and the one-for-five reverse stock split effective January 8, 2016:

For the Year ended December 31:	High	Low
2017	$1.43	$0.61
2016	7.20	1.15
2015	6.75	2.75
2014	9.95	4.13
2013	12.30	4.00
For the Quarter Ended:
September 30, 2018	$1.00	$0.86
June 30, 2018	0.94	0.72
March 31, 2018	1.15	0.87
December 31, 2017	1.43	0.93
September 30, 2017	1.23	0.71
June 30, 2017	1.20	0.61
March 31, 2017	1.25	0.76
December 31, 2016	7.20	1.15
September 30, 2016	6.20	2.06
June 30, 2016	3.01	2.10
March 31, 2016	5.54	1.58
For the Month:
November 2018 (up to November 6, 2018)	$0.92	$0.89
October 2018	0.97	0.85
September 2018	0.92	0.86
August 2018	1.00	0.91
July 2018	0.94	0.87
June 2018	0.90	0.83
May 2018	0.94	0.83

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2018:

•	on an actual basis;

•
on an as adjusted basis, to give effect to (a) a mandatory repayment of $3 million on July 2, 2018 under our HSH Nordbank AG loan facility, (b) an installment repayment of $0.8 million on August 13, 2018 under our November 2015 Alpha Bank A.E. loan facility, (c) an installment repayment of $0.4 million on August 27, 2018 under our Amsterdam Trade Bank N.V. loan facility, (d) an installment repayment of $0.2 million on September 13, 2018 under our EntrustPermal loan facility, (e) an installment repayment of $0.3 million on September 17, 2018 under our March 2015 Alpha Bank A.E. loan facility, (f) an installment repayment of $1.05 million on September 28, 2018 under our HSH Nordbank AG loan facility, (g) a payment of $0.5 million on September 28, 2018 under our Hanchen Limited bareboat charter agreement, and (h) an installment repayment of $1.6 million on October 11, 2018 under our UniCredit Bank AG loan facility; and

•	on an as further adjusted basis to give effect to the sale of common shares in this offering.

There have been no significant adjustments to our capitalization since June 30, 2018, other than the adjustments described above. The historical data in the table is derived from, and should be read in conjunction with, our historical financial statements included in this prospectus. You should also read this table in conjunction with the information in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations–Description of Indebtedness." in our unaudited interim consolidated financial statements for the six months ended June 30, 2018 in our Report on Form 6-K filed with the Commission on August 10, 2018, which is incorporated by reference herein.

(All figures in thousands of U.S. dollars, except for share amounts)	Actual (unaudited)	As Adjusted (unaudited)	As Further Adjusted (unaudited)

Debt:
Secured long-term debt, other financial liabilities and due to related parties, net of deferred finance costs	$218,369	$210,618	$210,618
Unsecured convertible promissory notes	8,869	8,869	8,869
Total Debt	$227,238	$219,487	$219,487

Stockholders' equity:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized; none issued	-	-	-
Common stock, $0.0001 par value; 500,000,000 authorized shares as at June 30, 2018; 38,219,014 shares issued and outstanding as at June 30, 2018 (1)	3	3
Additional paid-in capital (excluding shareholder's convertible notes)	$348,584	$348,584
Shareholder's convertible notes	35,354	35,354	35,354
Accumulated deficit	(355,307)	(355,307)	(355,307)
Total Stockholders' equity	28,634	28,634
Total capitalization	$255,872	$248,121
(1)	The "As Adjusted" figures do not include 25,666 shares which were forfeited subsequent to June 30, 2018.

DILUTION

Dilution or accretion is the amount by which the offering price paid by the purchasers of our common shares in this offering will differ from the net tangible book value per common share after the offering. The net tangible book value per common share is equal to the amount of our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of common shares outstanding. The historical net tangible book value as of June 30, 2018 was $28.6 million in total and $0.75 per share for the number of shares of the existing shareholders that were outstanding at that date. The as adjusted(1) net tangible book value as of June 30, 2018 was $28.6 million in total and $0.35 per share for the as adjusted number of shares of the existing shareholders that were outstanding at that date.

The as further adjusted(2) net tangible book value as of June 30, 2018 would have been $     , or $     per common share after the issuance and sale by us of     common shares at $     per share in this offering, after deducting estimated expenses related to this offering. This represents an immediate increase in net tangible book value of $     per share to the existing shareholders and an immediate dilution in net tangible book value of $     per share to new investors.

The following table illustrates the pro forma per share dilution and increase in net tangible book value as of June 30, 2018:

Public offering price per common share	$
As adjusted(1) net tangible book value per share before this offering		$0.35
Increase in as adjusted net tangible book value attributable to new investors in this offering	$
As further adjusted(2) net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors	$

The following table summarizes, as of June 30, 2018, on an as further adjusted basis(2) for this public offering, the difference between the number of common shares acquired from us, the total amount paid and the average price per share paid by the existing shareholders and the number of common shares acquired from us, the total amount paid and the average price per share paid by you as a new investor in this offering, based upon the public offering price of $      per share.

	As Further Adjusted Shares Outstanding(2)			Total Consideration
	Number	Percent		Amount (In USD Thousands)	Percent		Average Price Per Share
Existing shareholders			%	$		%	$
New investors(*)			%	$		%	$
Total			%	$		%	$

(*)	Before deducting estimated expenses of this offering of $ million.

(1)
The "as adjusted" amounts include the adjustments described in the second bullet of the section entitled "Capitalization" and the issuance of 4,222,223 common shares upon exercise of a conversion option pursuant to the convertible promissory note, dated March 12, 2015, as amended, that we issued to Jelco, 23,516,667 common shares upon exercise of a conversion option pursuant to the convertible promissory note, dated September 7, 2015, as amended, that we issued to Jelco and 15,277,778 common shares upon exercise of a conversion option pursuant to the convertible promissory note, dated September 27, 2017, that we issued to Jelco. Under each of the convertible promissory notes, Jelco, an entity affiliated with our Sponsor, may, at its option, convert the principal amount under each note at any time into common shares at a conversion price of $0.90 per share. As of November 6, 2018, $3.8 million was outstanding under the convertible promissory note dated March 12, 2015, as amended, $21.2 million was outstanding under the convertible promissory note dated September 7, 2015, as amended, and $13.75 million was outstanding under the convertible promissory note dated September 27, 2017.

(2)	The "as further adjusted" amounts include the adjustments described in (1) above and the adjustment described in the third bullet of the section entitled "Capitalization".

BUSINESS

This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. See "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors".

Overview

We are Seanergy Maritime Holdings Corp., an international shipping company specializing in the worldwide seaborne transportation of drybulk commodities, primarily iron ore and coal. We believe we have established a reputation in the international drybulk shipping industry for operating and maintaining vessels with high standards of performance, reliability and safety. Our management team comprises executives with extensive experience operating large and diversified fleets, and who have strong relationships to a growing number of international charterers..

Our fleet was acquired at a historically low point in the shipping cycle. In 2015, we acquired eight modern drybulk vessels (six Capesize and two Supramaxes). In 2016 and 2017 we acquired a further three Capesize drybulk vessels. We refer to the ten vessels that we presently operate as our Fleet. Since March 2015, we have invested $275 million to acquire our Fleet, excluding the modern secondhand Capesize that we have agreed to acquire in September 2018. Capesize vessels range in size between 165,000 to 190,000 dwt. Supramax vessels range in size between 40,000 to 65,000 dwt.

As of the date of this prospectus, we operate a fleet of ten dry bulk carriers, comprised of nine Capesize vessels and one Supramax vessel, with a combined cargo-carrying capacity of approximately 1,625,763 dwt and an average age of approximately 9.6 years. In September 2018, we have entered into agreements to sell our remaining Supramax vessel and purchase an additional Capesize vessel. Following the aforementioned Capesize vessel acquisition and the Supramax vessel disposal, our Company will be the only pure-play Capesize owner publicly listed in the U.S.

History and Development
We were incorporated under the laws of the Republic of the Marshall Islands, pursuant to the Marshall Islands BCA, on January 4, 2008, originally under the name Seanergy Merger Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.

In August 2012, we began discussions with our former lenders to finalize the satisfaction and release of our obligations under certain of our former loan facility agreements and the amendment of the terms of certain of our loan facility agreements. Between January 2012 and March 2014, we sold all 20 of our former vessels, in some cases by transferring ownership of certain of our vessel-owning subsidiaries to third parties nominated by our former lenders in connection with our restructuring. In March 2014, we completed our restructuring, following which we did not own any vessels and did not have any long-term debt obligations.

On March 12, 2015 we entered into share purchase agreements with Jelco and Stamatios Tsantanis, our Chairman and Chief Executive Officer, under which we sold 5,000,100 of our common shares to Jelco for $4.5 million and 333,400 of our common shares to Mr. Tsantanis for $0.3 million, equal to a price per share of $0.90. As part of the transaction, the purchasers received customary registration rights.

On March 19, 2015, we acquired a 2001 Capesize, 171,199 dwt vessel, which was renamed Leadership, from an unaffiliated third party. The acquisition of the vessel was financed with proceeds from (i) the convertible promissory note dated March 12, 2015, issued by the Company to Jelco, (ii) a loan agreement dated March 06, 2015 for $8.75 million with Alpha Bank A.E. and (iii) a share purchase agreement dated March 12, 2015 with Jelco for the issuance of 5,000,100 shares of our common stock in exchange for $4.5 million, equal to a price per share of $0.90. This acquisition was made pursuant to a memorandum of agreement between our vessel-owning subsidiary and the seller, dated December 23, 2014.

On August 6, 2015, we entered into a purchase agreement and seven memoranda of agreement with entities affiliated with our Sponsor to acquire seven secondhand drybulk vessels, consisting of five Capesize and two Supramax vessels, for an aggregate purchase price of $183.4 million. We took delivery of the seven vessels between September and December 2015. The acquisition costs of the seven vessels were funded with proceeds from a $44.4 million senior secured loan facility with HSH Nordbank AG to finance the acquisition of the Geniuship and Gloriuship, a $52.7 million secured term loan facility with UniCredit Bank AG to partly finance the acquisition of the Premiership, Gladiatorship and Guardianship, a $33.8 million secured loan facility with Alpha Bank A.E. to partly finance the acquisition of the Squireship, a $39.4 million secured term loan facility with Natixis to partly finance the acquisition of the Championship, the Share Purchase Agreement (defined below) and the convertible promissory note dated September 7, 2015, issued by the Company to Jelco.

On September 7, 2015, we entered into a share purchase agreement with Jelco under which we agreed to sell Jelco 10,022,240 of our common shares in three tranches for $9.0 million, or the Share Purchase Agreement. The common shares were sold at a price of $0.90 per share. On September 11, 2015, the first tranche of 3,889,980 common shares was sold for $3.5 million. On September 29, 2015, the second tranche of 2,655,740 common shares was sold for $2.4 million. On October 21, 2015, the third tranche of 3,476,520 common shares was sold for $3.1 million. As part of the transaction, the purchaser received customary registration rights.

On January 7, 2016, we effected a one-for-five reverse split of our common stock, which was approved at a special meeting of our shareholders on September 16, 2014. The reverse stock split became effective and the common stock began trading on a split-adjusted basis on the Nasdaq Capital Market at the opening of trading on January 8, 2016. When the reverse stock split became effective, every five shares of our issued and outstanding common stock was automatically combined into one issued and outstanding share of common stock without any change in the par value per share or the total number of authorized shares. This reduced the number of outstanding shares of our common stock from 97,612,971 shares on January 7, 2016, to 19,522,413 shares on January 8, 2016, after adjusting for fractional shares. On January 27, 2016, we received a letter from Nasdaq confirming that we had regained compliance with Nasdaq's minimum bid price requirement.

On August 10, 2016, we sold 1,180,000 of our common shares to an unaffiliated institutional investor at a public offering price of $4.15 per share, for aggregate gross proceeds of $4.9 million. The net proceeds from the sale of the common shares, after deducting placement agent fees and related offering expenses, were approximately $4.1 million.

On September 26, 2016, we entered into two memoranda of agreements with an unaffiliated third party for the purchase of Lordship and Knightship, two secondhand Capesize vessels, for an aggregate purchase price of $41.5 million. We paid an initial security deposit in the amount of $4.2 million, which was funded through the Jelco Loan Facility. The balance of the purchase price of Lordship was funded with $8.2 million from the Jelco Loan Facility, $7.5 million from the NSF Loan Facility and $3.0 million of cash on hand. The balance of the purchase price of Knightship was funded with $18.7 million from the NSF Loan Facility.

In a direct offering that was completed on November 23, 2016, we sold 1,305,000 common shares to unaffiliated institutional investors at a public offering price of $2.75 per share, for aggregate gross proceeds of $3.6 million. The net proceeds from the sale of the common shares, after deducting fees and expenses, were approximately $3.2 million.

In a registered public offering that was completed on December 13, 2016, we sold 10,000,000 of our common shares and Class A Warrants to purchase 10,000,000 of our common shares at a combined public offering price of $1.50 per share and warrant for an aggregate amount of $15.0 million gross proceeds. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 500,000 of our common shares.

On December 15, 2016, we issued an aggregate of 772,800 of our common shares to certain of our directors, officers and employees pursuant to the Plan.

Pursuant to the exercise of the over-allotment option granted to the underwriters in the public offering that was completed on December 13, 2016, on December 21, 2016, we sold an additional 1,300,000 of our common shares and Class A Warrants to purchase 1,500,000 of our common shares for an aggregate amount of $2.0 million gross proceeds. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 65,000 of our common shares.

On April 10, 2017, we issued 125,000 of our common shares in a private placement to a third-party service provider as compensation.

Between February 6, 2017 and April 27, 2017, we sold 2,782,136 of our common shares for an aggregate amount of approximately $2.9 million gross proceeds in a public at-the-market offering pursuant to the Equity Distribution Agreement, dated February 3, 2017, between us and Maxim Group LLC.

On May 31, 2017, we acquired the Partnership, from an unaffiliated third party. The acquisition of the vessel was financed with proceeds from (i) the Partnership loan facility dated May 24, 2017 and (ii) the ATB Loan Facility. This acquisition was made pursuant to a memorandum of agreement between our vessel-owning subsidiary and the seller, dated March 28, 2017.

On September 27, 2017, we issued a $13.75 million convertible promissory note to Jelco. As part of the transaction, Jelco received customary registration rights with respect to all common shares beneficially owned by Jelco also providing for customary registration rights for all Jelco notes. Of the $13.75 million drawn down under the note, $4.75 million was used to make a mandatory prepayment under the Jelco Loan Facility, $7.7 million was used to partially fund the refinancing of our Natixis facility and the balance was used for general corporate purposes.

On April 10, 2018, we entered into a $2 million loan facility with Jelco for working capital purposes. We drew down the $2 million on April 12, 2018. The facility, as amended in June 2018 and in August 2018, bears fixed interest of 10% per annum.

  On August 31, 2018 we entered into an agreement to acquire a modern secondhand Capesize vessel from an unaffiliated third party, built in 2010 at Daewoo Shipbuilding in South Korea with a cargo-carrying capacity of approximately 180,000 dwt for a gross purchase price of $28.7 million. The delivery of the new vessel is scheduled to take place during November 2018. The vessel is currently on time charter to a major European drybulk operator at a gross daily rate of $17,150 with latest redelivery date in January 2019.

On September 20, 2018, we entered into two separate definitive agreements with unaffiliated third parties for the sale of our only two Supramax vessels, the 2010-built Gladiatorship and the 2011-built Guardianship. The aggregate gross sale price is $22.7 million. The Gladiatorship was delivered to its new owner on October 11, 2018 and the delivery of the Guardianship is expected to take place during the first half of November 2018. Following these transactions, Seanergy will be the only pure-play Capesize vessel owner listed in the US public markets.

For more information regarding our current loan facilities and convertible promissory notes, please see "Prospectus Summary—Recent Developments" herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations–Description of Indebtedness" in our unaudited interim consolidated financial statements for the six months ended June 30, 2018 in our Report on Form 6-K filed with the Commission on August 10, 2018, which is incorporated by reference herein.

Competitive Strengths

We believe that we possess a number of strengths that provide us with a competitive advantage in the drybulk shipping market, including the following:

•
Focus on Capesize Vessels. Our fleet currently consists of nine Capesize vessels and one Supramax vessel. Following the completion of the aforementioned Capesize vessel acquisition and Supramax vessel disposal, our fleet will consist of ten Capesize vessels. Therefore, on a pro-forma basis, our Company will be the only pure-play Capesize publicly-listed shipping company worldwide. We believe our focus on just one asset class (Capesize vessels) in the drybulk space provide us with operational and commercial expertise in this market. We believe, further, that our focus on the Capesize market will attract a broader and deeper shareholder base to benefit from the transport of iron ore and coal, to gain exposure to the industries and economies directly affected by the trade of iron ore and coal (including China and Brazil), and to minimize their exposure to the segments of the drybulk market that may be influenced from a much wider range of variables than the trades of iron ore and coal. According to Karatzas Marine Advisors & Co. seaborne transportation for iron ore and coal has increased by 1.6% in 2016, 4.0% in 2017 and is expected to increase by 3.8% in 2018. In addition, the newbuilding orderbook for Capesize vessels currently represents approximately 3% of the current fleet, a significant reduction from 35.4%, the average size of the newbuilding orderbook of the fleet for the last 10 years. As seen in the graph below, relative to our publicly-traded drybulk owner peers, the Company has distinguished itself in the market as a dedicated provider of Capesize tonnage.

Bubble size represents cargo carrying capacity in dwt. Companies in sample: Diana Shipping Inc, Eagle Bulk Shipping Inc, Genco Shipping & Trading Ltd, Pangaea Logistics Solutions, Scorpio Bulkers Inc, Golden Ocean Group, Navios Holdings Inc., Navios Maritime Partners L.P., Eurodry Ltd., Globus Maritime Limited, Safe Bulkers Inc, Star Bulk Carriers Corp.

•
Focus on Quality and Commercially Competitive Tonnage.  Our fleet consists of modern-design Capesize vessels with large cargo carrying capacity that are expected to be fully compliant with existing and expected regulations. We believe our modern-design vessels built at reputable Korean and Japanese shipyards are preferred by charterers, as they require lower maintenance and typically have lower operating expenses than older vessels.

•
Experienced Management. Our Company's leadership has considerable depth of shipping industry expertise. Mr. Tsantanis, our Chairman, Chief Executive Officer, brings more than 20 years of experience in shipping and finance and has held senior management positions in prominent shipping companies prior to leading our Company. Mr. Gyftakis, our Chief Financial Officer, has more than 12 years of experience in senior positions in the shipping finance industry. The Company's Chief Operations Officer, Chief Technical Officer and General Counsel have a combined experience of 53 years in senior positions.

•
Access to off market sale and purchase opportunities and ability of prompt execution.  Our past track record, strength and expertise of our management team, our commercial expertise and reputation in the marketplace, and our transparent and public structure may allow us to source off-market secondhand vessels and to build on our strong track record of executing such transactions.

•
Access to Attractive Chartering Opportunities. The Company's senior management in combination with Fidelity, our commercial manager, has established strong global relationships with international miners, charterers and brokers. We believe that our relationships with these counterparties should provide us with access to attractive chartering opportunities. Furthermore, we aim to maintain our fleet at a level that meets or exceeds stringent industry standards as we believe that owning a modern and well-maintained fleet provides us with a competitive advantage in securing favorable time and spot charters. However, it is possible that the daily rates we receive on future time and spot charters may be lower depending on market fluctuations. As a demonstration of our ability to source attractive employment opportunities two of our vessels have recently entered into long-term time charters with a duration of five years. As part of the agreements, the charterer have agreed to cover the costs for the installation of exhaust gas systems, or scrubbers, on our vessels, in order to ensure compliance with the International Maritime Organization's Sulphur limit rules that will be in effect after January 1, 2020. We believe that the willingness of our charterers' to invest in our vessels is a testament to the superior employment opportunities enjoyed by our fleet.

Business Strategy

Our strategy is centered on managing our fleet to world-class standards to produce strong cash flows and to further expand our fleet to build our position as a reliable provider of international seaborne transportation services for drybulk commodities. The key elements of our business strategy include:

•
Expanding Our Fleet Through Accretive Acquisitions. We aim to acquire high quality Capesize dry bulk carriers through timely acquisitions at prices that are attractive when compared to the vessels' future earnings potential. We currently view the Capesize vessel class as providing the most attractive returns in the dry bulk space given existing vessel price levels. In evaluating acquisitions, we consider and analyze, among other things, our expectation of fundamental developments in the drybulk shipping industry sector, the level of liquidity in the resale and charter market, vessel condition and technical specifications, expected remaining useful life, as well as the overall strategic positioning of our fleet and customers. For vessels acquired with charters attached, we also consider the credit quality of the charterer and duration and terms of the contracts in place.

•
Positioned to Capitalize on an Improving Rate Environment via Spot Market Exposure. We believe our current fleet is optimized to capture increasing vessel revenues because of an upward trend in spot rates. Currently our entire fleet with the exception of two vessels is employed in the spot market under agreements that allow Seanergy to benefit from market improvements. The average of the five time charter routes for the Baltic Capesize Index, or the BCI TCE, the generally agreed upon proxy for spot Capesize shipping rates, has recently increased significantly by 5,154% from the record low level of $485 per day on March 17, 2016 to $14,959 per day on November 7, 2018. The average BCI TCE of the last fifteen years November 2008 until October 2018 is $38,174. As spot charter rates revert to long-term average levels, we expect our chartering strategy to shift towards employing a greater proportion of our fleet under long term fixed-rate contracts in order to minimize downside risk. Because the spot market is volatile, there can be no assurance that the recent increases in the drybulk charter market will continue.

•
Building a Modern-design Capesize Fleet with Critical Mass.  In today's competitive world, shipping companies with larger fleets can benefit from economies of scale by reducing operating expenses per vessel due to volume price discounting; larger fleets also command the preference of the charterers as they can also benefit from the economies of scale themselves.  More importantly, shipping companies with larger fleets have greater access to financing on competitive terms from shipping banks and lessors, as well as from institutional investors and the capital markets.  The graph shown above under "Competitive Strengths", illustrates our Company's distinguished position in the marketplace now has gained critical mass in terms of deadweight tonnage that is distinguishable in the market place.

Our Fleet

As of the date of this prospectus, we operate a fleet of ten dry bulk carriers, comprised of nine Capesize vessels and one Supramax vessel, with a combined cargo-carrying capacity of approximately 1,625,763 dwt and an average age of approximately 9.6 years. The following table lists the vessels in our fleet as of the date of this prospectus:

Fleet
Vessel Name	Year Built	Dwt	Flag	Yard	Type of Employment
Championship	2011	179,238	LIB	Sungdong	Spot
Partnership	2012	179,213	MI	Hyundai	Time Charter(1)
Knightship(2)	2010	178,978	LIB	Hyundai	Spot
Lordship	2010	178,838	LIB	Hyundai	Time Charter(3)
Gloriuship	2004	171,314	MI	Hyundai	Spot
Leadership	2001	171,199	BA	Koyo-Imabari	Spot
Geniuship	2010	170,057	MI	Sungdong	Spot
Premiership	2010	170,024	IoM	Sungdong	Spot
Squireship	2010	170,018	LIB	Sungdong	Spot
Guardianship (4)	2011	56,884	MI	CSC Jinling	Spot
Average Age/Total dwt:	9.6 years	1,625,763

Vessel to be Delivered	Year Built	Dwt	Flag	Yard	Type of Employment
Fellowship (5)	2010	179,701	MI	Daewoo	Time Charter (6)
Average Age/Total dwt (7)	9.6 years	1,748,580

(1)
This vessel is being chartered by Uniper Global Commodities SE and was delivered to the charterer on June 13, 2017 for a period of employment of about 12 months to about 18 months at a gross daily rate of $16,200.

(2)	This vessel was sold to and leased back from a major Chinese leasing institution on June 29, 2018 for an eight year period.

(3)
This vessel is being chartered by Oldendorff Carriers GmbH & Co. KG and was delivered to the charterer on June 28, 2017, in direct continuation of the vessel's previous time charter, for a period of about 18 months to about 22 months. The net daily charter hire is calculated at an index linked rate based on the five time charter routes rate of the Baltic Capesize Index. In addition, the time charter provides us an option for any period of time during the hire to be converted into a fixed rate time charter, between three months and 12 months, with a rate corresponding to the prevailing value of the respective Capesize forward freight agreement.

(4)	The Company has entered into a definitive agreement with unaffiliated third party for the sale of the Guardianship.

(5)	This vessel is expected to be delivered to Seanergy in November 2018. Please see "Prospectus Summary - Recent Developments"

(6)
This vessel is being chartered by Swissmarine S.A. and was delivered to the charterer on February 6, 2017 for a period of employment of about 10 months to about 13 months at a gross daily rate of $17,250

(7)	Pro-forma fleet, following the delivery of the Fellowship to Seanergy and the Guardianship to its new owners.

Key to Flags:BA – Bahamas, IoM – Isle of Man, LIB – Liberia, MI – Marshall Islands

Management of Our Fleet

We manage our vessels' operations, insurances and bunkering and have the general supervision of our third-party technical and commercial managers.

V.Ships, an independent third party, provides technical management for our vessels that includes general administrative and support services, such as crewing and other technical management, accounting related to vessels and provisions. Pursuant to our technical management agreements with V.Ships we paid a monthly fee of $8,000 per vessel in 2017 and we pay a monthly fee of $8,000 per vessel starting from January 1, 2018, in exchange for V.Ships providing these technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses, crewing costs, which are reimbursed by us to V.Ships. Pursuant to our technical management agreement with V.Ships for the vessel Leadership, if the vessel is laid up for a period of more than two months, we are not obligated to pay a management fee to V.Ships for the period exceeding the two months until we give written notice to re-activate the vessel. However, we are obligated to reimburse V.Ships for any costs that have been approved by us that may arise while Leadership is laid up following the two months. The technical management agreements are for an indefinite period until terminated by either party, giving the other notice in writing, in which event the applicable agreement shall terminate after one month from the date upon which such notice is received.

Seanergy Management Corp., or Seanergy Management, one of our wholly-owned subsidiaries, has entered into a commercial management agreement with Fidelity, an independent third party, pursuant to which Fidelity provides commercial management services for all of the vessels in our fleet. Fidelity serves as commercial broker for Capesize vessels exclusively to us. Under the commercial management agreement, we have agreed to reimburse Fidelity for all reasonable running and/or out-of-pocket expenses, including but not limited to, telephone, fax, stationary and printing expenses, as well as any pre-approved travelling expenses. In addition, we have agreed to pay the following fees to Fidelity: (i) an annualized fee of €120,000 payable in ten equal monthly payments and (ii) a commission fee equal to 0.15% calculated on the collected gross hire/freight/demurrage payable when the relevant hire/freight/demurrage is collected, provided that on an annual basis the total fees payable under (i) and (ii) are capped at $300,000 net. The commercial management agreement may be terminated by either party upon giving one month prior written notice to the other party.  Seanergy Management also provides certain administrative and managerial services for our vessel-owning subsidiaries.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that our directors bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee consists of three directors. In accordance with the amended and restated charter of the shipping committee, two of the directors on the shipping committee are nominated by Jelco and one of the directors on the shipping committee is nominated by a majority of our board of directors and is an independent member of the board of directors. The members of the shipping committee are Mr. Stamatios Tsantanis and Ms. Christina Anagnostara, who are Jelco's nominees, and Mr. Elias Culucundis, who is the nominee of the board of directors.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors. In addition, the duties of our chief executive officer, who is currently Mr. Tsantanis, may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. In addition to these agreements, we have amended certain provisions in our articles of incorporation and by-laws to incorporate these requirements.

As a result of these various provisions, in general, all shipping- related decisions will be made by Jelco's appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

Employment of Our Fleet

Our vessels are primarily chartered on the spot charter market, either through trip charter contracts or voyage charter contracts. A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, we pay specific voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable than those under time charters, but may enable us to capture increased profit margins during periods of improvements in drybulk vessel charter rates. Downturns in the drybulk industry would result in a reduction in profit margins, and could lead to losses.

Two of our vessels are also employed on period time charters.  Period time charters provide a fixed and stable cash flow for a known period of time. Period time charters also mitigate in part the volatility and seasonality of the spot market business, which is generally weaker in the second and third quarters of the year. In the future, we may opportunistically look to employ more of our vessels under time charter contracts should rates become more attractive.

Charter Hire Rates

Charter hire rates fluctuate by varying degrees among drybulk vessel size categories. The volume and pattern of trade in a small number of commodities, referred to as major bulks, affect demand for larger vessels. Therefore, charter rates and vessel values of larger vessels often show greater volatility. Conversely, trade in a greater number of commodities, referred to as minor bulks, drives demand for smaller drybulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility.

Charter hire rates paid for drybulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and the different drybulk carrier categories. However, because demand for larger drybulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile than those for smaller vessels.

In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption.

In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as commencement and termination regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region with ports where vessels load cargo also are generally quoted at lower rates, because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

Within the drybulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charters entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation as ship-owners, -managers and -operators. We compete primarily with other independent drybulk vessel-owners in the Supramax, Panamax, Capesize markets, and with major mining, steel mills and traders that own and operate their own vessels.  Ownership of drybulk vessels is highly fragmented and is divided among private shipowners, publicly-listed companies and state-controlled owners.  While it is generally difficult to know the exact fleet composition of most non-public shipping companies, indicatively, some of our competitors that are listed on the NYSE will include Scorpio Bulkers Inc., Star Bulk Carriers Corp. and Safe Bulkers, Inc., each of which is an operator in any of the Supramax or Capesize vessels in the drybulk market.  Our competitors may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers, than our vessels.  According to Karatzas Marine Advisors & Co., worldwide there are approximately 52 owners of Capesize vessels (165,000 dwt – 190,000 dwt) and 716 owners of Supramax drybulk vessels of 45,000 – 60,000 dwt.

Customers

Our customers include or have included national, regional and international companies.  Customers individually accounting for more than 10% of our revenues during the years ended December 31, 2017, 2016 and 2015 were:

Customer	2017	2016	2015
A	17%	-	-
B	17%	-	-
C	-	18%	-
D	-	12%	15%
E	-	-	47%
F	-	-	12%
G	-	-	10%
Total	34%	30%	84%

Seasonality

Coal, iron ore and grains, which are the major bulks of the drybulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require drybulk shipping accordingly.

Environmental and Other Regulations in the Shipping Industry

Government regulation and laws significantly affect the ownership and operation of our fleet. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (applicable national authorities such as the United States Coast Guard ("USCG"), harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and other authorizations for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or result in the temporary suspension of the operation of one or more of our vessels.

We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations frequently change and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect our profitability.

It should be noted that the U.S. is currently experiencing changes in its environmental policy, the results of which have yet to be fully determined.  For example, in April 2017, the U.S. President signed an executive order regarding environmental regulations, specifically targeting the U.S. offshore energy strategy, which may affect parts of the maritime industry and our operations.  Furthermore, recent action by the IMO's Maritime Safety Committee and United States agencies indicate that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. For example, cyber-risk management systems must be incorporated by ship-owners and managers by 2021. This might cause companies to cultivate additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. However, the impact of such regulations is hard to predict at this time.

International Maritime Organization

The International Maritime Organization, the United Nations agency for maritime safety and the prevention of pollution by vessels (the "IMO"), has adopted the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, collectively referred to as MARPOL 73/78 and herein as "MARPOL," adopted the International Convention for the Safety of Life at Sea of 1974 ("SOLAS Convention"), and the International Convention on Load Lines of 1966 (the "LL Convention"). MARPOL establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms.  MARPOL is applicable to drybulk, tanker and LNG carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk in liquid or in packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September 1997.

In 2013, the IMO's Marine Environmental Protection Committee, or the "MEPC," adopted a resolution amending MARPOL Annex I Condition Assessment Scheme, or "CAS." These amendments became effective on October 1, 2014, and require compliance with the 2011 International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, or "ESP Code," which provides for enhanced inspection programs. All of our vessels comply with ESP Code.

Air Emissions

In September 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on sulfur oxide and nitrogen oxide emissions from all commercial vessel exhausts and prohibits "deliberate emissions" of ozone depleting substances (such as halons and chlorofluorocarbons), emissions of volatile compounds from cargo tanks, and the shipboard incineration of specific substances. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions, as explained below.  Emissions of "volatile organic compounds" from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls, or PCBs) are also prohibited.  We believe that all our vessels are currently compliant in all material respects with these regulations.

The IMO's Marine Environmental Protection Committee ("MEPC"), adopted amendments to Annex VI regarding emissions of sulfur oxide, nitrogen oxide, particulate matter and ozone depleting substances, which entered into force on July 1, 2010.  The amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulfur contained in any fuel oil used on board ships. On October 27, 2016, at its 70th session, the MEPC agreed to implement a global 0.5% m/m sulfur oxide emissions limit (reduced from the current 3.50%) starting from January 1, 2020.  This limitation can be met by using low-sulfur complaint fuel oil, alternative fuels, or certain exhaust gas cleaning systems.  Once the cap becomes effective, ships will be required to obtain bunker delivery notes and International Air Pollution Prevention ("IAPP") Certificates from their flag states that specify sulfur content.  This subjects ocean-going vessels in these areas to stringent emissions controls, and may cause us to incur additional costs.

Sulfur content standards are even stricter within certain "Emission Control Areas," or ("ECAs"). As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area.  Ocean-going vessels in these areas will be subject to stringent emission controls and may cause us to incur additional costs. If other ECAs are approved by the IMO, or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the U.S. Environmental Protection Agency ("EPA") or the states where we operate, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of our operations.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (NOx) standards in ECAs will go into effect.  Under the amendments, Tier III NOx standards apply to ships that operate in the North American and U.S. Caribbean Sea ECAs designed for the control of NOx with a marine diesel engine installed and constructed on or after January 1, 2016.  Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009.  As a result of these designations or similar future designations, we may be required to incur additional operating or other costs.

As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI is effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection commencing on January 1, 2019.  The IMO intends to use such data as the first step in its roadmap (through 2023) for developing its strategy to reduce greenhouse gas emissions from ships, as discussed further below.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans ("SEEMPS"), and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index ("EEDI").  Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014.

We may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect our business, results of operations, cash flows and financial condition.

Safety Management System Requirements

The SOLAS Convention was amended to address the safe manning of vessels and emergency training drills.  The Convention of Limitation of Liability for Maritime Claims (the "LLMC") sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. We believe that all of our vessels are in substantial compliance with SOLAS and LL Convention standards.

Under Chapter IX of the SOLAS Convention, or the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (the "ISM Code"), our operations are also subject to environmental standards and requirements. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical management team have developed for compliance with the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. We have obtained applicable documents of compliance for our offices (DOC) and safety management certificates (SMC) for all of our vessels for which the certificates are required by the ISM code. The document of compliance and safety management certificate are renewed as required.

Amendments to the SOLAS Convention Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code ("IMDG Code"). Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements.

The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers ("STCW").  As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate.  Flag states that have ratified SOLAS and STCW generally employ the classification societies, which have incorporated SOLAS and STCW requirements into their class rules, to undertake surveys to confirm compliance.

Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments (the "BWM Convention") in 2004. The BWM Convention entered into force on September 9, 2017.  The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments.  The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast Water management certificate.

On December 4, 2013, the IMO Assembly passed a resolution revising the application dates of BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention.  This, in effect, makes all vessels delivered before the entry into force date "existing vessels" and allows for the installation of ballast water management systems on such vessels at the first International Oil Pollution Prevention (IOPP) renewal survey following entry into force of the convention. The MEPC adopted updated guidelines for approval of ballast water management systems (G8) at MEPC 70. At MEPC 71, the schedule regarding the BWM Convention's implementation dates was also discussed and amendments were introduced to extend the date existing vessels are subject to certain ballast water standards.  Ships over 400 gross tons generally must comply with a "D-1 standard," requiring the exchange of ballast water only in open seas and away from coastal waters.  The "D-2 standard" specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D2 standard on or after September 8, 2019. For most ships, compliance with the D2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms.  Costs of compliance may be substantial.

Once mid-ocean ballast exchange ballast water treatment requirements become mandatory under the BWM Convention, the cost of compliance could increase for ocean carriers and may be material. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The U.S., for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements.  The costs of compliance with a mandatory mid-ocean ballast exchange could be material, and it is difficult to predict the overall impact of such a requirement on our operations.

The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage (the "Bunker Convention") to impose strict liability on ship owners (including the registered owner, bareboat charterer, manager or operator) for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC).  With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship's bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

Ships are required to maintain a certificate attesting that they maintain adequate insurance to cover an incident. In jurisdictions, such as the United States where the Bunker Convention has not been adopted, various legislative schemes or common law govern, and liability is imposed either on the basis of fault or on a strict-liability basis.

Anti‑Fouling Requirements

In 2001, the IMO adopted the International Convention on the Control of Harmful Anti‑fouling Systems on Ships, or the "Anti‑fouling Convention." The Anti‑fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti‑fouling System Certificate is issued for the first time; and subsequent surveys when the anti‑fouling systems are altered or replaced. We fully comply with IMO regulation having to do with the harmful anti-fouling systems.

Compliance Enforcement

Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and European Union authorities have indicated that vessels not in compliance with the ISM Code by applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively.  As of the date of this report, each of our vessels is ISM Code certified. However, there can be no assurance that such certificates will be maintained in the future.  The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

United States Regulations

The U.S. Oil Pollution Act of 1990 and the Comprehensive Environmental Response, Compensation and Liability Act

The U.S. Oil Pollution Act of 1990 ("OPA") established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all "owners and operators" whose vessels trade or operate within the U.S., its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S.'s territorial sea and its 200 nautical mile exclusive economic zone around the U.S.  The U.S. has also enacted the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define "owner and operator" in the case of a vessel as any person owning, operating or chartering by demise, the vessel.  Both OPA and CERCLA impact our operations.

Under OPA, vessel owners and operators are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel).  OPA defines these other damages broadly to include:

(i)          injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

(ii)          injury to, or economic losses resulting from, the destruction of real and personal property;

(iv)          loss of subsistence use of natural resources that are injured, destroyed or lost;

(iii)          net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

 (v)          lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

(vi)          net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs.   Effective December 21, 2015, the USCG adjusted the limits of OPA liability for non-tank vessels, edible oil tank vessels, and any oil spill response vessels, to the greater of $1,100 per gross ton or $939,800 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party's gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations.  The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA each preserve the right to recover damages under existing law, including maritime tort law.  OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee. We plan to comply with the USCG's financial responsibility regulations by providing applicable certificates of financial responsibility.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including the raising of liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities.  However, the status of several of these initiatives and regulations is currently in flux.  Compliance with any new requirements of OPA may substantially impact our cost of operations or require us to incur additional expenses to comply with any new regulatory initiatives or statutes. Additional legislation or regulations applicable to the operation of our vessels that may be implemented in the future could adversely affect our business.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills.  Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance.  These laws may be more stringent than U.S. federal law.  Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners' responsibilities under these laws. The Company intends to comply with all applicable state regulations in the ports where the Company's vessels call.

We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage, it could have an adverse effect on our business and results of operation.

Other United States Environmental Initiatives

The U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990) ("CAA") requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants.  The CAA requires states to adopt State Implementation Plans, or SIPs, some of which regulate emissions resulting from vessel loading and unloading operations which may affect our vessels.

The U.S. Clean Water Act ("CWA") prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges.  The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA.

The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict our vessels from entering U.S. Waters.  The EPA requires a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within United States waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels (the "VGP"). On March 28, 2013, the EPA re-issued the VGP for another five years from the effective date of December 19, 2013.  The 2013 VGP focuses on authorizing discharges incidental to operations of commercial vessels, and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, stringent requirements for exhaust gas scrubbers, and requirements for the use of environmentally acceptable lubricants. For a new vessel delivered to an owner or operator after December 19, 2013 to be covered by the VGP, the owner must submit a Notice of Intent ("NOI") at least 30 days (or 7 days for eNOIs) before the vessel operates in United States waters. We have submitted NOIs for our vessels where required.

The USCG regulations adopted under the U.S. National Invasive Species Act ("NISA") impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters, which require the installation of certain engineering equipment and water treatment systems to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures, and/or may otherwise restrict our vessels from entering U.S. waters.  The USCG has implemented revised regulations on ballast water management by establishing standards on the allowable concentration of living organisms in ballast water discharged from ships in U.S. waters. As of January 1, 2014, vessels were technically subject to the phasing-in of these standards, and the USCG must approve any technology before it is placed on a vessel. The USCG first approved said technology in December 2016, and continues to review ballast water management systems. The USCG may also provide waivers to vessels that demonstrate why they cannot install the new technology.  The USCG has set up requirements for ships constructed before December 1, 2013 with ballast tanks trading within the exclusive economic zones of the U.S. to install water ballast treatment systems as follows: (1) ballast capacity 1,500-5,000m3—first scheduled drydock after January 1, 2014; and (2) ballast capacity above 5,000m3—first scheduled drydock after January 1, 2016. All of our vessels have ballast capacities over 5,000m3, and those of our vessels trading in the U.S. have been exempted from relevant requirement due to unavailability of approved systems at the time that the regulation came into force. The vessels trading in US will have to install a ballast water treatment system at their next drydock/special survey

The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers.  In addition, through the CWA certification provisions that allow U.S. states to place additional conditions on the use of the VGP within state waters, a number of states have proposed or implemented a variety of stricter ballast requirements including, in some states, specific treatment standards.  Compliance with the EPA, USCG and state regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, or may otherwise restrict our vessels from entering U.S. waters.

Two recent United States court decisions should be noted.  First, in October 2015, the Second Circuit Court of Appeals issued a ruling that directed the EPA to redraft the sections of the 2013 VGP that address ballast water. However, the Second Circuit stated that the 2013 VGP will remains in effect until the EPA issues a new VGP.  The effect of such redrafting remains unknown.  Second, on October 9, 2015, the Sixth Circuit Court of Appeals stayed the Waters of the United States ("WOTUS") rule, which aimed to expand the regulatory definition of "waters of the United States," pending further action of the court.  In response, regulations have continued to be implemented as they were prior to the stay on a case-by-case basis. In February 2017, the U.S. President issued an executive order directing the EPA and U.S. Army Corps of Engineers publish a proposed rule rescinding or revising the WOTUS rule.  In January 2018, the Supreme Court held that the federal district courts, not the appellate courts, have jurisdiction to hear challenges to the WOTUS rule.  Also in January 2018, the EPA and Army Corps of Engineers issued a final rule pursuant to the President's order, under which the Agencies will interpret the term "waters of the United States" to mean waters covered by the regulations, as they are currently being implemented, within the context of the Supreme Court decisions and agency guidance documents, until February 6, 2020.  Litigation regarding the status of the WOTUS rule is currently underway, and the effect of future actions in these cases upon our operations is unknown.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.  Regulation (EU) 2015/757 of the European Parliament and of the Council of 29 April 2015 (amending EU Directive 2009/16/EC) governs the monitoring, reporting and verification of carbon dioxide emissions from maritime transport, and, subject to some exclusions, requires companies with ships over 5,000 gross tonnage to monitor and report carbon dioxide emissions annually starting on January 1, 2018, which may cause us to incur additional expenses.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in EU ports.

International Labour Organization

The International Labor Organization (the "ILO") is a specialized agency of the UN that has adopted the Maritime Labor Convention 2006 ("MLC 2006"). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. We believe that all our vessels are in substantial compliance with and are certified to meet MLC 2006.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020.  International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions.  The 2015 United Nations Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships.  On June 1, 2017, the U.S. President announced that the United States intends to withdraw from the Paris Agreement.  The timing and effect of such action has yet to be determined, but the Paris Agreement provides for a four-year exit process.

At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, in April 2018, nations at the MEPC 72 adopted an initial strategy to reduce greenhouse gas emissions from ships.  The initial strategy identifies "levels of ambition" to reducing greenhouse gas emissions, including (1) decreasing the carbon intensity from ships through implementation of further phases of the EEDI for new ships; (2) reducing carbon dioxide emissions per transport work, as an average across international shipping, by at least 40% by 2030, pursuing efforts towards 70% by 2050, compared to 2008; and (3) reducing the total annual greenhouse emissions by at least 50% by 2050 compared to 2008 while pursuing efforts towards phasing them out entirely.  The initial strategy notes that technological innovation, alternative fuels and/or energy sources for international shipping will be integral to achieve the overall ambition.  These regulations could cause us to incur additional substantial expenses.

The EU made a unilateral commitment to reduce overall greenhouse gas emissions from its member states from 20% of 1990 levels by 2020. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol's second period from 2013 to 2020.  Starting in January 2018, large ships calling at EU ports are required to collect and publish data on carbon dioxide emissions and other information.

In the United States, the EPA issued a finding that greenhouse gases endanger the public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. However, in March 2017, the U.S. President signed an executive order to review and possibly eliminate the EPA's plan to cut greenhouse gas emissions.  In response to that order, on October 16, 2017, the EPA proposed to repeal the Clean Power Plan, its first standards on carbon dioxide emissions from power plants. On December 28, 2017, the EPA published an Advance Notice of Proposed Rulemaking outlining its plans to replace the Clean Power Plan if the repeal moves forward.  Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, the EPA or individual U.S. states could enact environmental regulations that would affect our operations. For example, California has introduced a cap-and-trade program for greenhouse gas emissions, aiming to reduce emissions 40% by 2030.

Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require us to make significant financial expenditures which we cannot predict with certainty at this time. Even in the absence of climate control legislation, our business may be indirectly affected to the extent that climate change may result in sea level changes or more intense weather events.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the U.S. Maritime Transportation Security Act of 2002 ("MTSA"). To implement certain portions of the MTSA, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States and at certain ports and facilities, some of which are regulated by the EPA.

Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities and mandates compliance with the International Ship and Port Facilities Security Code ("the ISPS Code"). The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate ("ISSC") from a recognized security organization approved by the vessel's flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at port until they obtain an ISSC.  The following are among the various requirements, some of which are found in the SOLAS Convention:

•
on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;
•	the development of vessel security plans;
•	ship identification number to be permanently marked on a vessel's hull;
•
a continuous synopsis record kept onboard showing a vessel's history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

The USCG regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel's compliance with the SOLAS Convention security requirements and the ISPS Code. Future security measures could have a significant financial impact on us.  We intend to comply with the various security measures addressed by MTSA, the SOLAS Convention and the ISPS Code.

Inspection by Classification Societies

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and SOLAS. Most insurance underwriters make it a condition for insurance coverage and lending that a vessel be certified "in class" by a classification society which is a member of the International Association of Classification Societies, the IACS.  The IACS has adopted harmonized Common Structural Rules, or the Rules, which apply to oil tankers and bulk carriers constructed on or after July 1, 2015.  The Rules attempt to create a level of consistency between IACS Societies.  All of our vessels are certified as being "in class" by all the applicable Classification Societies (e.g., American Bureau of Shipping, Lloyd's Register of Shipping).

A vessel must undergo annual surveys, intermediate surveys, drydockings and special surveys. In lieu of a special survey, a vessel's machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Every vessel is also required to be drydocked every 30 to 36 months for inspection of the underwater parts of the vessel.  If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause us to be in violation of certain covenants in our loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

Risk of Loss and Liability Insurance Generally

The operation of any cargo vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel for oil pollution accidents in the United States Exclusive Economic Zone, has made liability insurance more expensive for shipowners and operators trading in the United States market. While we maintain hull and machinery insurance, war risks insurance, protection and indemnity cover and freight, demurrage and defense cover for our fleet in amounts that we believe will be prudent to cover normal risks in our operations, we may not be able to achieve or maintain this level of coverage throughout a vessel's useful life. Furthermore, while we believe that our insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery and War Risks Insurance

We maintain marine hull and machinery and war risks insurance, which includes the risk of actual or constructive total loss, for all of our vessels. Each of our vessels is covered up to at least fair market value with deductibles of $150,000 or $100,000 per vessel per incident for our Capesize and Supramax vessels, respectively. We also maintain increased value coverage for our vessels. Under this increased value coverage, in the event of total loss of a vessel, we will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable under our hull and machinery policy by reason of under insurance.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which insure liabilities to third parties in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Our coverage is limited to approximately $7.5 billion, except for pollution which is limited to $1 billion.

Our protection and indemnity insurance coverage for pollution is $1 billion per vessel per incident. The thirteen P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each P&I Association has capped its exposure to this pooling agreement at approximately $7.5 billion. As a member of a P&I Association which is a member of the International Group, we are subject to calls payable to the P&I Associations based on our claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Permits and Authorizations

We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our vessels. The kinds of permits, licenses and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel's crew and the age of a vessel. We believe that we have obtained all permits, licenses and certificates currently required to permit our vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit our ability to do business or increase the cost of us doing business in the future.

Property, Plants and Equipment

We do not own any real estate property. As of April 2018, we moved into new office spaces under a five year lease term, with an option to extend the lease term for another five years.

Legal Proceedings

We have previously reported that in 2010, certain of our then shareholders, including George Koutsolioutsos, who is also the former Chairman of the Board of the Company, brought suit in Greece against certain other shareholders of the Company, our former Chief Financial Officer, and the immediate successor to Mr. Koutsolioutsos as our Chairman. The suit seeks damages from the defendants for alleged willful misconduct that purportedly caused the plaintiffs damage both by way of diminution of the value of their shares in the Company and harm to their reputations. The defendants have advised us that they do not believe the action has merit, and that they intend vigorously to defend it. The next hearing date in this action is currently scheduled for November 15, 2018. The plaintiffs have stated in their written brief dated October 25, 2018 filed before the Court that they intend to resign from the lawsuit at the day of the hearing.

Mr. Koutsolioutsos also commenced three actions in Greece during 2014 against his immediate successor as our Chairman, on substantially the same or related set of grounds. The plaintiff seeks money damages in two of these cases. The next hearing date in these actions is also currently scheduled for November 15, 2018. The third case, in which the plaintiff sought an injunction, was discontinued by the plaintiff in September 2014.

On July 2017, certain of the plaintiffs that filed the 2010 suit commenced two new lawsuits against, among others, Mr. Koutsolioutsos' immediate successor as our Chairman, on substantially the same set of grounds as the two actions filed in 2014. With these new lawsuits, the plaintiffs withdrew the two actions filed in 2014 which were to be discussed on November 15, 2018 and further lessened their claim amount. The hearing of the new lawsuits is expected to be scheduled on November 15, 2018.

Neither we nor our current Chairman is named in any of these actions. We have also notified our insurance underwriters of these actions, and our underwriters are advancing a portion of the defendants' legal expenses.

THE INTERNATIONAL DRYBULK INDUSTRY

The information and data in this section, which relates to the international maritime drybulk transportation industry, has been provided by Karatzas Marine Advisors & Co., to which we refer as KMA, a privately owned group which, among other sources provides research and statistics to the maritime industry.  KMA based its analysis on information drawn from published and private industry sources.  These included in-house databases and proprietary information on the freight and asset price data.  Although data is taken from the most recently available published sources, these sources do revise figures and forecasts from time to time.

Industry Overview

Overview

The drybulk shipping industry pertains to the transport of dry cargoes in bulk (as compared to containerized drybulk cargo) by ways of seaborne movement of cargo.  Drybulk vessels can be utilized for the transport of a diverse range of cargoes varying from project and break bulk cargo (such as machinery, industrial units, plant parts and heavy equipment) to steel products to iron ore and coal.  However, in terms of value and volume of cargo, the transportation of iron ore, coal and grains are the most important cargoes for the larger-sized drybulk vessel trade.

Few countries in the world are privileged with large deposits of high quality raw materials, while demand for such commodities is widespread in countries and regions with large industrial bases, and often, also with large populations. For coal and iron ore, which constitute close to 55% of the drybulk trade by volume, production is dominated by mining companies in Australia and Brazil, while demand is concentrated in industrialized regions in North America, Northern Europe, and now, most prominently in the People's Republic of China (PRC or China). While there are several more producing and consuming regions worldwide for these two commodities, trends of economies of scale and price competition have led to an ever increasing role for Australia, Brazil and China that are expected to dominate these trades in the next decade.

Because we are a pure-play Capesize vessel shipping company, the trades of iron ore and coal are primarily considered in this Industry Report, given that such cargoes are transported on Capesize vessels; cargoes and trades of other minerals, agricultural products, etc. that are carried on other than Capesize vessels are only referenced in this Industry Report.

Drybulk vessels provide the most cost-efficient and effective way of transportation of cargoes worldwide. The total ocean-going seaborne volume of drybulk cargoes is estimated to exceed five billion tons in 2018, based on data from Karatzas Marine Advisors & Co.  Transportation of iron ore and coal is the largest segment of the drybulk market, accounting for more than 55% of total transported volume on drybulk vessels, and reflects continuous demand for steel products.  Drybulk shipping represents a low cost, yet still flexible and reliable, way of transporting massive amounts of commodities in bulk to countries with a large industrial base.

Coal and iron ore are normally transported during lengthy voyages over the world's oceans from port loading terminals in proximity to mining sites to discharge ports and receiving terminals in industrialized and consumer countries.  Accordingly, to benefit from economies of scale, iron ore and coal are typically carried on the largest vessels available that can be accommodated by the harbor facilities at loading and discharging ports.  Smaller vessels will typically be used for regional trades, where the ports generally are too small or too shallow for the larger drybulk vessels.

Grains, minor bulk, bauxite, alumina, steel products and fertilizers are the commodities and cargoes that make up most of the remaining drybulk market. These cargoes have more complex trading patterns than coal and iron ore, reflecting the multitude of locations these cargoes originate from and the trading routes, regional demand, smaller trading parcels, loading and discharging to smaller ports, multitude of sellers and buyers of cargoes, and therefore charterers, that drive the market for predominantly smaller dry bulk vessels. All in all, such trades reflect a substantial proportion of world trade growth, and in the estimate of Karatzas Marine Advisors, more than 30% of the international dry bulk seaborne trade.

Types of drybulk vessels

Drybulk vessels are normally categorized depending on their deadweight tonnage (total weight in metric tons of cargo, fuel, fresh water stores and crew that a ship can carry when immersed to their load line) and their cargo carrying capacity.

Generally, the following size vessels are used in the transportation of drybulk cargoes:

Asset Class / Definition	Standard Deadweight Tonnage	Standard Trading Routes	Primary Cargoes
Capesize	165,000 - 190,000 dwt	Brazil to China	iron ore, coal
Australia to China
Panamax Bulker	65,000 - 100,000 dwt	US to Far East	grains, iron ore, coal
Supramax (Handymax, Supramax, Ultramax)	40,000 – 65,000 dwt	US to Europe	grains, fertilizers, coal, break bulk
Various regional trades

With the exception of Newcastlemax and Very Large Ore Carriers (VLOCs), capesize vessels are the largest drybulk vessels in the world and their intended trade is the tramp transport of large quantities of cargo over long distances. Efficiencies of size by obtaining the lowest cost per unit of volume/weight transported is critical in this market segment. Iron ore and coal (either coking coal for steel production or thermal coal for power generation) are the predominant cargoes carried on Capesize vessels, and primary trading routes are from Brazil or Australia to the People's Republic of China (PRC), from South Africa to Europe and from South Africa to Far East and the PRC. Capesize vessels are gearless and they depend on port facility infrastructure for loading and unloading of the cargo. Capesize vessels is an asset class in existence for several decades with typical size of approximately 165,000 – 190,000 dwt, and named after the Cape of Good Hope, the only route that would allow such large vessels to transit from the Atlantic Ocean to the Indian Ocean and the Pacific Rim.

Drybulk Vessel Supply

Fleet Overview

The supply side of the drybulk market consists of the existing fleet of drybulk vessels adjusted for the addition of newbuilding deliveries from the shipbuilders and withdrawals from the existing fleet by way of scrapping, recycling and converting older vessels to other types of vessels.  In addition, drybulk vessel supply can be affected in the short term by several factors ranging from vessels being idled or on lay-up, waiting at anchorage for orders or idling due to port congestion at loading or discharging ports delaying the availability of the vessels, sailing at below designated speed ("slow steaming") in order to obtain better fuel consumption economics, and, in certain cases, by geographical dislocation of vessels due to unforeseen factors such as extreme weather conditions, political events or government action.

The world fleet of drybulk vessels has increased materially from January 2009 until the middle of 2012, almost doubling, reflecting deliveries of newbuilding vessels that were ordered prior to the financial crisis of 2008. The rate of fleet growth decelerated from 2012 to 2015, and since then, the world drybulk fleet, and especially the world Capesize fleet, have shown weak net growth. The total world drybulk fleet was approximately 830 million deadweight tons as of the middle of October 2018; the world Capesize fleet stood at approximately 335 million deadweight tonnage. The slower rate of growth of the world drybulk and the Capesize fleet can be attributed to relatively low newbuilding activity, slippage, delays and cancellations of newbuilding vessels on order, as well as increased demolition activity.  Additionally, a freight market that remains below historical average freight rate levels and a shipping finance market where access to and cost of capital have become a major concern have contributed to the tapering of the world drybulk and Capesize fleet growth. Drybulk tonnage supply may fluctuate over time since it's a function of many variables and inputs; however, based on present trends and all else being equal, it is expected that the world drybulk and Capesize fleets will marginally decrease in the next few years. It is worth noting that the last time that the world's drybulk fleet declined was in 1987.

Source: Karatzas Marine Advisors & Co

The existing fleet of drybulk vessels number approximately 7,220 vessels between 40,000 and 190,000 dwt, with a total capacity of approximately 594 million dwt as of the middle of October 2018, according to Karatzas Marine Advisors & Co.  The larger size vessels such as Capesize vessels, which primarily transport iron ore and coal, number approximately 1,048 vessels in the world fleet, totaling approximately 186 million deadweight ton capacity and having an average age of 8.9 years. Panamax class drybulk vessels of 65,000 – 100,000 dwt (class that includes Kamsarmax, Panamax, Neo-panamax and Mini Capes), which are primarily engaged in the transport of coal, iron ore and grains, number approximately 2,552 vessels worldwide, totaling approximately 207 million deadweight tonnage and averaging approximately 9.5 years of age. Supramax class drybulk vessels (class that includes Handymax, Supramax and Ultramax vessels), which are primarily engaged in the transport of grains, bauxite, minor bulk, break bulk and coal, number approximately 3,620 vessels in the world fleet, totaling approximately 201 million deadweight tonnage and having an average age of 9.3 years. A summary report of the world drybulk fleet for vessels of 40,000 – 190,000 dwt is set out in the table below.

Category	Size in dwt	Vessels, no.	Total dwt (mil)	Average age
Capesize	165,000 - 190,000	1,048	186.4	8.9
Panamax	65,000 - 100,000	2,552	206.8	9.5
Supramax	40,000 - 65,000	3,620	201.2	9.3
Total		7,220	594.4
Source: Karatzas Marine Advisors & Co

The arithmetic average age of the world drybulk fleet of 40,000 – 190,000 dwt is approximately 9.2 years, with Capesize vessels having the lowest average age.  The economic useful life of drybulk vessels depends on construction standards and maintenance, but generally is estimated to be in the region of 25 years.

Construction of New Vessels

According to Karatzas Marine Advisors & Co, the worldwide drybulk vessel (sizes 40,000 – 190,000 dwt) orderbook stands at approximately 75.4 million dwt as of the middle of October 2018, corresponding to approximately 12.68% of the existing fleet. Specifically for 2018 and 2019, drybulk fleet growth stands at 3.0% and 2.6% respectively, reflecting the lack of new orders in 2015-2016 when the drybulk freight market was at an all-time low. In particular, the outstanding orderbook for Capesize vessels stands at approximately 3% of the existing world fleet with 66 such vessels on order; the Panamax drybulk outstanding orderbook stands at 38.8 million deadweight tons, representing approximately 9.7% of the world's existing similarly-sized fleet, with 464 vessels on order; in the Supramax market segment, approximately 25 million deadweight tons are on order, representing approximately 6.5% of the world fleet, with approximately 405 vessels on order. It is worth noting that the outstanding drybulk orderbook stands at historically low levels (it stood as high as 25% just five years ago). Especially for Capesize vessels, the outstanding orderbook of 3% is the lowest in history and likely will be counter-balanced by natural attrition and demolition of older Capesize vessels in the foreseeable future.

The following table sets forth the orderbook in the various segments of the drybulk fleet, including the contracted year of delivery.

Vessel Type	Scheduled Delivery (in mil dwt)				Present Fleet	Total Orderbook
	2018	2019	2020+	Total Orderbook		(as % of Present Fleet, mil dwt)
Capesize	0.6	2.5	2.6	5.7	186.4	3.08%
Panamax	2.5	9.5	8.1	20.1	206.4	9.74%
Supramax	2.5	5.4	5.2	13.1	201.5	6.46%
Overall	5.6	17.4	15.9	38.9	594.3	6.58%
Source: Karatzas Marine Advisors & Co, as of end of October 2018

The overall drybulk outstanding orderbook of approximately 6.5% appears sizeable in absolute terms, but it is materially lower in comparison to the recent past when it had been as high as 25% of the world's outstanding fleet a few years ago. Specifically for the Capesize asset class, the outstanding orderbook of 3% is considered mild, especially when it is compared to the peak of the market when it stood as high as 35% of the then existing world Capesize fleet a decade ago. The current outstanding Capesize orderbook of 3% is the lowest in the last 15 years.

Given that the drybulk market experienced the weakest freight market in recent history in 2016, drybulk vessels on order had been delayed in their delivery from the shipbuilders (slippage) as shipowners and shipbuilders agreed on later deliveries. Slippage benefits the drybulk freight market in the short term as fewer vessels compete for cargoes, and also keeps the shipbuilders occupied for a longer period of time and blocks shipbuilding slot availability for additional newbuilding orders. Quantifying slippage and contract cancellations is difficult in a weak market, as typically shipowners and shipbuilders do not necessarily wish to report or publicize cancelled deals for reputational reasons. According to the estimates by Karatzas Marine Advisors & Co., slippage has averaged two months for the overall drybulk fleet in the last year—approximately 2% of the outstanding Capesize orderbook. It is noted that while slippage is negligible at present, in the case of any drop of the freight market to levels below operating break-even, slippage will act as a short term escape valve to delay immediate deliveries.

Several ship yards, especially in the People's Republic of China (PRC), have experienced challenges with meeting contracted delivery terms.  Further, there have been questions on the quality of vessels delivered from new, unexperienced shipbuilders that renders such vessels inferior quality (i.e. higher fuel consumption, higher maintenance expenses, etc.) and it is estimated that a certain percentage of such vessels will not have a full economic, or even design, life. There has been government effort in the PRC to shut down small shipbuilders and drive an industry consolidation that will only allow for large, competitive shipbuilders to stay in existence. It is hard to quantify the shrinkage in shipbuilding capacity and the impact on the existing outstanding drybulk orderbook. It is estimated, however, that as much as approximately one-fifth of the orderbook has been placed with shipyards that have limited construction experience, which we refer to as "greenfield" yards.  The ability of these yards to complete orders in a timely manner remains uncertain.  Several yards have also experienced liquidity challenges from reduced order intake and a difficult financing environment, although some of this is mitigated by government aid to ship yards and owners, especially in Asia.  Given the weak state of the freight market, shipowners are keen to refuse delivery of the vessels from shipbuilders beyond the contractual deadlines for delivery or when the vessels are of inferior quality; typically such vessels eventually find their way to the market, but still with further delays (once legal, arbitration and refund procedures have been addressed and the vessels have been sold to new buyers). Thus, it can be expected that actual deliveries of the total number of the remaining drybulk vessels on order may take place later than contracted, and that the net fleet growth in each period may be lower.

The extent of such cancellations in the future is uncertain, as is the extent of postponement of contracts based on agreement between owners and yards.

Several owners with vessels on order have been interested in cancelling their orders, due to a decline in earnings and ship prices and limited financing availability.  Ship yards are less willing to accept such cancellations, but may have to do so if delays go beyond contracted dates.  Shipbuilding contracts normally allow owners to cancel the order if the vessel is not delivered within a set time frame, often 180 or 270 days, after the contracted delivery date. Although the level of newbuilding cancellations has been diminished in the last year when Capesize freight rates have achieved above break-even levels, we expect newbuilding cancellations, just like slippage, to keep acting as a short-term escape valve for prompt newbuilding deliveries every time the freight market drops below break-even levels.

There has been a consolidation wave for the international shipbuilding industry, primarily in China, necessitated by the weak state of the drybulk market. Further, in China, the government has classified shipbuilders into so-called "white" and "grey" lists, with only the former deemed of good enough quality to qualify for government newbuilding projects, accessing export credit for their international clients, while grey-listed shipbuilders have been forced to leave the industry. As a result, we expect that shipbuilding capacity will decrease over time, curtailing to a certain extent a risk of tonnage oversupply.

Besides the state of the freight market, shipbuilding activity is influenced by availability of financing, whether in the form of direct financing for the shipowner (buyer) or via export credit and other financing arrangements from the country of the shipbuilder. Presently, shipping finance is available on limited basis and for exceptionally strong clients, leaving the majority of the shipowning community underfunded. This is especially true for newbuilding financing, which has always been a more complicated form of shipping finance. Similarly, export credit financing has stopped as China has been shifting its macro-economic strategy from an industrial economy to a service economy and has stopped stimulating their shipbuilding industry. Likewise, export credit in South Korea has materially been diminished as the focus of the government has been shifting away from direct support of ailing shipbuilders. Given the weak state of the shipping finance market, in the opinion of Karatzas Marine Advisors & Co., shipbuilding activity is expected to remain subdued in the foreseeable future, which will maintain drybulk tonnage supply at approximately the currently projected levels.

New regulations have been coming into effect in the last few years: first the Ballast Water Management System (BWMS) and now compliance with low sulphur emissions by January 2020 (often abbreviated as IMO2020).  Compliance with BWMS requires installation of equipment that costs several hundreds of thousands of dollars – depending on the technology applied and the specification and design of the Capesize vessel. Similarly, one of the ways of complying with IMO2020 requires installation of scrubbers onboard a vessel at a cost of several millions of dollars. In general, retrofitting a Capesize vessel to comply with BWMS and IMO2020 may necessitate the capital investment of up to 20% of the value of the vessel. There is a distinct scenario where a part of the overall world fleet and the Capesize fleet become technologically obsolete, which can lead to accelerated demolitions of vessels not deemed commercially competitive even after the installation of such equipment. Similarly, for smaller shipping companies or for shipping companies with limited access to capital, compliance with new regulations may lead to the exit of the vessels from the market (demolition) or the exit of the shipping companies from the industry.

Demolition of Drybulk Vessels

Drybulk vessels typically have a 25 year design life. Vessels at the end of their commercial life are withdrawn from the market by way of demolition (scrapping). The age and timing at which vessels are sold for demolition varies depending not only on the age and condition of the vessel but also on other indirect factors such as the state of the freight market. When the freight market is strong, shipowners typically postpone the sale of the vessels for demolition until the last possible moment, even if older vessels require increasing operating and maintenance expenses. When the freight market is weak or prospects of market recovery are poor, vessels may be destined for demolition before the end of their design life as shipowners opt not to keep operating uneconomic vessels or undertaking capital investments by passing statutory dry-dockings and capital investments to comply with increased regulations. As a general rule, as the freight market declines, the level of demolition activity increases in an inverse relationship.

The following chart illustrates the demolition activity for total drybulk and also Capesize vessels since January 2009, which broadly looks inversely related to the state of the drybulk market. In 2013, when the freight market had been relatively strong, demolition activity had been minimal, while in late 2014 and 2015, when the freight market had been setting all-time lows, demolition activity had increased substantially, with Capesize demolition levels increasing threefold between 2014 and (annualized) 2016. In 2017 and year-to-date in 2018, overall the level of demolitions for drybulk tonnage and Capesize vessels indicates a softening trend, reflecting the fact that the freight market is relatively strong and cash flow positive.

Source: Karatzas Marine Advisors & Co

Vessel Values

Newbuilding and Secondhand Markets

Vessels can be acquired and a shipping company can grow the size of their fleet by either placing an original order for a newbuilding vessel to a shipbuilder or by purchasing an existing vessel in the second-hand market from another shipowner.  Each acquisition method has its trade-offs.

Orders for newbuilding vessels require a lead-time from the time of the order until delivery.  It typically takes approximately nine months to one year for the actual construction of a drybulk vessel; however, due to backlog of orders at reputable shipbuilders, typically several years may be required from the time of the order until the delivery of a vessel.  As one would expect, the cost of a newbuilding vessel is higher than the price of a comparable vessel in the secondary market; however, at times of very strong freight markets, vessels with prompt availability obtain a price premium, a case known as backwardation in financial and commodities markets.  The placing of a newbuilding contract usually requires that the shipowner also undertake the cost and responsibility for supervision of the construction of the newbuilding vessel; however, the payment for the newbuilding vessel is extended over a period of time co-terminus with the delivery of the vessel.  In exchange for the higher cost of the acquisition, the shipowner takes delivery of a brand-new vessel that has been customized at will and likely conforms to the latest technological and regulatory standards.

The level of newbuilding activity varies during the phases of the business cycle, and newbuilding contracts are typically placed when future freight expectations are robust, newbuilding prices are comparatively low to expected future earnings, and often, there is sufficient financial liquidity to facilitate such large capital investments.  Similarly, newbuilding prices can vary during the phases of the business cycle and can be influenced by the underlying balance between available shipyard capacity and newbuilding demand, raw material costs, freight markets, interest and exchange rates.  In the first decade of this century, high activity of newbuilding ordering was recorded across most sectors of shipping despite the fact that newbuilding prices were materially higher than historic average levels. However, after the financial events of 2008 and the drop of the freight rate market, there has been a significant decrease of newbuilding orders and also of newbuilding prices.

The following chart illustrates the level of deliveries of newbuilding Capesize vessels and total drybulk deliveries from shipbuilders worldwide.  While there had been an increase of deliveries around 2013, since 2014, when the drybulk freight market created a new cycle trough, drybulk newbuilding orders and deliveries have been tapering off, and at present, the level of deliveries for both the Capesize vessel market and the overall drybulk market stands at the lowest level in the last decade.

Source: Karatzas Marine Advisors & Co

The following chart illustrates newbuilding prices for Capesize vessels and prices for five-year old Capesize vessels in the secondary market since 2009.  There has been a notable decline in the prices of both newbuilding contracts and also vessels in the secondary market between 2009 and mid-2018; specifically, the price of a newbuilding contract for a Capesize vessel has dropped from approximately US$ 90 million in 2009 to approximately US$ 50 million at present, and from approximately US$ 55 million for a five-year old Capesize vessel in 2009/2010 to approximately US$ 35 million at present, offering a historically attractive entry point in terms of asset pricing.  Further, since 2009, there is the expected gap in asset pricing between a newbuilding vessel and a five-year old vessel, indicating that the market is reverting to the mean and normal pricing conditions; as noted in this industry report above, at times of high freight rates, older vessels with prompt delivery can be priced higher than more modern vessels with delayed delivery, reflecting the urgency of the market and premium pricing for prompt delivery (contango in asset pricing).

Source: The Baltic Exchange, Karatzas Marine Advisors & Co

At present, a modern design five-year old Capesize vessel can be acquired in the secondary market at approximately US$ 36 million; the arithmetic average for a five-year old Capesize vessel for the last 15 years (a period long enough to reflect almost two industry business cycles) has been at US$ 54 million, and when excluding 2006-2008 as years of a supercycle, the average price for a five-year Capesize vessel stands at US$ 43 million. Likewise, a modern design ten-year old Capesize vessel can be acquired at present at US$ 25 million, with a US$ 39 million arithmetic average for the last fifteen years and a US$ 31 million average when excluding the years of the supercycle. It is clear that asset prices for Capesize vessels—as is the case for other asset classes in shipping—stand below historical average prices, indicating good entry points for vessel acquisition based on the premise that markets tend to "revert to the mean".

The second method of vessel acquisition, purchase in the second-hand market, allows for immediate possession of the vessel and therefore immediate commencement of generation of revenue and an operating profit.  At times of strong freight rates, there is increased demand for vessels in the second-hand market due to vessels' immediate earnings potential. Therefore, second-hand vessel prices can vary in comparison to newbuilding prices, and at times of very strong freight rates, second-hand vessels may be valued materially higher than newbuilding contracts.  The drawback of acquiring vessels in the second-hand market is that one acquires a vessel that was ordered and maintained to another shipowner's standards, and therefore due diligence is required during the negotiations for the acquisition of the vessel.  The sale and purchase (S&P market) of vessels in the second-hand market is competitive and transparent and usually involves the assistance of sale and purchase shipbrokers.

Unlike the newbuilding market where the shipowner has a broader range of options, from choosing the shipbuilder to opting for additional modifications to the vessel design, buyers of vessels in the secondary market have to be satisfied with a vessel as offered for sale by the previous owner. Besides the strength of the freight market and availability of financing that primarily affects pricing of vessels in the secondary market, the vessel's shipbuilder, design and specification, manufacturer's list onboard and the overall state of a vessel's maintenance can also impact vessel prices. Vessels built at inferior or newly-established shipyards ("greenfield yards") or that are poorly equipped and maintained are priced at a discount to the market. The discount level can range from 10% to 40%, on average, and generally is more pronounced in weak markets. Also, vessels built at inferior or greenfield yards or that are poorly equipped and maintained generally depreciate on a steeper (negatively) sloped curve, as there is less buying interest for such vessels. Owning and operating quality tonnage that were built at reputable shipyards and kept to high maintenance standards are critical signs of high quality shipowners and also indicative of adherence to superior business practices.

Employment of Drybulk Vessels

Types of Charter

Drybulk vessels, in general, can be operated either in the spot market or in the period market; the latter can further be sub-divided into the time charter market and the bareboat charter market.

In the spot market (whether voyage charter or trip time charter), the vessel is employed for one voyage at a time; at the end of the voyage, new employment will have to be found at then-prevailing market rates.  Depending on the position of the vessel at the end of the voyage and the state of the market, prevailing market conditions may be higher or lower than the terms of the voyage charter just ended.  Since these charters are entered into at prevailing market rates, the charter rate reflects ever-changing market conditions and therefore offers the potential for higher rates in an improving market, but also the risk of lower rates in a declining market.

In the period market, the vessel is employed for a period of time, which can vary from a few months to several years.  Under time charter employment, the ship owner provides the charterer with a fully operational and crewed vessel for an agreed period of time in exchange for payment of the freight hire at a fixed rate by the charterer.  In exchange for the fixed charter rate paid by the charterer under a time charter, the ship owner is responsible for all the vessel's operating expenses, financing expenses and the cost of capital, and accrued expenses for surveys and drydocking.  A time charter type of employment provides a certain degree of stability and predictability for both the vessel owner and the charterer as it shields both from freight market fluctuations during the period of the charter.

Under a bareboat charter, the vessel is employed at a fixed rate for a period of time but the charterer assumes full operational control of the vessel including, among other things, securing crewing, insurance, and full maintenance for the vessel.  The bareboat rate is meant to cover the cost of capital and any profit to the owner, but not the cost of operation since this is borne directly by the charterer.  Bareboat charters tend to be longer than time charters, and may be likened to financial leasing arrangements.  Bareboat charters give an even higher degree of stability and predictability to the vessel owner than time charters, by transferring the risk of cost changes to the charterer.

Dynamics of the Drybulk Charter market

The drybulk market is fragmented and highly competitive with no one owner or charterer exerting monopolistic control over the market.  The market is characterized by a high number of participants, shipowners and charterers, where, on one side, vessel owners compete for cargoes and charters, and where, on the other side, cargo owners and charterers compete for vessels.  Although charters may be entered into on private terms, most charters are fixed through the engagement of shipbrokers and such fixtures are reported through market channels available to the industry.

Drybulk freight rates are influenced by long- and short-term supply and demand factors, including factors such as available export volumes from countries rich in raw materials (commodities), world economic growth, geopolitical events, and demand for specific drybulk cargoes and commodities on a seasonal basis.  Historically, drybulk freight rates have shown significant volatility.

The following graph depicts indexed drybulk freight rates between January 2009 and the middle of October 2018 for the overall drybulk freight market (the Baltic Dry Index. "BDI") and the component index for the Capesize freight market (the Baltic Capesize Index 2009-2014 and the updated Baltic Capesize Index 2014 since 2014). The BDI index has ranged from below 1000 points in 2009 to as high as 4500 in 2010, while the index in mid-October 2018 stood at approximately 1700 points.  In the same period, the BCI has exhibited much higher volatility from approximately 1500 points in 2009 to as high as 8000 points in 2010, while in mid-October 2018, the index stood at just below 2000.

The BDI index consists of four component indices covering the four main asset classes for the drybulk market, the Capesize market, the Panamax market, the Supramax / Ultramax market and the Handysize market.  The BCI / BCI2014 index is the most important component of BDI at 40%, while since the beginning of 2018, the Handysize index is no longer incorporated in the calculation of the BDI index.

Baltic Exchange Indices (BDI & BCI/BCI2014)
9000
8000
7000
6000
5000
4000
3000
2000
1000
0
02-Jan-2009
02-Jan-2010
02-Jan-2011
02-Jan-2012
02-Jan-2013
02-Jan-2014
02-Jan-2015
02-Jan-2016
02-Jan-2017
02-Jan-2018
BDI - Baltic Exchange Dry Index
BCI / BCI2014 - Baltic Exchange Capesize Index

Source: The Baltic Exchange

The Present State of the Drybulk Market

Since the financial crisis of 2008, drybulk freight rates have weakened substantially. Drybulk freight rates have remained low and moved within a band since 2013 when the Baltic Dry Index (BDI) shortly exceeded 4000 points.  In February 2016, the Baltic Dry Index (BDI) dropped as low as 400 points, its worst recording since the inception of the index in the 1980's, as of the middle of October 2018, the index stands at approximately 1,500 points, a material improvement in such a short period of time. Overall, all segments of the drybulk market have shown improvement in the present environment, with the Capesize market, showing the best performance. Since the drybulk freight market bottoming in March 2016, there has been a substantial recovery in comparative terms. For instance, the Baltic Capesize Index reached 161 points in March 2016 while by mid-October 2018, the index stands at approximately 2000 points, but having exceeded 4000 points in December 2017.  The BCI index has shown an almost thirty-fold improvement between March 2016 and December 2017, which is indicative of the volatility of the sector, and its ability to improve exponentially in strengthening markets. The current reading of 2000 points, which is cash flow positive on an operating basis, can partially be attributed to volatility as well.

Source: The Baltic Exchange

The weakness of the broader drybulk market since 2013 can be attributed to several factors, most important among them being deliveries of a substantial amount of newly built vessels from the shipbuilders and expansion of tonnage supply, and China's decreased importation of raw materials and commodities, which had been detrimental for the drybulk freight market, especially for larger vessels such as Capesize vessels. However, at present most of these factors have been mitigated and the market has been moving toward an equilibrium of tonnage supply and demand.

The following two charts illustrate the short term time charter market and the one-year time charter market for modern Capesize vessels. The Baltic Exchange in producing the Baltic Capesize Index incorporates average Capesize time-charter rates for prompt, short periods of four or five months on selected routes.  Since January 2009, such rates have fluctuated as high as US$ 90,000 per diem and as low as US$ 500 per diem in March 2016, when the market (and the BCI index) experienced its worst recordings in history. At the middle of October 2018, the four-to-five month time-charter rate stands at just below US$ 20,000 per diem, which is considered cash flow positive, allowing for payment of both a Capesize vessel's daily operating expenses and also interest and principal payments for a typical ship mortgage.

Similar to the short-term time-charter market provided by the Baltic Exchange, data compiled by Karatzas Marine Advisors & Co for one-year time charter market for Capesize vessels, shows that one-year time-charter rates for modern Capesize vessels have ranged between US$ 50,000 per diem and US$ 5,000 per diem, indicating a lower level of volatility.  At the middle of October 2018, the one-year time-charter rate for a modern Capesize vessel stands at US$ 19,000 per diem, which again is considered cash flow positive allowing for payment of both a Capesize vessel's daily operating expenses and also interest and principal payments for a typical ship mortgage.  It is worth noting that since 2009, Capesize vessels that were employed on one-year time-charter intervals, on average, were earning enough revenue to cover at least the vessel's daily operating expenses.

Source: Karatzas Marine Advisors & Co

Source: Karatzas Marine Advisors & Co

Despite the improvement of the Capesize freight market in the last year and the current average rate of approximately $19,000 – 21,000 pd for up to one-year time-charters, the arithmetic average for the last fifteen years (a period of time long enough to almost reflect two business cycles in the shipping industry) stands at $38,000 pd, or at $26,000 pd when the years 2006-2008 are excluded as years of a supercycle. It is clear that current Capesize freight rates stand below the historic average, and just by the market "reverting to the mean", there is still substantial upside to the market.

The drybulk market is influenced by the availability (supply) of vessels in the market (tonnage supply), and, in the long term, such vessel supply is primarily driven by construction and delivery of drybulk newbuildings. However, there are additional indirect drivers that can affect vessel supply (tonnage supply) in the short term, such as vessel idling ("lay ups"), fleet utilization and also average trading speed ("steaming speed") at which vessels sail between loading and discharge ports.

When the freight market is weak, shipowners may consider idling their vessels in order to minimize operating expenses while waiting for the freight market to improve. As one would expect, idling of vessels comes into focus when freight rates are below operating break-even levels, as was the case in recent memory. Idling of vessels in a weak freight market can be in the form of warm lay-up whereby vessels stop operating temporarily and are anchored at select locations around the world with reduced crew onboard. Savings from warm lay-ups can be up to 50% of the vessel's ordinary daily operating expenses with the vessel in relatively ready condition to be reactivated and enter the market on short notice. Alternatively, the vessels can be prepared for cold lay-up where they can be de-activated for long periods of time (more than one year). Cold lay-ups typically can reduce the vessel's daily operating expenses by as much as 90%; however, there is high preparation costs to de-activate and then re-activate the vessel for and from the lay-up condition, and usually there can be a lag time of more than one month; therefore, cold lay-ups are a high commitment strategy. When drybulk freight rates dropped significantly during the last two years, there had been reports of idling vessels, which however never reached high volumes. At worst, no more than 20% of the world fleet was at warm lay-up or more than 8% in cold lay-up when the market was at its worst in February 2016; now, with improved freight rates that match operating break-even levels, the world's overall idling drybulk fleet is less than 8%. As a result, given the present state of the market, there is little idling (spare) tonnage capacity to enter the market.

Drybulk vessel supply is also influenced by the speed at which vessels sail: a faster moving vessel arrives to port sooner, completes discharge operations sooner and can re-enter the charter market sooner, competing for new cargoes. One of the primary drivers for steaming speed is the price of vessel fuel ("bunkers"), as a vessel's fuel consumption is a geometric function of the vessel's speed; when bunker prices are high, vessel operators may be motivated to trade their vessels at slower speeds in order to achieve fuel savings. Inversely, at times when prices of crude oil and consequently bunkers are relatively low, vessel operators may be incentivized to trade their vessels at maximum speed since fuel savings are reflected in the low price of bunkers. Our estimates indicate that the world drybulk fleet presently trades at significantly the vessel's average speed of 13 knots, and we estimate that world fleet drybulk vessel supply has increased by 15% given the higher trading speed of the fleet. Given that vessel speed is highly correlated to the price of crude oil, we would expect that drybulk vessel supply will decrease (via lowering steaming speeds) once the price of crude oil starts increasing from the currently low historical levels.

Global Drybulk Demand and Drybulk Vessels Demand

Overview

The maritime transport industry pertains to the seaborne shipment of cargoes, commodities and end products worldwide; the drybulk shipping industry, a segment of the marine transport industry, pertains to the seaborne shipment of raw materials, commodities and intermediate products worldwide. World drybulk trade is expected to increase by 2.6% in 2018 and this strong trend is likely to continue in 2019. Drybulk vessels are utilized for the transportation of commodities ranging from large amounts of cargo at-a-time over long distances (as much as 380,000 tons of iron ore per shipment from Brazil to China on a Very Large Ore Carrier (VLOC)) to shipments of as small as a few thousand tons of cargo within local markets and regions (special cargo drybulk vessels can be a small as 5,000 dwt).

For the Capesize drybulk vessels, the primary commodities are iron ore, coal (both thermal and metallurgical coal) and grains.

Source: Jefferies Research Services, LLC

Iron Ore

Iron ores are rocks from which metallic iron can be extracted. Iron ore is the raw material used to make pig iron, which is one of the main raw materials to make steel. It is estimated that 98% of world iron ore is used to make steel, which accounts for over 90% of all metals used in the world. Iron ore is one of the most abundant rock elements worldwide, constituting approximately 5% of the Earth's crust, and has been mined commercially in approximately fifty countries.  Countries with highest production of iron are China, Australia, Brazil, India and Russia. Ores containing very high quantities of hematite or magnetite (greater than ~60% iron) are known as 'natural ore' or 'direct shipping ore' and can be fed directly into iron-making blast furnaces. The quality of iron ore from Australia and Brazil is considered to be of the highest caliber, and these two countries constitute the top exporters of iron ore worldwide. Mining for iron ore is a capital-intensive industry and the mining industry is dominated by a handful of big players, such as Vale in Brazil, Rio Tinto Group, BHP Billiton and Fortescue Metals in Australia.

Steel is extensively utilized in the construction of structures and products inherent to modern daily life, such as high-rise buildings, bridges, machinery, engines, cars, trains and ships, but also piping, roofs, nails, nuts, bolts, tools, and white goods. Production of crude steel worldwide ex-China has grown in aggregate by 17% during the last twenty-five years to reach approximately 1,700 million metric tons.

1 800
1 600
1 400
1 200
1 000
800
600
400
200
0
1950
1960
1970
1980
1990
2000
2010

Average growth rates
% per annum

Years	World
1950-55	7.4
1955-60	5.1
1960-65	5.6
1965-70	5.5
1970-75	1.6
1975-80	2.2
1980-85	0.1
1985-90	1.4
1990-95	-0.5
1995-00	2.5
2000-05	6.2
2005-10	4.5
2010-15	2.5
2015-17	2.1

Source: World Steel Association; Karatzas Marine Advisors & Co

China's production of crude steel is dependent upon both domestic production of iron ore but primarily imports of iron ore from abroad, namely from Australia and Brazil. Chinese production of 62% Fe content iron ore is relatively expensive to produce and of lower quality, and an increasing share of imported iron ores are used for the production of crude steel. However, during the same period, Chinese crude steel production has increased by more than twenty-fold to more than 800 million metric tons, comprising the majority in world market share. In the following graph of geographical distribution of worldwide crude steel production, China's worldwide market share has increased from 36.3% to 49.2% from 2007 to 2017; during the same period, worldwide crude steel production has increased from 1.35 billion tons to 1.69 billion tons.

Source: World Steel Association (World Steel in Figures 2018)

For the same interval, 2007 – 2017, worldwide crude steel use has increased from 1.24 billion tons to 1.58 billion tons, as per World Steel Association data.  During this period, Chinese market share increased from 34.2% to 46.4%, an increase that has occurred at the expense of decreased production in developed countries and regions such as Japan, the EU and NAFTA countries. Growth in iron ore demand in tons increased by 3.9% in 2017 and is expected to exceed 2.1% in 2018.

Source: World Steel Association (World Steel in Figures 2018)

China's iron ore imports approximated one-half billion metric tons in the first half of 2017, indicating an 8% increase over the same period from the previous year. It is estimated that in 2018 China's imports of iron ore will exceed one billion tons for the first time ever. Approximately 77% of China's iron ore imports are sourced from Australia and Brazil, while in the next five years the share of Australian and Brazilian iron ore imports is expected to reach 90% of the Chinese imports, according to a recent study by the Australian Department of Industry.

Source: Karatzas Marine Advisors & Co., BHP Billiton

According to a current presentation by BHP Billiton, one of the world's largest mining companies, at present approximately 70% of the world's iron ore exports originate from Australia and Brazil, while by 2030, it is projected that close to 88% of iron ore exports will originate from those two regions, indicating the increasing importance of a handful of mining companies in those two regions. We expect that concentration of export market share to fewer but bigger players will result in the need for shipowners with large and efficient fleets with critical mass and a solid capital structure.

Source: Karatzas Marine Advisors & Co., BHP Billiton

According to a current presentation by Rio Tinto, one of the world's largest mining companies, demand for iron ore is projected to grow by 2.0% CAGR until 2030, primarily driven by demand from emerging markets (ex-China). Such demand growth is substantial over such an extended period of time and will be a positive development for the Capesize trade.

Moderate growth in iron ore demand

Total iron ore demand (million tonnes)

3,000
2,500
2,000
1,500
1,000
500
0
2010
2015
2020
2025
2030
2.0% CAGR
Other Emerging Markets
China
Developed Economies

Source: Rio Tinto

RioTinto

Source: Rio Tinto

Coal

According to the Energy International Agency (EIA), coal is a combustible black or brownish-black sedimentary rock with a high amount of carbon and hydrocarbons. Coal is classified as a nonrenewable energy source since it takes millions of years to form, and contains the energy stored by plants that lived hundreds of millions of years ago in swampy forests. Coal was formed as the plants were covered by layers of dirt and rock over millions of years, and the resulting pressure and heat turned the plants into the substance now known as coal.

Coal is classified into four main types (ranks) based on the amount of carbon contained, which is an indicator of the commodity's calorific value:

Lignite (~25%–35% carbon) has the lowest energy content of all coal ranks.

Subbituminous (~ 35%–45% carbon) of lower heating value than bituminous coal.

Bituminous (~45%–86% carbon) is the most abundant rank of coal found. Bituminous coal is used to generate electricity, and it is an important fuel and raw material for making iron and steel.

Anthracite (~86%–97% carbon) with highest heating value and mainly used by the metals industry.

Source: University of Kentucky

Coal is primarily used for the production of energy and electricity, and it is estimated that approximately 33% of the electricity generated in the United States in 2015 was derived from coal. Power plants produce steam by burning coal, and the steam, in turn, is used to turn turbines to generate electricity. Such coal of high calorific value is referred to as steaming coal. Another major use of coal is for the production of steel. High quality bituminous coal (preferably low in sulfur and phosphorous content) can be heated in the absence of air to produce "coke" which further can be processed to produce iron and steel. Such coal is typically referred to as metallurgical coal or coking coal, to distinguish it from steaming coal used for the production of energy. Due to its better quality and higher value of the end product, coking coal is priced significantly higher than steaming coal. Additionally, the demand drivers can be distinct for each type of coal, and therefore can be analyzed separately.

Steaming Coal

According to the U.S. Energy Information Administration (EIA) and its International Energy Outlook 2017, worldwide coal production is expected to grow from approximately 9 billion (short) tons in 2017 to more than 10 billion (short) tons in 2040. Most of the production growth is expected to take place in Australia, India and China which are expected to see their global market share to increase from 60% at present to 64% by 2040. However, it should be noted that despite the additional production capacity in China, the country's overall market share in the world coal production stage will drop from 48% in 2016 to 44% in 2040, indicating the country's dependence on additional coal imports from overseas.

Coal Consumption in China, USA and India (1990-2040), in quadrillion Btu

History
Projections
100
80
60
40
20
0
China
India
United States
United States with CPP
1990
2000
2012
2020
2030
2040

Source: EIA

According to the U.S. Energy Information Administration (EIA) and its International Energy Outlook 2016, the present status quo of coal being the second-largest energy source worldwide (behind petroleum and other liquids), is expected to last until 2030. Between 2030 and 2040, coal is expected to drop to third place, after liquid fluids and natural gas.  Under such scenario, world coal demand is expected to keep growing by 0.6% per annum, from approximately 157 quadrillion BTU in 2016 to 180 quadrillion BTU in 2040. Still, when Clean Power Plan (CPP) regulations come into effect, demand for coal is expected to be 175 quadrillion BTU in 2040.

World Coal Consumption by Region (1980-2040), in quadrillion Btu

History
Projections
200
160
120
80
40
0
World total
World total with U.S. CPP
Non-OECD
OECD
OECD with U.S. CPP
1980
1990
2000
2012
2020
2030
2040

Source: EIA

The USA, India and China have been the top three global consumers of coal, a status expected to be maintained throughout EIA's projections till 2040. Coal demand in the USA is expected to remain relatively flat under the reference case, or to drop by approximately 20% by 2040 under the CPP scenario. The latter scenario can potentially be considered a positive development for the seaborne trade of coal as U.S.-produced coal is of high quality, and lower consumption in the U.S. may lead to a greater share for exports, increasing the seaborne trade. Coal demand in India is expected to keep growing and by 2030, India is expected to surpass the USA to become world's second largest consumer and increase its market share from approximately 9% at present to 14% in 2018. Most of the coal demand in India is expected to be fulfilled by increased domestic production; however, we expect that there will be increased collateral seaborne demand growth from both coal imports by and exports from India, as higher production will lead to increased exports. Coal demand in China is expected to keep increasing in the next decade by slightly more than 2% per annum, but it will fall overall from approximately 52% at present to 46% of the world coal consumption in 2040.

World Coal Production (2012-2040), in billion short tons
12
10
8
6
4
2
0
World total
Australia
India
China
2012
2020
2025
2030
2035
2040

Source: EIA

The U.S. is the largest coal consumer among the countries of the Organisation for Economic Co-operation and Development (OECD), accounting for more than 40% of OECD consumption between 2012 and 2040, under a normal Reference Case scenario. Under a Clean Power Plan (CPP) scenario, coal consumption is expected to decline in the U.S. and European OECD countries, gradually, until 2040. However, overall OECD coal demand worldwide will increase in the same time interval, driven by increased consumption with Asian OECD countries such as South Korea. The following chart from EIA's most recent annual review underlines that even OECD countries will continue to play an important role in the growing consumption for coal.

OECD Coal Consumption by Region (1980, 2012, 2020 & 2040), in quadrillion Btu
50
40
30
20
10
0
1980
2012
2020
2040
OECD Americas
OECD Americas with CPP
OECD Europe
OECD Asia
Total OECD

Source: EIA

Consumption of coal is much greater for non-OECD countries, close to 115 quadrillion Btu in 2016 (vs. only 42 quadrillion Btu for OECD countries at the same time), and the expected growth in such consumption will be very important in absolute terms, given the greater baseline.  Consumption of coal is expected to grow to 137 quadrillion Btu by 2040, implying a 0.8% annual growth for all non-OECD countries, according to EIA.  Consumption will be much more pronounced for non-OECD Asian countries, primarily India and China, the group's top two consumers. India is expected to account for almost one-half of the increase in coal consumption from 2012 to 2040. China is the leading consumer of coal in the world, using an estimated 80 quadrillion Btu in 2016, which is one-half of the world's consumption, and four times the coal consumption of the U.S., the world's second largest coal consumer.

Non-OECD Coal Consumption by region (1980, 2012, 2020 & 2040) in quadrillion Btu
160
120
80
40
0
1980
2012
2020
2040
Other non-OECD
Non-OECD
Europe and Eurasia
Non-OECD Asia

Source: EIA

China's coal demand has been monumental during the last decade, when it grew by more than 30%. While demand for coal has slowed down in China in the last couple of years due to economic deceleration, industry restructuring and new energy and environment policies, it is projected that overall demand for coal will remain important to the economy.

China Coal Consumption and Net Imports (2000-2014), in million short tons

5,000
4,000
3,000
2,000
1,000
0
-500
Net imports
Consumption
2000
2002
2004
2006
2008
2010
2012
2014

Source: EIA

China is simultaneously the world's largest coal producer and also consumer, and to a great extent, the country is self-sufficient with thermal coal, despite the strong growth in demand in the last decade. The domestic coal mining industry had been well supported by state policies and also domestic banks for its capital needs, and accordingly, approximately 78% of the country's electricity demands had been met by burning coal. Anecdotal evidence of major air pollution in China's main metropolitan areas has led to commitments by President Xi in 2014 to stop increasing CO2 emissions after 2030, and ambitious plans to replace coal and natural gas with renewables as the primary source of power after such date. In the interim, in addressing immediate pollution concerns, there has been an effort to replace burning of domestic coal —which is typically of lower quality and with higher concentrations of contaminants, with higher quality imported coal. In March 2016, it was announced that a five-day working week was to be implemented in order to curtail production.

Source: Karatzas Marine Advisors & Co., Enerdata

Despite calls that thermal (steaming) coal is a polluting source of energy, in the short term, it is logistically impossible and very expensive to replace coal power generation plants with other sources of energy either via conventional fossil fuels (natural gas, etc.) or alternative energy (solar, wind power, etc.). In the last decade and in the foreseeable future, trade for steaming coal is expected to grow, driven by demand in China and also worldwide, as shown in the graph above.  Further, the strategy of the current administration in the USA to adopt a friendlier approach to coal mining has resulted in increased coal production in the USA, and there have been instances of U.S. coal exports — which, although in negligible volumes compared to worldwide scale, are however indicative that the thermal coal trade is far from an insignificant business trend.

Metallurgical Coal

Metallurgical coal (also known as met coal or coking coal or even coke) is the type of coal primarily sold to steel mills and used in the integrated steel mill process — as opposed to thermal coal utilized for the production of energy.

For the production of steel, the two key raw ingredients that are required are iron ore and coking coal. Coke is used to convert the iron ore into molten iron. Coke is made by heating coking coal to about 2,000°F (1,100°C) in the absence of oxygen in a coke oven. The lack of oxygen prevents the coal from burning. The coking process drives off various liquids, gases and volatile matter. The remaining solid matter forms coke, a solid mass of nearly pure carbon.

Metallurgical coal has similar geographic distribution as with thermal coal, and countries such as Australia and China dominate world production. Similarly, since the utility of met coal is associated with steel production, in parallel with iron ore, consumption of met coal is concentrated to steel producing countries and driven by the dynamics of the steel market.

According to BHP Billiton's 2016 Annual Report, for metallurgical coal, "uneconomic high-cost supply continued to be slowly withdrawn from the seaborne market. However, prices remained subdued as industry-wide cost reductions and weaker producer currencies against the U.S. dollar supported continued production from marginal suppliers. Prices are expected to moderate in the short term as committed growth projects ramp-up production and demand growth remains modest. The key uncertainty for the seaborne market is how China's domestic supply will respond to government capacity controls, which have the potential to impact seaborne demand. The long-term outlook remains robust, as the supply of premium hard coking coal becomes scarce and demand is driven by steel production growth in emerging markets, particularly India."

In the short term, seaborne trade of metallurgical coal in 2016 was lower by approximately 3% since the last year, to an estimated annualized 240 million tons. However, in the short term, working hour restrictions have been placed on Chinese coal mines since early in this year.

Source: Karatzas Marine Advisors & Co

Grains

Grains (wheat, corn, soybean, rice) are a distinct type of cargo for drybulk vessels, comprising approximately 15% of the worldwide seaborne drybulk trade by volume, according to Karatzas Marine Advisors & Co. Grains are primarily traded on Panamax and Supramax vessels with major trades from grain producing countries to grain importing countries, notably Japan, China, South Korea and Saudi Arabia. Typically, populous countries with little arable land or poor climatological conditions are prime candidates for import of grains, whether for human consumption (nutrition) or livestock feed. The trade of grains can be influenced by macro-economic factors and the development of a middle class worldwide; as a result, consumers with higher disposal income are eating bread and foods dependent on wheat and other imported grains leading to an increased trade and ton-mile. The trade of grains, given that it's a source of hard currency for agricultural economies and a commodity needed in reserves to feed populations, can be influenced by several external factors, including political factors. In Argentina, a major grain producing and exporting country, the new government has lifted the export tax on farmers for grains, which effectively as of December 2015, opens Argentina's grain stockpiles to the world market.  Ukraine is another major grain producing country presently facing geo-political uncertainty which may favorably impact the seaborne trade of grains if production is affected by geo-political events in the country. Raising grains requires favorable weather conditions, and the expected weather patterns of El Niño and La Niña in the next two years, especially in the Pacific Rim, is expected to disrupt grain production that will entail higher volumes of imports from producing countries not affected by these weather phenomena.

An interesting and favorable variable for the trade of grains has been talks of protectionism and canceling trading agreements that could make the trade of grains less efficient and increase transport requirements and ton-mile demand. For instance, since the pronouncement of the current U.S. president of repealing NAFTA with Mexico, Mexico, being the U.S.'s biggest grain importer, has started sourcing grain imports from other countries, most notably countries of South America. All being equal, it would require twice as many drybulk vessels for Mexico to import same quantity of grains from South America instead of the U.S., given the greater distance from importing and exporting terminals.

According to the International Grains Council, global wheat production in 2016 was estimated to reach an all time high at 743 tons and 780 tons in 2017, with wheat production in the United States reaching 45 tons, a 25% increase since 2015. As a result, world grains storage facilities are approaching full capacity while the price of grains has dropped by 70% since 2008 (presently below $4/bushel for U.S. wheat). Increased production and lower commodity prices can have a positive effect in the drybulk market, especially for Panamax and Supramax vessels.  For the next two years, Karatzas Marine Advisors & Co. estimates that increased ton-mile demand will be among the highest in the drybulk market, in the range of 4-5%.

World Wheat & Soybean Trade (mil mt)
180.00
160.00
140.00
120.00
100.00
80.00
60.00
40.00
20.00
0.00
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
World Seaborne Wheat Volume (mil mt)
World Seaborne Soybean Volume (mil mt)

Source: Karatzas Marine Advisors & Co

MANAGEMENT

Directors and Senior Management

Set forth below are the names, ages and positions of our current directors and executive officers. Members of our board of directors are elected annually on a staggered basis, and each director elected holds office for a three-year term. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address of each of our directors and executive officers listed below 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece.

Name	Age	Position	Director Class
Stamatios Tsantanis	46	Chairman, Chief Executive Officer and Director	A (term expires in 2019)
Stavros Gyftakis	39	Chief Financial Officer
Christina Anagnostara	47	Director	B (term expires in 2020)
Elias Culucundis	75	Director*	A (term expires in 2019)
Dimitris Anagnostopoulos	71	Director*	C (term expires in 2021)
Ioannis Kartsonas	46	Director*	C (term expires in 2021)

_____________
*	Independent Director

Biographical information with respect to each of our directors and executive officers is set forth below.

Stamatios Tsantanis has been a member of our board of directors and our chief executive officer since October 1, 2012. Mr. Tsantanis has also been the Chairman of our Board of Directors since October 1, 2013 and served as our Interim Chief Financial Officer from November 1, 2013 until the appointment of Mr. Gyftakis as Chief Financial Officer on October 3, 2018. Mr. Tsantanis brings more than 20 years of experience in shipping and finance and held senior management positions in prominent shipping companies. Prior to joining us, from September 2008 he served as Group Chief Financial Officer of Target Marine S.A. and was responsible for its corporate and financial strategy. Mr. Tsantanis previously served as the Chief Financial Officer and as a Director of Top Ships Inc. from its initial public offering and listing on NASDAQ in 2004 until September 2008. Prior to that, he was an investment banker at Alpha Finance, a member of the Alpha Bank Group, with active roles in a number of shipping corporate finance transactions. Mr. Tsantanis holds a Master's degree in Shipping Trade and Finance from the City University Business School in London, and a Bachelor's degree in Shipping Economics from the University of Piraeus.

Stavros Gyftakis has been appointed as our Chief Financial Officer on October 3, 2018, and previously served as Finance Director since October 2017. He has more than twelve years' experience in senior positions in the shipping finance industry. Before joining Seanergy, he was a Senior Vice President in the Greek shipping finance desk at DVB Bank SE. Stavros holds a BSc in Mathematics from the Aristotle University of Thessaloniki, a MSc in Business Mathematics awarded with Honors, from the Athens University of Economics and Business and a MSc in Shipping, Trade and Finance, awarded with Distinction, from Cass Business School of City University in London.

Christina Anagnostara served as our Chief Financial Officer from November 17, 2008 until October 31, 2013 and has served as a member of our board of directors since December 2008. She has more than 20 years of maritime and international business experience in the areas of finance, banking, capital markets, consulting, accounting and audit. She has served in executive and board positions of publicly-listed companies in the maritime industry and she was responsible for the financial, capital raising and accounting functions. Since June 2017 she is a Director of the Investment Banking Division of AXIA Ventures Group and from 2014 to 2017 she provided advisory services to corporate clients involved in all aspects of the maritime industry. Between 2006 and 2008 she served as Chief Financial Officer and member of the Board of Directors of Global Oceanic Carriers Ltd, a dry bulk shipping company listed on the Alternative Investment Market of the London Stock Exchange. Between 1999 and 2006, she was a senior management consultant of the Geneva-based EFG Group. Prior to EFG Group she worked for Eurobank EFG and Ernst & Young, the international accounting firm. Ms. Anagnostara studied Economics in Athens and is a Certified Chartered Accountant. She is a member of various industry organizations including ACCA, Propeller Club, WISTA, Shipping Finance Executives and American Hellenic Chamber of Commerce.

Elias Culucundis has been a member of our board of directors since our inception. Since 2006, Mr. Culucundis has been an executive member of the board of directors of Hellenic Duty Free Shops S.A. Since 1999, Mr. Culucundis has been president, chief executive officer and director of Equity Shipping Company Ltd., a company specializing in starting, managing and operating commercial and technical shipping projects. From 2002 until 2010, Mr. Culucundis was a member of the board of directors of Folli Follie S.A. Additionally, from 1996 to 2000, he was a director of Kassian Maritime Shipping Agency Ltd., a vessel management company operating a fleet of ten bulk carriers. During this time, Mr. Culucundis was also a director of Point Clear Navigation Agency Ltd, a marine project company. From 1981 to 1995, Mr. Culucundis was a director of Kassos Maritime Enterprises Ltd., a company engaged in vessel management. While at Kassos, he was initially a technical director and eventually ascended to the position of chief executive officer, overseeing a large fleet of Panamax, Aframax and VLCC tankers, as well as overseeing new vessel building contracts, specifications and the construction of new vessels. From 1971 to 1980, Mr. Culucundis was a director and the chief executive officer of Off Shore Consultants Inc. and Naval Engineering Dynamics Ltd. Off Shore Consultants Inc. He worked in Floating Production, Storage and Offloading vessel, or FPSO, design and construction and responsible for the technical and commercial supervision of a pentagon-type drilling rig utilized by Royal Dutch Shell plc. Seven FPSOs were designed and constructed that were subsequently utilized by Pertamina, ARCO, Total and Elf-Aquitaine. Naval Engineering Dynamics Ltd. was responsible for purchasing, re-building and operating vessels that had suffered major damage. From 1966 to 1971, Mr. Culucundis was employed as a Naval Architect for A.G. Pappadakis Co. Ltd., London, responsible for tanker and bulk carrier new buildings and supervising the technical operation of our fleet. He is a graduate of Kings College, Durham University, Great Britain, with a degree in Naval Architecture and Shipbuilding. He is a member of several industry organizations, including the Council of the Union of Greek Shipowners and American Bureau of Shipping. Mr. Culucundis is a fellow of the Royal Institute of Naval Architects and a Chartered Engineer.

Dimitrios Anagnostopoulos has been a member of our board of directors since May 2009. Mr. Anagnostopoulos has over forty years of experience in shipping and ship finance. His career began in the 1970's at Athens University of Economics followed by four years with the Onassis Group in Monaco. Mr. Anagnostopoulos has also held various posts at the National Investment Bank of Industrial Development (ETEBA), Continental Illinois National Bank of Chicago, the Greyhound Corporation, and with ABN AMRO, where he has spent nearly two decades with the Bank as Senior Vice-President and Head of Shipping. In June 2010 he was elected a board member of the Aegean Baltic Bank S.A. Mr. Anagnostopoulos has been a speaker and panelist in various shipping conferences in Europe, and a regular guest lecturer at the City University Cass Business School in London and the Erasmus University in Rotterdam. He is a member (and ex-vice chairman) of the Association of Banking and Financial Executives of Greek Shipping. In 2008 he was named by the Lloyd's Organization as Shipping Financier of the Year.

Ioannis Kartsonas has been a member of our board of directors since May 2017. Mr. Kartsonas has more than 18 years of experience in finance and commodities trading. He is currently the Principal and Managing Partner of Breakwave Advisors LLC., a commodity-focused advisory firm based in New York. From 2011 to 2017, he was a Senior Portfolio Manager at Carlyle Commodity Management, a commodity-focused investment firm based in New York and part of the Carlyle Group, being responsible for the firm's Shipping and Freight investments. During his tenure, he managed one of the largest freight futures funds globally. Prior to his role, Mr. Kartsonas was a Co-Founder and Portfolio Manager at Sea Advisors Fund, an investment fund focused in Shipping. From 2004 to 2009, he was the leading Transportation Analyst at Citi Investment Research covering the broader transportation space including Shipping. Prior to that, he was an Equity Analyst focusing on Shipping and Energy for Standard & Poor's Investment Research. Mr. Kartsonas holds an MBA in Finance from the Simon School of Business, University of Rochester.

No family relationships exist among any of the directors and executive officers.

Board Practices

Our directors do not have service contracts and do not receive any benefits upon termination of their directorships. Our board of directors has an audit committee, a compensation committee, a nominating committee and a shipping committee. Our board of directors has adopted a charter for each of these committees.

Audit Committee

Our audit committee consists of Messrs. Dimitrios Anagnostopoulos and Elias Culucundis. Our board of directors has determined that the members of the audit committee meet the applicable independence requirements of the Commission and the NASDAQ Stock Market Rules. Our board of directors has determined that Mr. Dimitrios Anagnostopoulos is an "Audit Committee Financial Expert" under the Commission's rules and the corporate governance rules of the NASDAQ Stock Market.

The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee by NASDAQ and the Commission). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.

Compensation Committee

Our compensation committee consists of Messrs. Dimitrios Anagnostopoulos and Elias Culucundis, each of whom is an independent director. The compensation committee reviews and approves the compensation of our executive officers.

Nominating Committee

Our nominating committee consists of Messrs. Elias Culucundis and Dimitrios Anagnostopoulos, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that our directors bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee consists of three directors. In accordance with the Amended and Restated Charter of the Shipping Committee, two of the directors on the shipping committee are nominated by Jelco and one of the directors on the shipping committee is nominated by a majority of our board of directors and is an independent member of the board of directors. The members of the shipping committee are Mr. Stamatios Tsantanis and Ms. Christina Anagnostara, who are Jelco's nominees, and Mr. Elias Culucundis, who is the Board's nominee.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors. In addition, the duties of our chief executive officer, who is currently Mr. Tsantanis, may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. In addition to these agreements, we have amended certain provisions in its articles of incorporation and by-laws to incorporate these requirements.

As a result of these various provisions, in general, all shipping-related decisions will be made by Jelco's appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

Employees

We currently have two executive officers, Mr. Stamatios Tsantanis and Mr. Stavros Gyftakis. In addition, we employ Ms. Theodora Mitropetrou, our general counsel, and a support staff of thirty employees.

EXECUTIVE COMPENSATION

For the year ended December 31, 2017, we paid our executive officers and directors aggregate compensation of $0.63 million.  Our executive officers are employed by us pursuant to employment and consulting contracts.

Four of the five members of our board of directors each received a fee of $52,300 in 2017 and the fifth member, who was appointed to the board of directors in May 2017, received a fee of $37,187.  The Shipping Committee fee has been suspended since July 1, 2013 until the board of directors decides otherwise.  The aggregate director fees paid by us for the years ended December 31, 2017, 2016 and 2015 totaled $246,000, $100,000 and $80,000, respectively.

On January 12, 2011 our board of directors adopted the Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan, or, as amended and restated, the Plan.  The Plan was amended and restated on December 15, 2016, to increase the aggregate number of shares of our common stock reserved for issuance under the Plan from 856,667 shares to 1,000,000 shares.  The Plan was also amended and restated on February 1, 2018, to further increase the aggregate number of shares of our common stock reserved for issuance under the Plan to 3,000,000. The Plan is administered by the Compensation Committee of our board of directors.  Under the Plan, our officers, key employees, directors, consultants and service providers may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, and unrestricted stock at the discretion of our Compensation Committee.  Any awards granted under the Plan that are subject to vesting are conditioned upon the recipient's continued service as an employee or a director of the Company, through the applicable vesting date.

On October 1, 2015, the Compensation Committee granted an aggregate of 189,000 restricted shares of common stock pursuant to the Plan. Of the total 189,000 shares issued, 36,000 shares were granted to our board of directors and the other 153,000 shares were granted to certain of our other employees. The fair value of each share on the grant date was $3.70 and will be expensed over three years. The shares to our board of directors will vest over a period of two years, which commenced on October 1, 2015. On October 1, 2015, 12,000 shares vested, on October 1, 2016, 12,000 shares vested, and on October 1, 2017, 12,000 shares vested. All the shares granted to certain of our employees will vest over a period of three years, commencing on October 1, 2015. On October 1, 2015, 25,000 shares vested, on October 1, 2016, 33,000 shares vested, on October 1, 2017, 44,000 shares vested and on October 1, 2018, 51,000 shares were vested.

On December 15, 2016, the Compensation Committee granted an aggregate of 772,800 restricted shares of common stock pursuant to the Plan. Of the total 772,800 shares issued, 274,800 shares were granted to our board of directors, 448,000 shares were granted to certain of our employees and 50,000 shares were granted to the sole director of the Company's commercial manager, a non-employee. The fair value of each share on the grant date was $1.30. The shares to our board of directors will vest over a period of two years, which commenced on December 15, 2016. On December 15, 2016, 91,600 shares vested, 91,600 shares vested on October 1, 2017, and 91,600 shares will vest on October 1, 2018. All the other shares granted will vest over a period of three years, which commenced on December 15, 2016. Of the shares granted to certain of our other employees, 114,500 shares vested on December 15, 2016, 114,500 shares vested on October 1, 2017, 109,500 shares vested on October 1, 2018 and 109,500 shares will vest on October 1, 2019. Of the shares granted to the sole director of the Company's commercial manager, 15,000 shares vested on December 15, 2016, 15,000 shares vested on October 1, 2017, 10,000 shares vested on October 1, 2018 and 10,000 shares will vest on October 1, 2019.

On February 1, 2018, the Compensation Committee granted an aggregate of 1,260,000 restricted shares of common stock pursuant to the Plan. Of the total 1,260,000 shares issued, 575,000 shares were granted to our board of directors, 665,000 shares were granted to certain of our employees and 20,000 shares were granted to the sole director of the Company's commercial manager, a non-employee. The fair value of each share on the grant date was $1.035. All the shares will vest over a period of two years. 420,024 shares vested on February 1, 2018, 419,988 shares vested on October 1, 2018 and 419,988 shares will vest on October 1, 2019.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, of which we are aware as of the date of this prospectus, regarding (i) the beneficial owners of five percent or more of our common shares and (ii) our executive officers and directors individually and as a group. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each common share held.

Identity of Person or Group	Number of Shares Owned	Percent of Class(2)
Claudia Restis(1)	59,780,442	73.6%
Stamatios Tsantanis	791,800	2.1%
Stavros Gyftakis	—	*
Christina Anagnostara	—	*
Elias Culucundis	—	*
Dimitrios Anagnostopoulos	—	*
Ioannis Kartsonas	—	*
Directors and executive officers as a group (6 individuals)	935,800	2.5. %
_______________
*	Less than one percent.
(1)
Based on the Schedule 13D/A filed by Jelco, Comet and Claudia Restis on March 30, 2018, Claudia Restis may be deemed to beneficially own 58,927,008 common shares through Jelco and 853,434 of our common shares through Comet, each through a revocable trust of which she is beneficiary. The shares she may be deemed to beneficially own through Jelco include (i) 4,222,223 common shares which Jelco may be deemed to beneficially own, issuable upon exercise of a conversion option pursuant to the Convertible Promissory Note dated March 12, 2015, that we issued to Jelco, (ii) 23,516,667 common shares which Jelco may be deemed to beneficially own, issuable upon exercise of a conversion option pursuant to the Convertible Promissory Note dated September 7, 2015, as amended, that we issued to Jelco and (iii) 15,277,778 common shares which Jelco may be deemed to beneficially own, issuable upon exercise of a conversion option pursuant to the Convertible Promissory Note dated September 27, 2017, that we issued to Jelco.

(2)	Based on 38,193,348 common shares outstanding as of November 6, 2018 and any additional shares that such person may be deemed to beneficially own in accordance with Rule 13d-3 under the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreement for the Acquisition of Seven Vessels

On August 6, 2015, we entered into a purchase agreement with entities affiliated with certain of our principal shareholders to acquire seven secondhand drybulk vessels, consisting of five Capesize and two Supramax vessels, for an aggregate purchase price of $183.4 million. These included all of the vessels in our Fleet other than Leadership, Lordship, Knightship and Partnership. We took delivery of the seven vessels between September and December 2015. The acquisition costs of the seven vessels were funded with proceeds from a $44.4 million senior secured loan facility with HSH Nordbank AG to finance the acquisition of the Geniuship and Gloriuship, a $52.7 million secured term loan facility with UniCredit Bank AG to partly finance the acquisition of the Premiership, Gladiatorship and Guardianship, a $33.8 million secured loan facility with Alpha Bank A.E. to partly finance the acquisition of the Squireship, a $39.4 million secured term loan facility with Natixis to partly finance the acquisition of the Championship, a $9.0 million Share Purchase Agreement and a revolving convertible promissory note issued to Jelco initially for an amount up to $6.8 million.

Share Purchase Agreements

On June 24, 2014 we entered into a share purchase agreement with Plaza and Comet, which are all companies affiliated with the Restis family, under which we sold 378,000 of our common shares for $1.134 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with the share purchase agreement discussed above, under which we sold 378,000 of our common shares to each of Plaza and Comet. Our Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using a build-up method, combining our net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange and with an additional option value to existing shareholders upon the consummation of the asset contribution calculated from the Black-Scholes options pricing model. On June 27, 2014, we completed the equity injection plan with the two abovementioned entities. The shares to the two entities were issued on June 27, 2014.

On September 29, 2014 we entered into a share purchase agreement with Plaza and Comet, which are all companies affiliated with the Restis family, under which we sold 320,000 of our common shares for $0.96 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with the share purchase agreement discussed above, under which we sold 320,000 of our common shares to each of Plaza and Comet. Our Board of Directors obtained an updated fairness opinion from an independent third party for the share price. The price was determined using a build-up method, combining our net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange and with an additional option value to existing shareholders upon the consummation of the asset contribution calculated from the Black-Scholes options pricing model. On September 30, 2014, we completed the equity injection plan with the two abovementioned entities. The shares to the two entities were issued on September 30, 2014.

On December 19, 2014 we entered into a share purchase agreement with Jelco, an entity affiliated with our Sponsor, under which we sold 888,000 of our common shares for $1.11 million, equal to a price per share of $1.25, and on the same date we entered into a registration rights agreement in connection with the share purchase agreement discussed above, under which we sold 888,000 of our common shares to Jelco. Our Board of Directors obtained a fairness opinion from an independent third party for the share price. The price was determined using a build-up method, combining our net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange. On December 30, 2014, we completed the equity injection plan with the abovementioned entity. The shares to the entity were issued on December 30, 2014.

On March 12, 2015 we entered into share purchase agreements with Jelco, an entity affiliated with our Sponsor, and Stamatios Tsantanis, our Chairman and Chief Executive Officer, under which we sold 5,000,100 of our common shares to Jelco for $4.5 million and 333,400 of our common shares Mr. Tsantanis for $0.3 million, equal to a price per share of $0.90, and on the same date we entered into registration rights agreements with Jelco and Mr. Tsantanis providing customary registration rights with respect to these common shares. Our Board of Directors obtained fairness opinions from an independent third party for the share price. The price was determined using a build-up method, combining our net asset value with the cost that a private company would incur to be listed on a U.S. stock exchange.

On September 7, 2015, the Company entered into a share purchase agreement under which the Company sold 10,022,240 of its common shares in three tranches to Jelco for $9.0 million.  The common shares were sold at a price of $0.90 per share.  The Company's Board of Directors obtained a fairness opinion from an independent third party for the share price.  The price was determined using the capital market multiples and the discounted cash flow methods.  On September 11, 2015, the first tranche of 3,889,980 common shares was sold for $3.5 million.  On September 29, 2015, the second tranche of 2,655,740 common shares was sold for $2.4 million.  On October 21, 2015, the third tranche of 3,476,520 common shares was sold for $3.1 million.  The transaction was approved by an independent committee of the Company's Board of Directors.

Convertible Promissory Notes

On March 12, 2015, we issued a convertible promissory note for $4.0 million to Jelco. The note, as amended, is repayable in four installments with the first installment occurring six months after the delivery date of the Leadership and the other three installments semi-annually commencing four years after delivery date of the Leadership, along with a balloon installment of $3.2 million payable on the final maturity date in the first quarter of 2020. The note bears interest at three-month LIBOR plus a margin of 5% with interest payable quarterly. At Jelco's option, the principal amount under the convertible note or any part thereof may be paid at any time in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. Jelco also received customary registration rights with respect to any shares received upon conversion of the note. As of the date of this prospectus, $3.8 million was outstanding under the note.

On September 7, 2015, we issued a revolving convertible promissory note to Jelco for an amount up to $6.8 million, or the Applicable Limit. Following ten amendments to the note between December 2015 and September 2018, the Applicable Limit was raised to $24.7 million. The current outstanding principal is repayable on the final maturity date in the fourth quarter of 2022,. The note bears interest at three-month LIBOR plus a margin of 5% with interest payable quarterly. At Jelco's option, our obligation to repay the principal amount under the revolving convertible note or any part thereof may be paid in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share. Jelco also received customary registration rights with respect to any shares received upon conversion of the note. As of the date of this prospectus, $21.2 million was outstanding under the note. An amount of $3.5 million under the revolving convertible promissory remains available to be drawn by April 10, 2019.

On September 27, 2017, we issued a $13.75 million convertible promissory note to Jelco. The note is repayable by two consecutive annual installments of $1.375 million with the first installment occurring 24 months after the drawdown date, the second installment occurring 36 months after the drawdown date and a balloon payment of $11.0 million four years after the drawdown date. The note bears quarterly interest at three-month LIBOR plus a margin of 5% and is payable in cash. At Jelco's option, the whole or any part of the principal amount under the note may only be paid at any time in common shares at a conversion price of $0.90 per share. The conversion price was determined and approved by a special committee of independent directors of the Company's board of directors, as well as by the board of directors itself. The special committee of independent directors of the Company's board of directors and our board of directors obtained a valuation report from an independent third party financial advisor for the fair market value of the Company's equity per share. Jelco also received customary registration rights with respect to all shares it beneficially owns, including any shares to be received upon conversion of the note. The note is secured by the following cross collaterals: second preferred mortgages over the Championship and Partnership, second priority general assignments covering earnings, insurances and requisition compensation over each vessel, guarantees from our two vessel-owning subsidiaries, and a guarantee from our wholly-owned subsidiary, Emperor Holding Ltd., which is the holding company of the ship-owing subsidiary owning the Lordship and the bareboat charterer of the Knightship. Of the $13.75 million under the note, $4.75 million were used to make a mandatory prepayment under the May 24, 2017 Jelco Loan Facility. As of the date of this prospectus, $13.75 million was outstanding under the note.

Our wholly-owned subsidiary Emperor Holding Ltd. has provided a guarantee to Jelco for Seanergy Maritime Holdings Corp.'s obligations under all these notes.

Jelco Loan Facilities

On October 4, 2016, we entered into a $4.2 million loan facility with Jelco, or the Jelco Loan Facility, to fund the initial deposits for the Lordship and the Knightship. On November 17, 2016 and November 28, 2016, we entered into amendments to the Jelco Loan Facility, which, among other things, increased the aggregate amount that may be borrowed under the facility to up to $12.8 million and extended the maturity date to the earlier of (i) February 28, 2018 and (ii) the date falling 14 months from the final drawdown date.  On January 12, 2018, we exercised our option to defer the final repayment date to January 28, 2019. The Jelco Loan Facility bears interest at LIBOR plus a margin of 8.5%, increased from 7%, following the extension of the final repayment date, and is repayable in one bullet payment together with accrued interest thereon on the maturity date. The Jelco Loan Facility is secured by a guarantee from our wholly-owned subsidiary, Emperor Holding Ltd., which is the holding company of the ship-owing subsidiary owning the Lordship and the bareboat charterer of the Knightship. As of the date of this prospectus, $5.9 million was outstanding under the Jelco Loan Facility, excluding the unamortized financing fees.

On May 24, 2017, we entered into a loan agreement with Jelco for an amount of up to $16.2 million to fund part of the acquisition cost for the Partnership, which we refer to as the  May 24, 2017 Jelco Loan Agreement. On June 22, 2017 and August 22, 2017, we entered into supplemental letters to the May 24, 2017 Jelco Loan Agreement, which, deferred our obligation to mandatory prepay to Jelco the amount of $4.75 million due under the loan until September 29, 2017.  On September 27, 2017, we entered into a loan agreement with Jelco to amend and restate the May 24, 2017 Jelco Loan Agreement. The amended facility currently bears interest at three-month LIBOR plus a margin of 6% per annum and is payable quarterly with the principal being repayable in one bullet payment due on the maturity date. The maturity date, which was deferred from May 24, 2018 to May 24, 2019, may, at the Company's option, be extended to May 24, 2020. The facility is secured by second preferred mortgages, second priority general assignments covering earnings, insurances and requisition compensation over the Championship and the Partnership, guarantees from our vessel-owning subsidiaries, and a guarantee from our wholly-owned subsidiary, Emperor Holding Ltd., all cross collateralized with the convertible promissory note issued to Jelco on September 27, 2017. As of the date of this prospectus, $11.5 million was outstanding under this facility.

On April 10, 2018, we entered into a $2 million loan facility with Jelco for working capital purposes. We drew down the $2 million on April 12, 2018. The facility, as amended in June 2018 and in August 2018, bears fixed interest of 10% per annum which is payable, along with the principal, in one bullet payment due on January 31, 2019 . The facility is secured by a guarantee from our wholly-owned subsidiary, Emperor Holding Ltd. As of the date of this prospectus, $2 million was outstanding under this facility.

 Commercial Real Estate Sublease Agreement

We previously leased our executive office space in Athens, Greece pursuant to the terms of a sublease agreement between Seanergy Management and Waterfront S.A., a company affiliated with a member of the Restis family.  The initial sublease was subsequently amended, including on January 1, 2015 to provide that for the remaining term of the sublease agreement the sublease fee would be EUR 25,000 per month and that the term of the agreement was extended to January 31, 2015, on February 1, 2015 to extend the sublease term to February 28, 2015, and on March 13, 2015 to extend the sublease term to March 15, 2015, at a lease payment of EUR 12,500 per month, following which we relocated our executive office space to premises owned by an unaffiliated third party.

DESCRIPTION OF CAPITAL STOCK

For the complete terms of our capital stock, please refer to our amended and restated articles of incorporation and our second amended and restated bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part. The Business Corporation Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of our capital stock.

For purposes of the following description of capital stock, references to "us", "we" and "our" refer only to Seanergy Maritime Holdings Corp. and not any of its subsidiaries.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

Our authorized capital stock consists of 500,000,000 registered common shares, par value $0.0001 per share, of which 38,193,348 shares were issued and outstanding as of the date of this prospectus, and 25,000,000 registered preferred shares with par value of $0.0001, of which no shares are issued and outstanding. Our board of directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.

Share History

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, originally under the name Seanergy Merger Corp., as a wholly-owned subsidiary of Seanergy Maritime Corp. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. Seanergy Maritime Corp.'s shares of common stock were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime Corp.'s shares of common stock commenced trading on the Nasdaq Global Market. Following the dissolution of Seanergy Maritime Corp., our shares of common stock started trading on the Nasdaq Global Market on January 28, 2009. Effective December 21, 2012, we transferred our stock listing to the Nasdaq Capital Market. The following information gives effect to a one-for-five reverse stock split of our common shares that became effective on January 8, 2016.

On January 31, 2012, we completed an equity injection plan with four entities affiliated with the Restis family. In exchange for $10 million, we issued an aggregate of 928,324 of our common shares to the four entities at a price of $10.7721 per share.

On June 24, 2014, we entered into a share purchase agreement with Plaza Shipholding Corp., or Plaza, and Comet Shipholding Inc., or Comet, which are both companies affiliated with the Restis family, under which we sold 378,000 of our common shares for $1.134 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with such share purchase.

On September 29, 2014, we entered into a share purchase agreement with Plaza and Comet, under which we sold 320,000 of our common shares for $0.96 million, equal to a price per share of $3.00, and on the same date we entered into a registration rights agreement in connection with such share purchase.

On December 19, 2014, we entered into a share purchase agreement with Jelco, which is a company affiliated with our Sponsor, under which we sold 888,000 of our common shares for $1.11 million, equal to a price per share of $1.25, and on the same date we entered into a registration rights agreement in connection with such share purchase.

On March 12, 2015, we entered into a share purchase agreements with Jelco and our Chief Executive Officer, under which we sold 5,000,100 of our common shares for $4.5 million to Jelco and 333,400 of our common shares to our Chief Executive Officer for $0.3 million, equal to a price per share of $0.90. On the same date, we entered into registration rights agreements with Jelco and our Chief Executive Officer with respect to these common shares.

On September 7, 2015, we entered into a share purchase agreement with Jelco, under which we sold 10,022,240 of our common shares in three tranches to Jelco for $9.0 million or $0.90 per share. On the same date, we entered into registration rights agreement with Jelco with respect to these common shares.

On August 5, 2016, we sold 1,180,000 of our common shares in a registered direct offering to an unaffiliated institutional investor at a public offering price of $4.15 per share.

On November 23, 2016, we sold 1,305,000 of our common shares in a registered direct offering to unaffiliated institutional investors at a public offering price of $2.75 per share.

On December 13, 2016, we sold 10,000,000 of our common shares and Class A Warrants to purchase 10,000,000 of our common shares in a registered public offering at a combined public offering price of $1.50 per share and warrant. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 500,000 of our common shares.

On December 15, 2016, we issued an aggregate of 772,800 of our common shares to certain of our directors, officers and employees pursuant to the Plan.

On December 21, 2016, pursuant to the exercise of the over-allotment option granted to the underwriters in the public offering that was completed on December 13, 2016, we sold an additional 1,300,000 of our common shares and Class A Warrants to purchase 1,500,000 of our common shares. In connection with the sale of the securities, we issued to the representative of the underwriters a Representative's Warrant to purchase 65,000 of our common shares.

On April 10, 2017, we issued 125,000 of our common shares in a private placement to a third-party service provider as compensation.

Between February 6, 2017 and April 27, 2017, we sold 2,782,136 of our common shares in a public at-the-market offering pursuant to the Equity Distribution Agreement, dated February 3, 2017, between us and Maxim Group LLC.

On February 1, 2018, we issued an aggregate of 1,260,000 of our common shares to certain of our directors, officers and employees pursuant to the Plan.

Our Amended and Restated Articles of Incorporation and Second Amended and Restated Bylaws

Under our second amended and restated bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the board of directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Directors

Our directors are elected by the affirmative vote of a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our amended and restated articles of incorporation and second amended and restated bylaws prohibit cumulative voting in the election of directors.

The board of directors must consist of at least one member and not more than thirteen. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The board of directors has the authority to fix the amounts which shall be payable to the members of our board of directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

Election and Removal

Our amended and restated articles of incorporation and second amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our second amended and restated bylaws provide that our directors may be removed only for cause and only upon the affirmative vote of the majority of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders generally have the right to dissent from the sale of all or substantially all of our assets not made in the usual course of our business and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents

Several provisions of our amended and restated articles of incorporation and second amended and restated bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our amended and restated articles of incorporation and second amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our amended and restated articles of incorporation and second amended and restated bylaws provide that only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Transfer Agent

The registrar and transfer agent for our common shares is Continental Stock Transfer & Trust Company.

Listing

Our common shares trade on the Nasdaq Capital Market under the symbol "SHIP".

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our amended and restated articles of incorporation, second amended and restated bylaws and the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. Further, the Marshall Islands lacks a bankruptcy statute, and in the event of any bankruptcy, insolvency, liquidation, dissolution, reorganization or similar proceeding involving the Company, the bankruptcy laws of the United States or of another country having jurisdiction over the Company would apply. The following table provides a comparison between certain statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware
Shareholder Meetings

Held at a time and place as designated in the bylaws.	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such action is in writing and is signed by shareholders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Marshall Islands	Delaware

Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation or the bylaws, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or bylaws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.

The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

The board of directors must consist of at least one member.	The board of directors must consist of at least one member.

Removal:	Removal:

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders.
Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Any or all of the directors may be removed for cause by vote of the shareholders.

Directors

Number of board members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board under the specific provisions of a bylaw.
Number of board members shall be fixed by, or in a manner provided by, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

If the board of directors is authorized to change the number of directors, it can only do so by a majority of the entire board of directors and so long as no decrease in the number shortens the term of any incumbent director.

Marshall Islands	Delaware

Dissenter's Rights of Appraisal

Shareholders have a right to dissent from any plan of merger, consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder under the BCA to receive payment of the appraised fair value of his shares is not available for the shares of any class or series of stock, which shares at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed shares are the offered consideration or if such shares are held of record by more than 2,000 holders.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

Alters or abolishes any preferential right of any outstanding shares having preference; or

Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.

Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Shareholders' Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board of directors or the reasons for not making such effort. Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys' fees may be awarded if the action is successful.

A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax and Marshall Islands tax consequences of the ownership and disposition of our common stock as well as the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to "U.S. Holders" will apply to a beneficial owner of our common stock that is treated for U.S. federal income tax purposes as:

•	an individual citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; or

•
an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or a trust if (i) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not described as a U.S. Holder and are not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, you will be considered a "Non-U.S. Holder." The U.S. federal income tax consequences applicable to Non-U.S. Holders is described below under the heading "United States Federal Income Taxation of Non-U.S. Holders."

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common stock through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

This summary is based on the U.S. Internal Revenue Code of 1986. as amended, or the Code, its legislative history, Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder's individual circumstances. In particular, this discussion considers only holders that will own and hold our common stock as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or "financial services entities";

•	broker-dealers;

•	taxpayers who have elected mark-to-market accounting;

•	tax-exempt entities;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	certain expatriates or former long-term residents of the United States;

•	persons that actually or constructively own 10% or more of our voting shares;

•	persons that hold our warrants;

•	persons that hold our common stock as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is included on an "applicable financial statement;" or

•	persons whose functional currency is not the U.S. dollar.

This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws.  This summary does not address the United States federal income tax or the Marshall Islands tax consequences of holders of our warrants.  For a discussion of the material United States federal income tax and Marshall Islands tax consequences of an investment in our warrants, see "Tax Considerations—United States Federal Income Tax Consequences—United States Federal Income Taxation of U.S. Holders" of our Form F-1 dated December 6, 2016.

We have not sought, nor will we seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.

Because of the complexity of the tax laws and because the tax consequences to any particular holder of our common stock may be affected by matters not discussed herein, each such holder is urged to consult with its tax advisor with respect to the specific tax consequences of the ownership and disposition of our common stock, including the applicability and effect of state, local and non-U.S. tax laws, as well as U.S. federal tax laws.

United States Federal Income Tax Consequences

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as "U.S. source gross shipping income."

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are prohibited by law from engaging in transportation that produces income considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

For our 2017 taxable year, as of the date of this prospectus, we had U.S. source gross shipping income, on which we expect to be subject to a U.S. federal tax of approximately $42,370.  We do not expect to satisfy the requirements for exemption from United States federal income taxation under Code Section 883 for the 2018 taxable year, and we have made estimated tax payments of $66,160 as of the date hereof.  If we realize U.S. source gross shipping income in any subsequent taxable year, we would be subject to a 4% tax imposed without allowance for deductions for such taxable year, as described in "Taxation in the Absence of Exemption" unless we qualify for exemption from tax under Section 883 of the Code, the requirements of which are described in detail below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code and the regulations thereunder, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

•
more than 50% of the value of our stock is owned, directly or indirectly, by "qualified shareholders," that are persons (i) who are "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements, which we refer to as the "50% Ownership Test;" or

•
our stock is "primarily" and "regularly" traded on one or more established securities markets in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant "equivalent exemptions" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

50% Ownership Test

Under the regulations, a foreign corporation will satisfy the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its stock is owned, directly or constructively through the application of certain attribution rules prescribed by the regulations, by one or more shareholders who are residents of foreign countries that grant "equivalent exemption" to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders.

These substantiation requirements are onerous and therefore there can be no assurance that we would be able to satisfy them. Even if we were not able to satisfy the 50% Ownership Test for a taxable year, we may nonetheless qualify for exemption from tax under Section 883 if we are able to satisfy the Publicly-Traded Test, which is described below.

Publicly-Traded Test

The regulations provide that the stock of a foreign corporation will be considered to be "primarily traded" on an established securities market in a country if the number of shares of each class of stock that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.

Under the regulations, the stock of a foreign corporation will be considered "regularly traded" if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as NASDAQ Capital Market), which we refer to as the "listing threshold."

The regulations further require that with respect to each class of stock relied upon to meet the listing requirement: (i) such class of the stock is traded on the market, other than in minimal quantities, on at least sixty (60) days during the taxable year or one-sixth (1/6) of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. Even if a foreign corporation does not satisfy both tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own directly or indirectly 5% or more of the vote and value of such class of stock, who we refer to as "5% Shareholders." We refer to this restriction in the regulations as the "Closely-Held Rule."

For purposes of being able to determine our 5% Shareholders, the regulations permit a foreign corporation to rely on Schedule 13G and Schedule 13D filings with the Commission. The regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

The Closely-Held Rule will not disqualify a foreign corporation, however, if it can establish or substantiate that qualified shareholders own, actually or constructively under specified attribution rules, sufficient shares in the closely-held block of stock to preclude the shares in the closely-held block that are owned by non-qualified 5% Shareholders from representing 50% or more of the value of such class of stock for more than half of the days during the tax year. These substantiation requirements are onerous and consequently there can be no assurance that we would be able to satisfy them.

Due to the factual nature of the issues involved, there can be no assurance that we or any of our subsidiaries will qualify for the benefits of Section 883 of the Code for our 2018 taxable year, which we do not believe we are exempt for such taxable year, or any subsequent taxable year.

Taxation in Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S. source gross shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions, otherwise referred to as the "4% Tax." Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% Tax.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S. source gross shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S. source gross shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at a rate of 21%. In addition, we may be subject to the 30% "branch profits" tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of our U.S. trade or business.

Our U.S. source gross shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•
substantially all of our U.S. source gross shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source gross shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

United States Taxation of Gain on Sale of Vessels

Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

Taxation of Distributions Paid on Common Stock

Subject to the passive foreign investment company, or PFIC, rules discussed below, any distributions made by us with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as  Nasdaq Capital Market on which the common shares are currently listed); (2) we are not a passive foreign investment company, or PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend; and (4) certain other conditions are met.

Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any "extraordinary dividend"—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a PFIC for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Rules

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock, or is treated as holding stock by application of certain attribution rules (for instance, treating options as stock), in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

See "Tax Considerations—United States Federal Income Tax Consequences—United States Federal Income Taxation of U.S. Holders" for a discussion of the application of the PFIC rules to holders of our warrants.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute "passive income" unless we are treated under specific rules as deriving rental income in the active conduct of a trade or business.

Based on our current operations and future projections, we do not believe that we are, nor do we expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, we believe that such income does not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting its position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although we intend to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to the common shares, as discussed below. In addition, if we were to be treated as a PFIC for any taxable year ending on or after December 31, 2013, a U.S. Holder would be required to file an IRS Form 8621 for the year with respect to such holder's common stock.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of the our ordinary earnings and its net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares. A U.S. Holder would make a QEF election with respect to any year that we are a PFIC by filing IRS Form 8621 with his, her or its U.S. federal income tax return. After the end of each taxable year, we will determine whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make a QEF election for such taxable year. A U.S. Holder may not make a QEF election with respect to its ownership of a warrant.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as anticipated, our common stock is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common stock;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common stock. If a Non-Electing Holder who is an individual dies while owning our common stock, such Non-Electing Holder's successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of Non-U.S. Holders

Dividends paid to a Non-U.S. Holder with respect to our common stock generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our common stock unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case such gain from United States sources may be subject to tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as for a U.S. Holder and, if the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, it also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our common stock within the United States to a non-corporate U.S. Holder and to the proceeds from sales and other dispositions of our common stock to or through a U.S. office of a broker by a non-corporate U.S. Holder. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 24%, generally should apply to distributions paid on our common stock to a non-corporate U.S. Holder and the proceeds from sales and other dispositions of our common stock by a non-corporate U.S. Holder, who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails in certain circumstances to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding generally should be allowed as a credit against a U.S. Holder's or a Non-U.S. Holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.

Individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold "specified foreign financial assets" (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, the common shares, unless the shares held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

Marshall Islands Tax Consequences

We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to its shareholders, and holders of our common stock that are not residents of or domiciled or carrying on any commercial activity in the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our common stock.

UNDERWRITING

Under the terms and subject to the conditions of an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Fearnley Securities, Inc. is acting as representative and joint book-running manager, have severally agreed to purchase, and we have agreed to sell to them, the number of units indicated below:

Name	Number of Common Shares
Fearnley Securities, Inc.
Fearnley Securities AS
Total	5,600,000

Fearnley Securities AS is not a U.S. registered broker-dealer and, therefore, intends to participate in the offering outside of the United States and, to the extent that any offering by Fearnley Securities AS is within the United States, will offer to and place securities with investors through Fearnley Securities, Inc., an affiliated U.S. broker-dealer, and to the extent permitted by Rule 15a-6 under the Securities Exchange Act of 1934, as amended.

The underwriters are offering the common shares subject to their acceptance of the common shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the common shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common shares offered by this prospectus if any such common shares are taken. However, the underwriters are not required to take or pay for the common shares covered by the underwriters' over-allotment option described below.

We have agreed to pay the underwriters a cash fee equal to        % of the aggregate gross proceeds raised in this offering.

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 840,000 common shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional common shares as the number listed next to the underwriter's name in the preceding table bears to the total number of common shares listed next to the names of all underwriters in the preceding table.

The representatives have advised us that they propose to offer the common shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                  per share. The underwriters may allow, and certain dealers may re-allow, a discount from the concession not in excess of $              per share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the price per common share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 840,000 common shares.

Total
	Per Common Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us:	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $               . This amount includes the representatives' accountable expenses, including legal fees for the representatives' legal counsel, that we have agreed to pay at the closing of the offering in an aggregate amount of up to $               .

Our common shares trade on the Nasdaq Capital Market under the symbol "SHIP". Our Class A warrants trade on the Nasdaq Capital Market under the symbol "SHIPW".

Subject to certain exceptions, we, all of our executive officers and directors, and certain affiliates have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the representatives to offer, sell, contract to sell or otherwise dispose of or hedge common shares or securities convertible into or exchangeable for common shares. These restrictions do not apply to transfers to immediate family or donees who receive such securities as bona fide gifts or to trusts established for the benefit of such persons; provided that such transferees agree to substantially the same transfer restrictions on the securities they receive.

The representatives have no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at their discretion. In determining whether to waive the terms of the lockup agreements, the representatives may base their decision on their assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.

In addition, during the lock-up period, we will not be permitted, subject to certain exceptions, to file any registration statement relating to, and each of our executive officers, directors and the aforementioned shareholders have agreed not to make any demand for, or exercise any right relating to, the registration of any common shares or any securities convertible into or exercisable or exchangeable for common shares, without the prior written consent of the representatives.

Upon the declaration of effectiveness of the registration statement of which this prospectus is a part, we will enter into an underwriting agreement with the representatives. The terms of the underwriting agreement provide that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our auditors.

In order to facilitate the offering of the common shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common shares. Specifically, the underwriters may sell more common shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common shares in the open market. In determining the source of common shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of common shares compared to the price available under the over-allotment option. The underwriters may also sell common shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common shares in the open market to stabilize the price of our common shares. These activities may raise or maintain the market price of our common shares above independent market levels or prevent or retard a decline in the market price of our common shares. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriting agreement provides for indemnification between the underwriters and us against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Certain of the underwriters and their affiliates from time to time have performed investment banking, commercial banking and advisory services to us, for which they have received customary fees and expenses. The underwriters and their affiliates may from time to time perform investment banking and advisory services for us and our affiliates in the ordinary course of business for which they may in the future receive customary fees and expenses.

Selling Restrictions

Foreign Regulatory Restrictions on Purchase of Shares Generally

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the common shares or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the common shares may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the common shares may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

In addition to the public offering of the common shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in certain countries.

Notice to Prospective Investors in Canada

This prospectus constitutes an "exempt offering document" as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the shares. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this prospectus or on the merits of the shares and any representation to the contrary is an offence.

Canadian investors are advised that this prospectus has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"). Pursuant to section 3A.3 of NI 33-105, this prospectus is exempt from the requirement that the Company and the underwriter(s) provide Canadian investors with certain conflicts of interest disclosure pertaining to "connected issuer" and/or "related issuer" relationships that may exist between the Company and the underwriter(s) as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the shares in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepares and files a prospectus under applicable Canadian securities laws. Any resale of shares acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, pursuant to a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the shares outside of Canada.

EXPENSES RELATING TO THIS OFFERING

We estimate the expenses in connection with the distribution of our securities in this offering, other than underwriting discounts, will be as set forth in the table below.

Commission registration fee		$697
Financial Industry Regulatory Authority Filing fee		$3,950
Printing expenses	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Miscellaneous fees and expenses	$		*
Total	$		*
______________
*  To be provided by amendment.

LEGAL MATTERS

The validity of the securities offered by this prospectus and certain other legal matters relating to United States and Marshall Islands law are being passed upon for us by Seward & Kissel LLP, New York, New York. The underwriters are being represented by Thompson Hine LLP, New York, New York.

EXPERTS

The consolidated financial statements of Seanergy Maritime Holdings Corp. appearing in Seanergy Maritime Holdings Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2017 (including schedule appearing therein), have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Ernst & Young (Hellas) Certified Auditors-Accountants S.A. is located at Chimarras 8B, 15125, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants ("SOEL"), Greece with registration number 107.

The details on the industry trends in "Prospectus Summary—Drybulk Shipping Industry Trends" and on the drybulk newbuilding order book in "Risk Factors―Risks Relating to Our Industry―An over-supply of drybulk carrier capacity may prolong or further depress the current low charter rates and, in turn, adversely affect our profitability," and the section titled "The Drybulk Shipping Industry" have been prepared by Karatzas Marine Advisors & Co., our industry expert, who has confirmed to us that such sections accurately describe the international drybulk market.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form F-1 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the common shares offered hereby. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement on Form F-1 we filed. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement on Form F-1, including its exhibits and schedules, may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

Information Provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of Nasdaq, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

DOCUMENTS INCORPORATED BY REFERENCE

The Commission allows us to "incorporate by reference" into this prospectus the information we file with, and furnish to it, which means that we can disclose important information to you by referring you to those filed or furnished documents. The information incorporated by reference is considered to be a part of this prospectus. However, statements contained in this prospectus or in documents that we file with or furnish to the Commission and that are incorporated by reference into this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed or furnished documents or reports that have been incorporated by reference into this prospectus, to the extent the new information differs from or is inconsistent with the old information. We hereby incorporate by reference the documents listed below:

•	our Annual Report on Form 20-F and Form 20-F/A for the year ended December 31, 2017, filed with the Commission on March 7, 2018 and March 8, 2018, respectively;

•
our report on Form 6-K furnished to the Commission on August 10, 2018, containing our unaudited consolidated interim financial statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations for the six-month period ended June 30, 2018.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may obtain a copy of these documents by writing to or telephoning us at the following address: Attn: General Counsel, Seanergy Maritime Holdings Corp., 154 Vouliagmenis Avenue, 166 74 Glyfada, Athens, Greece, Tel: +30 210 8913507. Alternatively, copies of these documents are available via our website (http://www.seanergymaritime.com/). The information on our website is not incorporated by reference into this prospectus.

5,600,000

 Common Shares

PROSPECTUS

Fearnley Securities

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.          Indemnification of Directors and Officers

Under Article VII of our bylaws and under Section 60 of the BCA, we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. However, such person must have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that his conduct was unlawful. Under Section 60 of the BCA and our bylaws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In addition, under Section 60 of the BCA and under our bylaws, we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further, and as provided by both our bylaws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, such person will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such matter.

Likewise, pursuant to our bylaws and Section 60 of the BCA, expenses (our bylaws specifically includes attorneys' fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such person is not entitled to indemnification. The bylaws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.

Both Section 60 of the BCA and our bylaws further provide that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in any person's official capacity and/or as to action in another capacity while holding office.

Under both Section 60 of the BCA and our bylaws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity regardless of whether the corporation would have the power to indemnify such person against such liability under the foregoing.

Under Section 60 of the BCA (and as provided in our bylaws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of such person's heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under Section 60 of the BCA and our bylaws, any repeal or modification of Article VII of our bylaws shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

In addition to the above, our bylaws provide that references to us includes constituent corporations, and defines "other enterprises" to include employee benefit plans, "fines" to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term "serving at the request of the corporation."

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.          Recent Sales of Unregistered Securities

The following information gives effect to a one-for-five reverse stock split of our common shares that became effective on January 8, 2016. The following transactions were deemed to be exempt from registration under Section 4(a)(2) of the Securities Act. There were no underwriters involved in any of the transactions, nor were there any forms of public solicitation or general advertising used in connection with the issuances.

On June 24, 2014, we entered into a share purchase agreement with Plaza and Comet, under which we sold 378,000 of our common shares for $1.134 million.

On September 29, 2014, we entered into a share purchase agreement with Plaza and Comet, under which we sold 320,000 of our common shares for $0.96 million.

On December 19, 2014, we entered into a share purchase agreement with Jelco, under which we sold 888,000 of our common shares for $1.11 million.

On March 12, 2015, we entered into a share purchase agreements with Jelco and our Chief Executive Officer, under which we sold 5,000,100 of our common shares for $4.5 million to Jelco and 333,400 of our common shares to our Chief Executive Officer for $0.3 million.

On March 12, 2015, we issued an unsecured convertible promissory note for $4.0 million to Jelco. At Jelco's option, the Company's obligation to repay the principal amount under the note is payable in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share.

On September 7, 2015, we issued an unsecured revolving convertible promissory note to Jelco for an amount up to $6.8 million, or the Applicable Limit. Following certain amendments to the note, the Applicable Limit was raised to $24.7 million. At Jelco's option, the Company's obligation to repay the principal amount under the note is payable in common shares at a conversion price of $0.90 (adjusted for the reverse stock split discussed above according to the terms of the convertible note) per share.

On September 7, 2015, we entered into a share purchase agreement with Jelco, under which we sold 10,022,240 of our common shares in three tranches to Jelco for $9.0 million.

On September 27, 2017, we issued a convertible promissory note for $13.75 million to Jelco.  At Jelco's option, the whole or any part of the principal amount under the Jelco Note may be paid at any time in common shares at a conversion price of $0.90 per share.

Item 8.          Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately preceding such exhibits, which index to exhibits is incorporated herein by reference.

(b) Financial Statements

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 9.          Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by "Item 8.A. of Form 20-F" at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.
For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

6.
For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on November 7, 2018.

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Stamatios Tsantanis
	Name:	Stamatios Tsantanis
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Stamatios Tsantanis, Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on November 7, 2018 in the capacities indicated.

Signature	Title

/s/ Stamatios Tsantanis	Director, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
Stamatios Tsantanis

/s/ Stavros Gyftakis	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Stavros Gyftakis

/s/ Christina Anagnostara*	Director
Christina Anagnostara

/s/ Dimitris Anagnostopoulos*	Director
Dimitris Anagnostopoulos

/s/ Elias Culucundis*	Director Director
Elias Culucundis /s/ Ioannis Kartsonas*
Ioannis Kartsonas

* Pursuant to power of attorney

By:	/s/ Stamatios Tsantanis
Stamatios Tsantanis

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Seanergy Maritime Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on November 7, 2018.

PUGLISI & ASSOCIATES

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

Exhibit List
Number	Description
1.1	Form of Underwriting Agreement*
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Second Amended and Restated Bylaws(2)
3.3	Amendment to Amended and Restated Articles of Incorporation(3)
3.4	Second Amendment to Amended and Restated Articles of Incorporation(4)
3.5	Third Amendment to Amended and Restated Articles of Incorporation(5)
3.6	Fourth Amendment to Amended and Restated Articles of Incorporation(6)
3.7	Fifth Amendment to Amended and Restated Articles of Incorporation(7)
4.1	Specimen Common Stock Certificate(8)
5.1	Opinion of Seward & Kissel LLP as to the validity of the securities*
8.1	Opinion of Seward & Kissel LLP with respect to certain tax matters*
10.1	Registration Rights Agreement dated March 26, 2010 between the registrant, United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. (9)
10.2	Registration Rights Agreement dated January 4, 2012 between the registrant, United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. (10)
10.3	Registration Rights Agreement dated June 24, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp. (11)
10.4	Registration Rights Agreement dated September 29, 2014 between the registrant, Comet Shipholding Inc. and Plaza Shipholding Corp. (12)
10.5	Amended and Restated Equity Incentive Plan of the registrant adopted on February 1, 2018(13)
10.6	Ship Technical Management Agreement dated as of February 11, 2015 between Leader Shipping Co. and V.Ships Greece Ltd. (14)
10.7
Novation Agreement to Ship Technical Management Agreement dated July 27, 2015, among V.Ships Greece Ltd., Leader Shipping Co. and V.Ships Limited with respect to the Management Agreement dated February 11, 2015(15)

10.8	Addendum No. 1 to Technical Management Agreement dated March 18, 2016, between Leader Shipping Co. and V.Ships Limited with respect to the Management Agreement dated February 11, 2015 (16)
10.9	Amendment dated June 28, 2018 among Knight Ocean Navigation Co. and V.Ships Limited**
10.10	Novation Agreement dated October 30, 2018 among V.Ships Limited, Champion Ocean Navigation Co. and Champion Marine Co. with respect to the Ship Management Agreement dated February 11, 2015**
10.11	Form of Ship Technical Management Agreement with V.Ships Limited (17)
10.12	Commercial Management Agreement dated as of March 2, 2015 between Seanergy Management Corp. and Fidelity Marine Inc. (18)
10.13
Amendment No. 1 to Commercial Management Agreement dated September 11, 2015 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015 (19)

10.14
Amendment No. 2 to Commercial Management Agreement dated as of March 2, 2015 between Seanergy Management Corp.  and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015 (20)

10.15
Amendment No. 3 to Commercial Management Agreement dated February 1, 2018 between Seanergy Management Corp. and Fidelity Marine Inc. with respect to the Commercial Management Agreement dated March 2, 2015(21)

10.16	Loan Agreement dated March 6, 2015 between Leader Shipping Co. and Alpha Bank A.E. (22)
10.17	First Supplemental Agreement dated December 23, 2015 between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015 (23)
10.18	Second Supplemental Agreement dated July 28, 2016 between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015 (24)
10.19	Third Supplemental Agreement dated June 29, 2018 between Leader Shipping Co. and Alpha Bank A.E. with respect to the Loan Agreement dated March 6, 2015**
10.20	Convertible Promissory Note dated March 12, 2015 of the registrant to Jelco Delta Holding Corp. (25)
10.21	Amendment No. 1 to Convertible Promissory Note dated May 14, 2015, with respect to the Convertible Promissory Note dated March 12, 2015 (26)
10.22	Mutual Consent dated September 18, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Convertible Promissory Note dated March 12, 2015 (27)
10.23	Amendment No. 2 to Convertible Promissory Note dated September 18, 2017, with respect to the Convertible Promissory Note dated March 12, 2015 (28)
10.24	Share Purchase Agreement dated March 12, 2015 between the registrant and Stamatios Tsantanis (29)
10.25	Registration Rights Agreement dated March 12, 2015 between the registrant and Stamatios Tsantanis (30)
10.26	Loan Agreement dated September 1, 2015 between Sea Glorius Shipping Co., Sea Genius Shipping Co., HSH Nordbank AG and the Banks and Financial Institutions listed in Schedule 1 thereto (31)
10.27	Supplemental Letter dated May 16, 2016 from HSH Nordbank AG to Sea Glorius Shipping Co. and Sea Genius Shipping Co. with respect to the Loan Agreement dated September 1, 2015 (32)
10.28	Supplemental Letter dated February 23, 2017 from HSH Nordbank AG to Sea Glorius Shipping Co., Sea Genius Shipping Co. and the registrant with respect to the Loan Agreement dated September 1, 2015 (33)
10.29
Amendment to Term Loan Facility dated March 28, 2018 between HSH Nordbank AG, the registrant, Sea Glorius Shipping Co. and Sea Genius Shipping Co. with respect to the Loan Agreement dated September 1, 2015**

10.30	Revolving Convertible Promissory Note dated September 7, 2015 of the registrant to Jelco Delta Holding Corp. (34)
10.31
First Amendment to the Revolving Convertible Promissory Note dated December 1, 2015 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (35)

10.32
Second Amendment to the Revolving Convertible Promissory Note dated December 14, 2015 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (36)

10.33
Third Amendment to the Revolving Convertible Promissory Note dated January 27, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (37)

10.34
Fourth Amendment to the Revolving Convertible Promissory Note dated March 7, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (38)

10.35
Fifth Amendment to the Revolving Convertible Promissory Note dated April 21, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (39)

10.36
Sixth Amendment to the Revolving Convertible Promissory Note dated May 17, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (40)

10.37
Seventh Amendment to the Revolving Convertible Promissory Note dated June 16, 2016 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (41)

10.38
Eighth Amendment to the Revolving Convertible Promissory Note dated March 28, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (42)

10.39	Mutual Consent dated September 8, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (43)
10.40
Ninth Amendment to the Revolving Convertible Promissory Note dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015 (44)

10.41
Tenth Amendment to the Revolving Convertible Promissory Note dated September 1, 2018 between the registrant and Jelco Delta Holding Corp. with respect to the Revolving Convertible Promissory Note dated September 7, 2015**

10.42
Guarantor's Letter of Confirmation dated September 1, 2018, from  Emperor Holding Ltd. to Jelco Delta Holding Corp. with respect to the Tenth Amendment to the Revolving Convertible Promissory Note dated September 7, 2015**

10.43	Facility Agreement dated September 11, 2015 between Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co., the registrant and UniCredit Bank AG (45)
10.44
Supplemental Agreement dated June 3, 2016 between Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co., the registrant and UniCredit Bank AG with respect to the Facility Agreement dated September 11, 2015 (46)

10.45
Supplemental Letter dated July 29, 2016 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015 (47)

10.46
Supplemental Letter dated March 7, 2017 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015 (48)

Supplemental Letter dated September 25, 2017 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015 (49)

10.47
Supplemental Letter dated April 30, 2018 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015**

10.48
Supplemental Letter dated October 10, 2018 from UniCredit Bank AG to Premier Marine Co., Gladiator Shipping Co., Guardian Shipping Co. and the registrant with respect to the Facility Agreement dated September 11, 2015**

10.49	Loan Agreement dated November 4, 2015 between Squire Ocean Navigation Co. and Alpha Bank A.E. (50)
10.50	First Supplemental Agreement dated July 28, 2016 between Alpha Bank A.E. and Squire Ocean Navigation Co. with respect to the Loan Agreement dated November 4, 2015 (51)
10.51	Second Supplemental Agreement dated June 29, 2018 between Alpha Bank A.E. and Squire Ocean Navigation Co. with respect to the Loan Agreement dated November 4, 2015**
10.52	Facility Agreement dated December 2, 2015 between the registrant, Champion Ocean Navigation Co., and Natixis (52)
10.53	Supplemental Agreement dated March 7, 2017 between the registrant, Champion Ocean Navigation Co. and Natixis with respect to the Facility Agreement dated December 2, 2015 (53)
10.54	Settlement Agreement dated March 7, 2017 between the registrant, Champion Ocean Navigation Co. and Natixis with respect to the Facility Agreement dated December 2, 2015 (54)
10.55	Deed of Release dated September 29, 2017 among Natixis, Champion Ocean Navigation Co., the registrant, Fidelity Marine Inc. and V.Ships Limited**
10.56	Memorandum of Agreement dated September 26, 2016 with respect to Lordship (55)
10.57	Addendum No. 1 to Memorandum of Agreement with respect to Lordship dated October 6, 2016 with respect to the Memorandum of Agreement dated September 26, 2016 (56)
10.58	Addendum No. 2 to Memorandum of Agreement with respect to Lordship dated November 15, 2016 with respect to the Memorandum of Agreement dated September 26, 2016 (57)
10.59	Memorandum of Agreement dated September 26, 2016 with respect to Knightship (58)
10.60	Addendum No. 1 to Memorandum of Agreement with respect to Knightship dated October 6, 2016 with respect to the Memorandum of Agreement dated September 26, 2016 (59)
10.61	Addendum No. 2 to Memorandum of Agreement with respect to Knightship dated November 16, 2016 with respect to the Memorandum of Agreement dated September 26, 2016 (60)
10.62	Amended and Restated Loan Agreement dated November 28, 2016 between the registrant and Jelco Delta Holding Corp. (61)
10.63	Deed of Release dated June 13, 2018 among the registrant, Jelco Delta Holding Corp. and Emperor Holding Ltd. with respect to the Amended and Restated Loan Agreement dated November 28, 2016**
10.64	Deed of Release dated June 28, 2018 among the registrant, Jelco Delta Holding Corp. and Emperor Holding Ltd. with respect to the Amended and Restated Loan Agreement dated November 28, 2016**
10.65	Loan Agreement dated November 28, 2016 between Lord Ocean Navigation Co., Knight Ocean Navigation Co., the Entities listed in Schedule 1 thereto and Northern Shipping Fund III LP (62)
10.66
Deed of Release dated June 13, 2018 between Knight Ocean Navigation Co., the Entities listed in Schedule 1 thereto, Northern Shipping Fund III LP, Emperor Holding Ltd., V.Ships Limited and Fidelity Marine Inc. with respect to the Loan Agreement dated November 28, 2016**

10.67
Deed of Release dated June 28, 2018 between Knight Ocean Navigation Co., the Entities listed in Schedule 1 thereto, Northern Shipping Fund III LP, Emperor Holding Ltd., V.Ships Limited and Fidelity Marine Inc. with respect to the Loan Agreement dated November 28, 2016**

10.68	Loan Agreement dated March 28, 2017 between the registrant and Jelco Delta Holdings Corp. (63)
10.69	Termination Letter dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. with respect to the Loan Agreement dated March 28, 2017(64)
10.70	Memorandum of Agreement dated March 28, 2017 with respect to Partnership (65)
10.71	Addendum No. 1 to Memorandum of Agreement with respect to Partnership dated April 25, 2017 with respect to the Memorandum of Agreement dated March 28, 2017 (66)
10.72	Addendum No. 2 to Memorandum of Agreement with respect to Partnership dated May 15, 2017 with respect to the Memorandum of Agreement dated March 28, 2017 (67)
10.73	Addendum No. 3 to Memorandum of Agreement with respect to Partnership dated May 30, 2017 with respect to the Memorandum of Agreement dated March 28, 2017 (68)
10.74	Amended and Restated Loan Agreement dated September 25, 2017 between the registrant, Partner Shipping Co., Champion Ocean Navigation Co., and Amsterdam Trade Bank N.V (69)
Amended and Restated Loan Agreement dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. (70)
10.75	Convertible Promissory Note dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. (71)
10.76	Registration Rights Agreement dated September 27, 2017 between the registrant and Jelco Delta Holding Corp. (72)
10.77	Guarantee dated September 27, 2017 between Emperor Holding Ltd. and Jelco Delta Holding Corp. (73)
10.78	Guarantee dated April 10, 2018 between Emperor Holding Ltd. and Jelco Delta Holding Corp.**
10.79	Amended and Restated Loan Agreement dated June 13, 2018 between the registrant and Jelco Delta Holding Corp.**
10.80	Supplemental Letter dated August 11, 2018 between the registrant and Jelco Delta Holding Corp. with respect to the Loan Agreement dated April 10, 2018**
10.81	Loan Agreement dated June 11, 2018, between the registrant, Lord Ocean Navigation Co., the financial institutions listed in Part B of Schedule 1 thereto and Wilmington Trust, National Association**
10.82	Bareboat Charter Party dated June 28, 2018 between Knight Ocean Navigation Co. and Hanchen Limited**
10.83	Memorandum of Agreement dated June 28, 2018 between Knight Ocean Navigation Co. and Hanchen Limited**
10.84
Memorandum of Agreement dated August 31, 2018 between the registrant and Dr. Hagen Frhr. Von Diepenbroick in his capacity as insolvency administrator over the assets of Kommandltgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbescränkt) & Co.**

10.85
Addendum No. 1 dated September 28, 2018 between Dr. Hagen Frhr. Von Diepenbroick in his capacity as insolvency administrator over the assets of Kommandltgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbescränkt) & Co. and Fellow Shipping Co. with respect to the Memorandum of Agreement dated August 31, 2018**

10.86
Addendum No. 2 dated October 31, 2018 between Dr. Hagen Frhr. Von Diepenbroick in his capacity as insolvency administrator over the assets of Kommandltgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbescränkt) & Co. and Fellow Shipping Co. with respect to the Memorandum of Agreement dated August 31, 2018**

10.87	On Demand Guarantee dated September 14, 2018 by the registrant in favor of Uniper Global Commodities SE in respect of the charterparty for the m/v Partnership**
10.88	On Demand Guarantee dated September 14, 2018 by the registrant in favor of Uniper Global Commodities SE in respect of the charterparty for the m/v Lordship**
10.89	Sale and Purchase Agreement dated September 19, 2018 between Seanergy Management Corp. and Hyundai Materials Corporation**
10.90
Addendum No. 1 to Sale and Purchase Agreement dated September 28, 2018 between Seanergy Management Corp. and Hyundai Materials Corporation in respect of the Sale and Purchase Agreement dated September 19, 2018**

10.91	Memorandum of Agreement dated September 20, 2018 between Guardian Shipping Co. and Xiang B7 HK International Ship Lease Co., Limited**
10.92	Addendum No.1 dated September 27, 2018 between Guardian Shipping Co. and Xiang B7 HK International Ship Lease Co., Limited in respect of the Memorandum of Agreement dated September 20, 2018**
10.93	Addendum No.2 dated October 26, 2018 between Guardian Shipping Co. and Xiang B7 HK International Ship Lease Co., Limited in respect of the Memorandum of Agreement dated September 20, 2018**
10.94	Memorandum of Agreement dated September 20, 2018 between Gladiator Shipping Co. and Xiang B8 HK International Ship Lease Co., Limited**
10.95	Addendum No. 1 dated September 27, 2018 between Gladiator Shipping Co. and Xiang B8 HK International Ship Lease Co., Limited in respect of the Memorandum of Agreement dated September 20, 2018**
10.96	Sale and Purchase Agreement dated September 28, 2018 between Champion Marine Co. and Hyundai Materials Corporation**

21.1	List of Subsidiaries**
23.1	Consent of Karatzas Marine Advisors & Co.**
23.2	Consent of Ernst & Young (Hellas) Certified Auditors-Accountants S.A.**
23.3	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 5.1)*
23.4	Consent of Seward & Kissel LLP (included in its opinion filed as Exhibit 8.1)*
24.1	Powers of Attorney (Included in the signature page hereto)

*	To be filed by amendment.
**	Filed herewith.
(1)	Incorporated herein by reference to Annex M to Exhibit 99.1 to Seanergy Maritime Corp.'s report on Form 6-K filed with the Commission on July 31, 2008 (File No. 001-33690).
(2)	Incorporated herein by reference to Exhibit 99.1 to the registrant's report on Form 6-K filed with the Commission on July 20, 2011.
(3)	Incorporated herein by reference to Exhibit 3.3 to the registrant's registration statement on Form F-1MEF filed with the Commission on August 28, 2009 (File No. 333--161595).
(4)	Incorporated herein by reference to Exhibit 3.4 to the registrant's report on Form 6-K filed with the Commission on September 16, 2010 (File No. 001-34848).
(5)	Incorporated herein by reference to Exhibit 1 to the registrant's report on Form 6-K filed with the Commission on June 27, 2011.
(6)	Incorporated herein by reference to Exhibit 1 to the registrant's report on Form 6-K filed with the Commission on August 5, 2011.
(7)	Incorporated herein by reference to Exhibit 3.7 to the registrant's report on Form 6-K filed with the Commission on January 7, 2016.
(8)	Incorporated herein by reference to Exhibit 4.1 to the registrant's report on Form 6-K filed with the Commission on January 7, 2016.
(9)	Incorporated herein by reference to Exhibit 4.1 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(10)	Incorporated herein by reference to Exhibit 4.2 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(11)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed by United Capital Investments Corp. with the Commission on September 12, 2014.
(12)	Incorporated herein by reference to Exhibit D to the Schedule 13D related to the registrant filed by Jelco Delta Holding Corp. with the Commission on March 12, 2015.
(13)	Incorporated herein by reference to Exhibit 4.5 to the registrant's annual report on Form 20-F filed with the Commission on March 8, 2018.
(14)	Incorporated herein by reference to Exhibit 4.51 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(15)	Incorporated herein by reference to Exhibit 4.10 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(16)	Incorporated herein by reference to Exhibit 4.11 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(17)	Incorporated herein by reference to Exhibit 4.12 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(18)	Incorporated herein by reference to Exhibit 4.52 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(19)	Incorporated herein by reference to Exhibit 4.14 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(20)	Incorporated herein by reference to Exhibit 4.15 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(21)	Incorporated herein by reference to Exhibit 4.13 to the registrant's annual report on Form 20-F filed with the Commission on March 8, 2018.
(22)	Incorporated herein by reference to Exhibit 4.53 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(23)	Incorporated herein by reference to Exhibit 4.17 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(24)	Incorporated herein by reference to Exhibit 10.18 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(25)	Incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on April 13, 2015.
(26)	Incorporated herein by reference to Exhibit 10.17 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(29)	Incorporated herein by reference to Exhibit 10.18 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(28)	Incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017.
(29)	Incorporated herein by reference to Exhibit 4.57 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(30)	Incorporated herein by reference to Exhibit 4.58 to the registrant's annual report on Form 20-F filed with the Commission on April 21, 2015.
(31)	Incorporated herein by reference to Exhibit 4.38 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(32)	Incorporated herein by reference to Exhibit 10.43 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(33)	Incorporated herein by reference to Exhibit 4.43 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(34)	Incorporated herein by reference to Exhibit B to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 29, 2015.
(35)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on December 29, 2015.
(36)	Incorporated herein by reference to Exhibit D to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on December 29, 2015.
(37)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on February 11, 2016.
(38)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on March 14, 2016.
(39)	Incorporated herein by reference to Exhibit 10.1 to the registrant's report on Form 6-K filed with the Commission on August 5, 2016.
(40)	Incorporated herein by reference to Exhibit 10.2 to the registrant's report on Form 6-K filed with the Commission on August 5, 2016.
(41)	Incorporated herein by reference to Exhibit 10.3 to the registrant's report on Form 6-K filed with the Commission on August 5, 2016.
(42)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on April 7, 2017.
(43)	Incorporated herein by reference to Exhibit 10.34 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(44)	Incorporated herein by reference to Exhibit C to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017.
(45)	Incorporated herein by reference to Exhibit 4.39 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(46)	Incorporated herein by reference to Exhibit 10.45 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(47)	Incorporated herein by reference to Exhibit 10.46 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(48)	Incorporated herein by reference to Exhibit 4.47 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(49)	Incorporated herein by reference to Exhibit 10.40 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(50)	Incorporated herein by reference to Exhibit 4.40 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(51)	Incorporated herein by reference to Exhibit 10.48 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(52)	Incorporated herein by reference to Exhibit 4.41 to the registrant's annual report on Form 20-F filed with the Commission on April 20, 2016.
(53)	Incorporated herein by reference to Exhibit 4.51 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(54)	Incorporated herein by reference to Exhibit 4.52 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(55)	Incorporated herein by reference to Exhibit 10.50 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(56)	Incorporated herein by reference to Exhibit 10.47 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(57)	Incorporated herein by reference to Exhibit 10.48 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(58)	Incorporated herein by reference to Exhibit 10.51 to the registrant's registration statement on Form F-1 filed with the Commission on October 28, 2016.
(59)	Incorporated herein by reference to Exhibit 10.50 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(60)	Incorporated herein by reference to Exhibit 10.51 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(61)	Incorporated herein by reference to Exhibit 10.52 to the registrant's registration statement on Form F-1/A filed with the Commission on November 29, 2016.
(62)	Incorporated herein by reference to Exhibit 10.53 to the registrant's registration statement on Form F-1/A filed with the Commission on November 29, 2016.
(63)	Incorporated herein by reference to Exhibit 4.55 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(64)	Incorporated herein by reference to Exhibit 4.56 to the registrant's annual report on Form 20-F filed with the Commission on March 8, 2018.
(65)	Incorporated herein by reference to Exhibit 4.56 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(66)	Incorporated herein by reference to Exhibit 4.57 to the registrant's annual report on Form 20-F filed with the Commission on April 28, 2017.
(67)	Incorporated herein by reference to Exhibit 10.57 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(68)	Incorporated herein by reference to Exhibit 10.58 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(69)	Incorporated herein by reference to Exhibit 10.59 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(70)	Incorporated herein by reference to Exhibit 10.60 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.
(71)	Incorporated herein by reference to Exhibit A to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017.
(72)	Incorporated herein by reference to Exhibit D to the Schedule 13D/A related to the registrant filed by Jelco Delta Holding Corp. with the Commission on October 20, 2017.
(73)	Incorporated herein by reference to Exhibit 10.63 to the registrant's registration statement on Form F-1 filed with the Commission on October 20, 2017.

SK 26979 0001 8093244 v3